UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.       )

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American International Group, Inc.

(Name of Registrant as Specified In Its Charter)

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AMERICAN INTERNATIONAL GROUP, INC.

175 Water Street, New York, N.Y. 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 12, 2014

March 31, 2014

To the Shareholders of

AMERICAN INTERNATIONAL GROUP, INC.:

The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (AIG) will be held at 175 Water Street, New York, New York, on May 12, 2014, at 9:00 a.m., for the following purposes:

1.	To elect the fourteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote, on a non-binding advisory basis, to approve executive compensation;

3.	To act upon a proposal to amend and restate AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes;

4.	To act upon a proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan;

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014; and

6.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 17, 2014 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2014. The Proxy Statement, 2013 Annual Report to Shareholders and other Soliciting Material are available in the Investors section of AIG’s corporate website at www.aig.com.

By Order of the Board of Directors

JEFFREY A. WELIKSON

Secretary

If you plan on attending the meeting, please remember to bring photo identification with you. In addition, if you hold shares in “street name” and would like to attend the meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 17, 2014. If you cannot be present at the meeting, please sign and date your proxy and return it at once or vote your shares by telephone or through the internet.

AMERICAN INTERNATIONAL GROUP, INC.

175 Water Street, New York, N.Y. 10038

PROXY STATEMENT

March 31, 2014

TIME AND DATE	9:00 a.m. on Monday, May 12, 2014.

PLACE	175 Water Street, New York, New York 10038.

MAILING DATE	This Proxy Statement, 2013 Annual Report and proxy card or voting instructions were either made available to you over the internet or mailed to you on or about March 31, 2014.

ITEMS OF BUSINESS	• To elect the fourteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

• To vote, on a non-binding advisory basis, to approve executive compensation;

• To act upon a proposal to amend and restate AIG's Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG's tax attributes;

• To act upon a proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan;

• To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014; and

• To transact any other business that may properly come before the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 17, 2014.

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD	A list of the shareholders of record as of March 17, 2014 will be available for inspection during ordinary business hours during the ten days prior to the meeting at AIG’s offices, 175 Water Street, New York, New York 10038.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the meeting is included in this proxy statement.

PROXY VOTING	YOU CAN VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. We hope this summary will be helpful to our shareholders in reviewing the proposals. This summary does not contain all of the information you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting. These proxy materials are first being sent to shareholders of AIG commencing on or about March 31, 2014. For information on the details of the voting process and how to attend the Annual Meeting, please see “Voting Instructions and Information” on page 8.

Voting Matters and Vote Recommendation

Proposal		Board Vote Recommendation	For More Information, see:

1.	Election of 14 Directors	FOR EACH DIRECTOR NOMINEE	Election of Directors, page 13

2.	Advisory vote on executive compensation	FOR	Proposal 2-Non-Binding Advisory Vote to Approve Executive Compensation, page 66

3.	Approval of amendment and restatement of AIG's Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes	FOR	Proposal 3-Approval of Amendment and Restatement of AIG's Restated Certificate of Incorporation, page 69

4.	Ratification of the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan	FOR	Proposal 4-Ratification of Amendment No. 1 to the Tax Asset Protection Plan, page 73

5.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	FOR	Proposal 5-Ratification of Selection of PricewaterhouseCoopers LLP, page 78

Performance Highlights

(a)	Insurance pre-tax operating income, accident year loss ratio, as adjusted, and book value per share excluding AOCI are “non-GAAP financial measures.” For how these measures are calculated, see Appendix B (for insurance pre-tax operating income) and pages 56-57 of AIG’s 2013 Annual Report on Form 10-K (for accident year loss ratio, as adjusted, and book value per share excluding AOCI).

(b)	Based on AerCap’s pre-announcement closing price per share of $24.93 as of December 13, 2013.

(c)	AIG did not receive any proceeds from the sale of AIG Common Stock by the Department of the Treasury. See Notes 4, 16, 17 and 24 to the Consolidated Financial Statements included in AIG’s 2013 Annual Report on Form 10-K for further discussion of the government support provided to AIG and the Recapitalization.

PROPOSAL 1—ELECTION OF 14 DIRECTORS

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation/Background	Indepen- dent	Other Public Boards	Current Committee Memberships
Robert H. Benmosche	69	2009	President and CEO, AIG		International Lease Finance Corporation (an AIG subsidiary)
W. Don Cornwell	66	2011	Former Chairman and CEO of Granite Broadcasting Corporation	✓	Avon Products, Inc.; Pfizer Inc.	Compensation and Management Resources Committee; Nominating and Corporate Governance Committee
Peter R. Fisher	57	N/A	Senior Fellow at the Center for Global Business and Government, and Senior Lecturer, at the Tuck School of Business at Dartmouth College; Former Head of Fixed Income Portfolio Management of BlackRock, Inc.	✓		N/A
John H. Fitzpatrick	57	2011	Secretary General of The Geneva Association (term ends May 2014); Former Chief Financial Officer, Head of the Life and Health Reinsurance Business Group and Head of Financial Services of Swiss Re	✓		Audit Committee; Finance and Risk Management Committee (Chair)
William G. Jurgensen	62	2013	Former CEO of Nationwide Insurance	✓	ConAgra Foods, Inc.	Audit Committee; Regulatory, Compliance and Public Policy Committee
Christopher S. Lynch	56	2009	Independent consultant and former National Partner in Charge of Financial Services of KPMG LLP	✓	Federal Home Loan Mortgage Corporation	Audit Committee (Chair); Finance and Risk Management Committee
Arthur C. Martinez	74	2009	Former Chairman, President and CEO of Sears, Roebuck and Co.	✓	Abercrombie & Fitch Co.; HSN, Inc.; IAC/ InterActive Corp*; International Flavors & Fragrances Inc.; Kate Spade & Co.*	Compensation and Management Resources Committee (Chair); Nominating and Corporate Governance Committee; Technology Committee
George L. Miles, Jr.	72	2005	Chairman Emeritus of Chester Engineers, Inc.; Former President and CEO of WQED Multimedia	✓	EQT Corporation; Harley-Davidson, Inc.; HFF, Inc.; WESCO International, Inc.*	Audit Committee; Nominating and Corporate Governance Committee; Technology Committee
Henry S. Miller	68	2010	Chairman of Marblegate Asset Management, LLC; Former Chairman and Managing Director of Miller Buckfire & Co., LLC	✓	Ally Financial Inc.	Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee
Robert S. Miller	72	2009	Former CEO of Hawker Beechcraft, Inc.; Former Executive Chairman of Delphi Corporation	✓	Symantec Corporation	**
Suzanne Nora Johnson	56	2008	Former Vice Chairman of The Goldman Sachs Group, Inc.	✓	Intuit Inc.; Pfizer Inc.; Visa Inc.	Compensation and Management Resources Committee; Nominating and Corporate Governance Committee (Chair)
Ronald A. Rittenmeyer	66	2010	Chairman, President and CEO of Expert Global Solutions, Inc.; Former Chairman, CEO and President of Electronic Data Systems Corporation	✓	Avaya Inc.; Tenet Healthcare Corporation	Audit Committee; Compensation and Management Resources Committee; Technology Committee (Chair)
Douglas M. Steenland	62	2009	Former President and CEO of Northwest Airlines Corporation	✓	Chrysler Group LLC; Digital River, Inc.; Hilton Worldwide Holdings Inc.; Travelport Limited; International Lease Finance Corporation (an AIG subsidiary)	Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee (Chair)
Theresa M. Stone	69	2013	Former Executive Vice President and Treasurer of the Massachusetts Institute of Technology; Former Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation; Former President of Chubb Life Insurance Company	✓		Audit Committee; Finance and Risk Management Committee

*	Not standing for re-election in 2014.

**	Mr. Robert Miller, as Chairman of the Board, is an ex-officio, non-voting member of each of the Committees.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

2013 marked the first year of our executive compensation program following the end of Troubled Asset Relief Program (TARP) related restrictions and entailed the following:

• Balanced Structure: Total compensation consists of market-competitive base salary, 25% to 35% target short-term incentive opportunity and at least 40% target long-term incentive opportunity.

• Emphasis on Long-Term Incentives: At least 70% of each executive’s total target compensation is “at risk” and based on performance, and the majority of his or her incentive pay opportunity is based on performance over a 3-year period and paid over a 5-year period.

• Deferred Payouts: At least 75% of target incentives and 55% of target total compensation is deferred and subject to our clawback policy.

• Direct Link to AIG Performance: Long-term incentives are in the form of performance share units (PSUs) that, for 2013, are earned based on achieving total shareholder return (TSR) and growth in tangible book value per share (excluding AOCI) (TBVPS) measured relative to our peers over a 3-year period, with above-median performance required for target payout.

• Share Ownership Requirements: Our Chief Executive Officer is subject to a five times base salary guideline and our other executive officers subject to a three times guideline; 50% of net shares must be retained until the applicable guideline is achieved.

For 2013, approximately 85% of our Chief Executive Officer’s total target compensation was “at risk” and earned based on performance:

•

In March 2014, the Compensation and Management Resources Committee of the Board approved, and the Board ratified, an award to Mr. Benmosche of 150% of his 2013 target short-term cash incentive opportunity, based on an overall business unit performance modifier of 110% and an individual performance modifier of 136%. AIG’s overall business unit performance is determined based on the average of the performance modifiers for AIG Property Casualty, AIG Life and Retirement and United Guaranty Corporation (UGC), weighted 56%, 41% and 3%, respectively. In evaluating Mr. Benmosche’s individual performance, the Committee considered his key financial, strategic, operational and organizational achievements during 2013. Payment of 50% of Mr. Benmosche’s earned award is deferred until March 2015.

•

Mr. Benmosche’s long-term equity incentive opportunity is earned based on performance (measured by our TSR and growth in TBVPS) over a 3-year period, 2013 through 2015, relative to a comparison peer group.

PROPOSALS 3 AND 4—PRESERVATION OF LONG-TERM BENEFITS OF AIG TAX ATTRIBUTES

AIG has significant deferred tax assets, which AIG may be able to use to offset future taxable income. At December 31, 2013, AIG had a U.S. federal net operating loss carryforward of approximately $34.2 billion, $1.1 billion in capital loss carryforwards and $5.8 billion in foreign tax credits carryforward (collectively, Tax Attributes). If AIG were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code, it is possible that a significant portion of the Tax Attributes would expire before AIG would be able to use them to offset future taxable income.

After careful consideration, the Board of Directors believes the most effective way to continue to preserve the benefits of the Tax Attributes for long-term shareholder value is to (i) amend AIG’s Restated Certificate of Incorporation to adopt a “Protective Amendment” that is a successor to, and is substantively the same as, current Article Thirteen of AIG’s Restated Certificate of Incorporation, except that the Protective Amendment would expire on the third anniversary of the date of the 2014 Annual Meeting (current Article Thirteen will expire by its terms on May 11, 2014) and (ii) amend AIG’s Tax Asset Protection Plan to extend the expiration date by approximately three years to January 8, 2017, and make other minor technical changes to such Plan. These measures serve as important tools to help prevent an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of the Tax Attributes. Accordingly, the Board of Directors recommends that shareholders amend AIG’s Restated Certificate of Incorporation to adopt the Protective Amendment and ratify Amendment No. 1 to the Tax Asset Protection Plan.

PROPOSAL 5—RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

We are asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

VOTING INSTRUCTIONS AND INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (Board of Directors or Board) of American International Group, Inc., a Delaware corporation (AIG), for use at the AIG Annual Meeting of Shareholders to be held on May 12, 2014, or at any adjournment thereof (Annual Meeting or 2014 Annual Meeting of Shareholders).

When and where is our Annual Meeting?

We will hold our Annual Meeting on Monday, May 12, 2014 at 9:00 a.m., Eastern Daylight Time, at our offices at 175 Water Street, New York, New York 10038.

How are we distributing our proxy materials?

We are using the rule of the United States Securities and Exchange Commission (SEC) that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about March 31, 2014, we sent shareholders of record at the close of business on March 17, 2014, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2013 (2013 Annual Report) via the internet and how to vote. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will receive either a paper or electronic copy of our Proxy Statement and 2013 Annual Report, which will be sent on or about March 31, 2014.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of AIG’s common stock, par value $2.50 per share (AIG Common Stock), if you were a shareholder of record or if you held AIG Common Stock in “street name” at the close of business on March 17, 2014. On that date, 1,449,044,294 shares of AIG Common Stock (exclusive of shares held by AIG and certain subsidiaries) were outstanding, held by 32,827 shareholders of record. Each share of AIG Common Stock held by you on the record date is entitled to one vote.

Who is a shareholder of record?

During the ten days prior to the Annual Meeting, a list of the shareholders will be available for inspection at the offices of AIG at 175 Water Street, New York, New York 10038.

•	If you hold AIG Common Stock that is registered in your name on the records of AIG maintained by AIG’s transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record.

•	If you hold AIG Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold shares in “street name.”

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 17, 2014, the record date for voting. In order to vote at the Annual Meeting if you hold shares in “street name,” you will also need a valid “legal proxy”, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See “How do I vote?” for four ways to cast your vote.

What proposals will be voted on at the Annual Meeting?

Five proposals from AIG will be considered and voted on at the Annual Meeting:

1.	To elect the fourteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote, on a non-binding advisory basis, to approve executive compensation;

3.	To act upon a proposal to amend and restate AIG's Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG's tax attributes;

4.	To act upon a proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan; and

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

AIG’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees specified under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to approve, on a non-binding advisory basis, executive compensation.

3.	“FOR” the proposal to amend and restate AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes.

4.	“FOR” the proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan.

5.	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014.

How do I vote?

You may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Daylight Time, on May 11, 2014. Please have your Notice or your proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 11, 2014.

•

By Submitting a Proxy by Mail. Mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received by 8:00 a.m., Eastern Daylight Time, on May 12, 2014.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

For a Proxy Submitted by Internet or Telephone

•	Subsequently submitting in a timely manner a new proxy through the internet or by telephone that is received by 11:59 p.m., Eastern Daylight Time, on May 11, 2014; or

•	Executing and mailing a later-dated proxy card that is received prior to 8:00 a.m., Eastern Daylight Time, on May 12, 2014; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Subsequently executing and mailing another proxy card bearing a later date that is received prior to 8:00 a.m., Eastern Daylight Time, on May 12, 2014; or

•	Giving written notice of revocation to AIG’s Secretary at 175 Water Street, New York, New York 10038 that is received by AIG prior to 8:00 a.m., Eastern Daylight Time, on May 12, 2014; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of AIG’s director nominees specified under “Election of Directors”; FOR the non-binding shareholder resolution on executive compensation; FOR the amendment and restatement of AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes; FOR the ratification of the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the amendment and restatement of AIG's Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG's tax attributes and the ratification of the appointment of independent auditors because these are considered “discretionary” under NYSE rules. If your broker is an affiliate of AIG, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to that proposal.

Under NYSE rules, each other proposal, including the election of directors, is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of AIG Common Stock do not have discretion to vote the shares of AIG Common Stock held by those beneficial owners on any of those proposals.

How are votes counted?

Proposal 1—Election of Directors. AIG’s By-laws provide that in uncontested elections, directors must receive a majority of the votes cast by the holders of AIG Common Stock. In other words, directors in an uncontested election must receive more votes “for” their election than “against” their election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the Annual Meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director fails to receive the required vote at the Annual Meeting, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Committee recommends and the Board determines that the best interests of AIG and its shareholders would not be served by doing so.

Proposal 2—Non-binding Advisory Vote to Approve Executive Compensation. Adoption of the resolution on the non-binding advisory vote to approve executive compensation requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Proposal 3—Amendment and Restatement of AIG’s Restated Certificate of Incorporation to Continue to Restrict Certain Transfers of AIG Common Stock in order to Protect AIG’s Tax Attributes. Approval of the amendment and restatement requires a “for” vote of a majority of the outstanding shares of AIG Common Stock.

Proposal 4—Ratification of the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan. Ratification of the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the amendment.

Proposal 5—Ratification of the Selection of PricewaterhouseCoopers LLP as AIG’s Independent Registered Public Accounting Firm. Ratification of the selection of accountants requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Broker Non-Votes and Abstentions. Because directors are elected by a majority of the votes cast, an abstention will have no effect on the election, although a director who receives more votes “against” than “for” his or her election will be required to resign, subject to the process described above under “Proposal 1—Election of Directors.” In the case of the non-binding advisory vote to approve executive compensation, the ratification of the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan and the ratification of the appointment of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the proposal will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” these proposals and therefore will have no effect on the vote. With respect to the proposal to amend and restate AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes, an abstention, broker non-vote or withheld vote will have the effect of a vote “against” such proposal.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of AIG Common Stock entitled to vote will constitute a quorum.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting.

How do I obtain more information about AIG?

A copy of AIG’s 2013 Annual Report, which includes AIG’s Annual Report on Form 10-K for the year ended December 31, 2013 (AIG’s 2013 Annual Report on Form 10-K) filed with the SEC, has been delivered or made available to shareholders. You also may obtain, free of charge, a copy of the 2013 Annual Report and AIG’s 2013 Annual Report on Form 10-K by writing to American International Group, Inc., 175 Water Street, New York, New York 10038, Attention: Investor Relations. These documents also are available in the Investors section of AIG’s corporate website at www.aig.com.

Who pays for the expenses of this proxy solicitation?

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and certain officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $20,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and other publicly available documents may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things:

•	the monetization of AIG’s interests in ILFC, including whether AIG’s proposed sale of ILFC will be completed and if completed, the timing and final terms of such sale;

•	AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers;

•	AIG’s exposure to European governments and European financial institutions;
•	AIG’s strategy for risk management;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share;

•	AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market conditions;

•	the occurrence of catastrophic events, both natural and man-made;

•	significant legal proceedings;

•

the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, as a systemically important financial institution, and as a global systemically important insurer;

•	concentrations in AIG’s investment portfolios;

•	actions by credit rating agencies;
•	judgments concerning casualty insurance under- writing and insurance liabilities;

•	judgments concerning the recognition of deferred tax assets; and

•	such other factors discussed in:

•	Part I, Item 1A. Risk Factors in AIG’s 2013 Annual Report on Form 10-K; and

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s 2013 Annual Report on Form 10-K.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

ELECTION OF DIRECTORS

AIG’s Board of Directors currently consists of thirteen directors. All directors serve a one-year term. We are asking our shareholders to elect fourteen directors at the Annual Meeting, to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees, except for Mr. Fisher, are currently members of AIG’s Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should become unavailable prior to the Annual Meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a majority of the votes cast by the shareholders of the AIG Common Stock, which votes are cast “for” or “against” election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director of AIG has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the shareholder meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director of AIG fails to receive the required vote, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Board determines (after consideration of the Nominating and Corporate Governance Committee’s recommendation) that the best interests of AIG and its shareholders would not be served by doing so.

The Board believes that, if elected, the nominees will continue to provide effective oversight of AIG’s business and continue to advance our shareholders’ interests by drawing upon their collective qualifications, skills and experiences. The following table highlights certain key attributes of our director nominees:

✓ Experience managing large, complex, international institutions	Professional experience in:
✓ High level of financial and accounting literacy	✓ insurance and reinsurance
✓ Risk oversight/management expertise	✓ the financial services industry
✓ Corporate governance and strategic oversight experience	✓ operations and technology
✓ Experience with global consumer, commercial and industrial customers	✓ academia, research and regulation

Below are biographies of each of the nominees for director, including the principal occupation or affiliation and directorships held by each nominee during the past five years.

ROBERT H. BENMOSCHE Director since 2009	President and Chief Executive Officer, AIG Age 69

Mr. Benmosche has been AIG’s President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to February 2006 (Chairman until April 2006). He served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. He joined PaineWebber Group Incorporated in 1982 and his last position was Executive Vice President from 1989 to 1995. Mr. Benmosche has been a director of ILFC, an AIG subsidiary, since June 2010. He also served as a director of Credit Suisse Group AG from 2002 until April 2013, where from 2003 to 2013 he served as a member of the Compensation Committee. In light of Mr. Benmosche’s experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology, AIG’s Board has concluded that Mr. Benmosche should be re-elected to the Board.

W. DON CORNWELL Director since 2011	Former Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation Age 66

Mr. Cornwell is the former Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, serving from 1988 until his retirement in August 2009, and Vice Chairman until December 2009. Mr. Cornwell spent 17 years at Goldman, Sachs & Co. where he served as Chief Operating Officer of the Corporate Finance Department from 1980 to 1988 and Vice President of the Investment Banking Division from 1976 to 1988. Mr. Cornwell is currently a director of Avon Products, Inc., where he is Chairman of the Finance Committee and a member of the Audit Committee, and Pfizer Inc., where he is Chairman of the Audit Committee and a member of the Compensation, Regulatory and Compliance and Science and Technology Committees. Mr. Cornwell was Chairman of the Board and Chief Executive Officer of Granite Broadcasting when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2006 and emerged from its restructuring in June 2007. In light of Mr. Cornwell’s experience in finance and strategic business transformations, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Cornwell should be re-elected to the Board.

PETER R. FISHER

Senior Fellow at the Center for Global Business and Government, and Senior Lecturer, at the Tuck School of Business at Dartmouth College; Former Head of Fixed Income Portfolio Management of BlackRock, Inc.

Age 57

Mr. Fisher is a Senior Fellow at the Center for Global Business and Government, and also a Senior Lecturer, at the Tuck School of Business at Dartmouth College, positions he has held since July 2013. Mr. Fisher previously served as an officer of BlackRock, Inc. and certain of its subsidiaries (BlackRock) from 2004 through 2013, as a Senior Managing Director (2010 to 2013) and a Managing Director (2004 to 2009). While at BlackRock, Mr. Fisher served as Head (2010 to 2013) and as Co-Head (2008 to 2009) of BlackRock’s Fixed Income Portfolio Management Group, overseeing portfolio managers responsible for more than $1 trillion of fixed income client accounts and funds, and as Chairman of BlackRock Asia (2005 to 2007). Mr. Fisher has been a Senior Director of the BlackRock Investment Institute since March 2013, and has served in such capacity as an independent consultant since January 2014. Prior to joining BlackRock in 2004, Mr. Fisher served as Under Secretary of the U.S. Department of the Treasury for Domestic Finance from 2001 to 2003, and, in that capacity, served on the board of the Securities Investor Protection Corporation, as a member of the Airline Transportation Stabilization Board and as the U.S. Treasury representative to the Pension Benefit Guaranty Corporation. From 2007 to 2013, Mr. Fisher was a non-executive director of the Financial Services Authority of the United Kingdom, where he was a member of the Risk Committee. Mr. Fisher also worked at the Federal Reserve Bank of New York from 1985 to 2001, ending his service there as an Executive Vice President and Manager of the System Open Market Account. In light of Mr. Fisher’s broad experience in asset management and government and his knowledge of the regulation of financial services companies, AIG’s Board has concluded that Mr. Fisher should be elected to the Board.

JOHN H. FITZPATRICK Director since 2011	Secretary General of The Geneva Association; Former Chief Financial Officer, Head of the Life and Health Reinsurance Business Group and Head of Financial Services of Swiss Re Age 57

Mr. Fitzpatrick is serving a two-year term as Secretary General of The Geneva Association that ends in May 2014. Mr. Fitzpatrick has also been Chairman of Oak Street Management Co., LLC, a commercial real estate investment firm, and Oak Family Advisors, LLC, a private wealth management firm since 2010. From 2006 to 2010, Mr. Fitzpatrick was a partner at Pension Corporation and a director of Pension Insurance Corporation Ltd. From 1998 to 2006, he was a member of Swiss Re’s Executive Board Committee and served at Swiss Re as Chief Financial Officer, Head of the Life and Health Reinsurance Business Group and Head of Financial Services. From 1996 to 1998, Mr. Fitzpatrick was a partner in insurance private equity firms sponsored by Zurich Financial Services, Credit Suisse and Swiss Re. From 1990 to 1996, Mr. Fitzpatrick served as the Chief Financial Officer and a Director of Kemper Corporation, a NYSE-listed insurance and financial services organization where he started his career in corporate finance in 1978. From February 2010 until March 2011, Mr. Fitzpatrick was a director of Validus Holdings, Ltd., where he served on the Audit and Finance Committees. Mr. Fitzpatrick is a Certified Public Accountant and a Chartered Financial Analyst. In light of Mr. Fitzpatrick’s broad experience in the insurance and reinsurance industry, as well as his professional experience in insurance policy and regulation, AIG’s Board has concluded that Mr. Fitzpatrick should be re-elected to the Board.

WILLIAM G. JURGENSEN Director since 2013	Former Chief Executive Officer of Nationwide Insurance Age 62

Mr. Jurgensen is the former Chief Executive Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc., serving from May 2000 to February 2009. During this time, he also served as director and Chief Executive Officer of several other companies within the Nationwide enterprise. Prior to his time in the insurance industry, he spent 27 years in the commercial banking industry. Before joining Nationwide, Mr. Jurgensen was an Executive Vice President with BankOne Corporation (now a part of JPMorgan Chase & Co.) where he was responsible for corporate banking products, including capital markets, international banking and cash management. He managed the merger integration between First Chicago Corporation and NBD Bancorp, Inc. and later was Chief Executive Officer for First Card, First Chicago’s credit card subsidiary. At First Chicago, he was responsible for retail banking and began his career there as Chief Financial Officer in 1990. Mr. Jurgensen started his banking career at Norwest Corporation (now a part of Wells Fargo & Company) in 1973. The majority of Mr. Jurgensen’s career has involved capital markets, securities trading and investment activities, with the balance in corporate banking. Mr. Jurgensen has been a director of ConAgra Foods, Inc. since 2002, where he has served on the Audit Committee and currently serves on the Human Resources and the Nominating, Governance and Public Affairs Committees. He was also a director of The Scotts Miracle-Gro Company from 2009 to 2013, where he served on the Audit, Finance, and Governance and Nominating Committees. In light of Mr. Jurgensen’s experience in insurance, financial services and risk management, AIG’s Board has concluded that Mr. Jurgensen should be re-elected to the Board.

CHRISTOPHER S. LYNCH Director since 2009	Former National Partner in Charge of Financial Services, KPMG LLP Age 56

Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held financial intermediaries, including corporate restructuring, risk management, strategy, governance, financial accounting and regulatory reporting and troubled-asset management. Mr. Lynch is the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business and Banking and Finance Practice. He held a variety of positions with KPMG from 1979 to 2007, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. Mr. Lynch has experience as an audit signing partner under Sarbanes Oxley for some of KPMG’s largest financial services clients. He also served as a Partner in KPMG’s National Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is a member of the Advisory Board of the Stanford Institute for Economic Policy Research and a member of the National Audit Committee Chair Advisory Council of the National Association of Corporate Directors. Mr. Lynch is currently Non-Executive Chairman of the Federal Home Loan Mortgage Corporation, where he is also a member of the Audit and Compensation Committees. In light of Mr. Lynch’s experience in finance, accounting and risk management and strategic business transformations, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Lynch should be re-elected to the Board.

ARTHUR C. MARTINEZ Director since 2009	Former Chairman of the Board, President and Chief Executive Officer, Sears, Roebuck and Co. Age 74

Mr. Martinez is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., serving from 1995 to 2000. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. He served as Chief Financial Officer of Saks Fifth Avenue from 1980 to 1984, as Executive Vice President from 1984 to 1987 and then as Vice Chairman from 1990 to 1992. Mr. Martinez also served as Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 to 2002. Mr. Martinez is currently a director of Abercrombie & Fitch Co., where he is Non-Executive Chairman, HSN, Inc., where he is Non-Executive Chairman, and International Flavors & Fragrances Inc., where he is the Lead Director and a member of the Audit and the Nominating and Governance Committees. He is also currently a director of IAC/InterActive Corp, where he is Chairman of the Compensation and Human Resources Committee, and Kate Spade & Co. (formerly Fifth & Pacific Companies, Inc.), where he is Chairman of the Compensation Committee and a member of the Audit Committee; Mr. Martinez does not intend to stand for re-election as a director of either company at their annual meetings of shareholders in June 2014 and May 2014, respectively. In the past five years, Mr. Martinez has also served as a director of PepsiCo, Inc. from 1999 to 2012 and ABN AMRO Holding N.V. from 2002 to 2010 and was also Chairman from 2006 until 2010. In light of Mr. Martinez’s experience in finance and strategic business transformations, AIG’s Board has concluded that Mr. Martinez should be re-elected to the Board.

GEORGE L. MILES, JR. Director since 2005	Chairman Emeritus, Chester Engineers, Inc.; Former President and Chief Executive Officer, WQED Multimedia Age 72

Mr. Miles has been Chairman Emeritus since April 2012 and is the former Executive Chairman of Chester Engineers, Inc. serving from October 2010 to April 2012 and the former President and Chief Executive Officer of WQED Multimedia, serving from 1994 to 2010. Mr. Miles served as an Executive Vice President and Chief Operating Officer of WNET/Thirteen from 1984 to 1994. Prior to WNET/Thirteen, he was Business Manager and Controller of KDKA-TV and KDKA Radio in Pittsburgh; Controller and Station Manager of WPCQ in Charlotte; Vice President and Controller of Westinghouse Broadcasting Television Group in New York; and Station Manager of WBZ-TV in Boston. Mr. Miles is currently a director of HFF, Inc., where he is Chairman of the Audit Committee and serves on the Compensation Committee, Harley-Davidson, Inc., where he serves on the Audit and Nominating and Corporate Governance Committees, EQT Corporation, where he serves on the Executive Committee and as Chairman of the Corporate Governance Committee, and WESCO International, Inc., where he serves on the Compensation Committee; Mr. Miles will not be standing for re-election as a director of WESCO International, Inc. at its annual meeting of shareholders in May 2014. Mr. Miles is a Certified Public Accountant. In light of Mr. Miles’ experience in accounting as well as his professional experience across the operations and technology industry, AIG’s Board has concluded that Mr. Miles should be re-elected to the Board.

HENRY S. MILLER Director since 2010	Chairman, Marblegate Asset Management, LLC; Former Chairman and Managing Director, Miller Buckfire & Co., LLC Age 68

Mr. Miller has been Chairman of Marblegate Asset Management, LLC since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank, from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers Inc. From 1989 to 1992, Mr. Miller was a managing director and, from 1990 to 1992, co-head of investment banking at Prudential Securities. Mr. Miller is currently a director of Ally Financial Inc., where he serves on the Risk and Compliance Committee. In light of Mr. Miller’s experience in strategic business transformations as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

ROBERT S. MILLER Director since 2009	Former Chief Executive Officer, Hawker Beechcraft, Inc.; Former Executive Chairman, Delphi Corporation Age 72

Mr. Miller is the former Chief Executive Officer of Hawker Beechcraft, Inc., a manufacturer of aircraft, serving from February 2012 to February 2013. Mr. Miller has also been Chairman of MidOcean Partners, a leading middle market private equity firm, since December 2009. Mr. Miller also served as the Executive Chairman of the Delphi Corporation from 2007 to 2009. He was previously Chairman and Chief Executive Officer of Delphi Corporation from 2005 to 2007. Prior to joining Delphi Corporation, Mr. Miller served in a number of corporate restructuring situations, including as Chairman and Chief Executive Officer of Bethlehem Steel Corporation, Chairman and Chief Executive Officer of Federal Mogul Corporation, Chairman and Chief Executive Officer of Waste Management, Inc., and Executive Chairman of Morrison Knudsen Corporation. He has also served as Vice Chairman and Chief Financial Officer of Chrysler Corporation. Mr. Miller is a director of Symantec Corporation, where he is a member of the Audit and Nominating and Governance Committees. In the past five years, Mr. Miller has also served as a director of Delphi Corporation, Sbarro, Inc. and UAL Corporation (United Airlines). Mr. Miller was Chief Executive Officer of Hawker Beechcraft, Inc. and Chairman and Chief Executive Officer of Delphi Corporation when those companies filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 2005 and May 2012, respectively. In light of Mr. Miller’s experience in managing large, complex, international institutions, his experience in finance, accounting and risk management and strategic business transformations, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

SUZANNE NORA JOHNSON Director since 2008	Former Vice Chairman, The Goldman Sachs Group, Inc. Age 56

Ms. Nora Johnson is the former Vice Chairman of The Goldman Sachs Group, Inc., serving from 2004 to 2007. During her 21 years at Goldman Sachs, she also served as the Chairman of the Global Markets Institute, Head of the Global Investment Research Division and Head of the Global Investment Banking Healthcare Business. Ms. Nora Johnson is currently a director of Intuit Inc., where she is Chairman of the Acquisitions Committee and serves on the Audit and Risk Committee, Pfizer Inc., where she serves on the Audit, Compensation and Science and Technology Committees, and Visa Inc., where she serves on the Compensation Committee and is Chairman of the Nominating and Corporate Governance Committee. In light of Ms. Nora Johnson’s experience in managing large, complex, international institutions, her experience in finance as well as her professional experience across the financial services industry, AIG’s Board has concluded that Ms. Nora Johnson should be re-elected to the Board.

RONALD A. RITTENMEYER Director since 2010	Chairman, President and Chief Executive Officer, Expert Global Solutions, Inc.; Former Chairman, Chief Executive Officer and President, Electronic Data Systems Corporation Age 66

Mr. Rittenmeyer is Chairman, President and Chief Executive Officer of Expert Global Solutions, Inc. (formerly known as NCO Group, Inc.), a global provider of business process outsourcing services since 2011. Mr. Rittenmeyer is also the former Chairman, Chief Executive Officer and President of Electronic Data Systems Corporation, serving from 2005 to 2008. Prior to that, Mr. Rittenmeyer was a Managing Director of the Cypress Group, a private equity firm, serving from 2004 to 2005. Mr. Rittenmeyer also served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as President and Chief Executive Officer of AmeriServe Food Distribution Inc. from 2000 to 2001, Chairman, Chief Executive Officer and President of RailTex, Inc. from 1998 to 2000, President and Chief Operating Officer of Ryder TRS, Inc. from 1997 to 1998, President and Chief Operating Officer of Merisel, Inc. from 1995 to 1996 and Chief Operating Officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer is currently a director of Avaya Inc. and of Tenet Healthcare Corporation, where he serves on the Audit, Compensation and Executive Committees. In light of Mr. Rittenmeyer’s experience in managing large, complex, international institutions, his experience in finance and strategic business transformations as well as his professional experience across the financial services industry and technology industry, AIG’s Board has concluded that Mr. Rittenmeyer should be re-elected to the Board.

DOUGLAS M. STEENLAND Director since 2009	Former President and Chief Executive Officer, Northwest Airlines Corporation Age 62

Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of Digital River, Inc., where he is Chairman of the Compensation Committee and serves on the Nominating and Corporate Governance Committee, Travelport Limited, where he serves as Chairman of the Board and Chairman of the Compensation Committee and is a member of the Audit Committee, Chrysler Group LLC, where he serves as Chairman of the Audit Committee, Hilton Worldwide Holdings Inc., where he serves as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, and ILFC, an AIG subsidiary, where he previously served as Non-Executive Chairman. In the past five years, Mr. Steenland has also served as a director of Delta Air Lines, Inc., and he served until 2008 as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in 2005. In light of Mr. Steenland’s experience in managing large, complex, international institutions and his experience in strategic business transformations as well as his professional experience in the airline industry, AIG’s Board has concluded that Mr. Steenland should be re-elected to the Board.

THERESA M. STONE Director since 2013

Former Executive Vice President and Treasurer of the Massachusetts Institute of Technology; Former Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation; Former President of Chubb Life Insurance Company

Age 69

Ms. Stone is the former Executive Vice President and Treasurer of the Massachusetts Institute of Technology (MIT), serving from February 2007 until October 2011. In her role as Executive Vice President and Treasurer, Ms. Stone served as MIT’s Chief Financial Officer and was also responsible for MIT’s operations, including capital projects, campus planning, facilities operations, information technology, environmental health and safety, human resources, medical services and police. Ms. Stone also served as the Special Assistant to the President of MIT from October 2011 to January 2012. From November 2001 to March 2006, Ms. Stone served as Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation (now Lincoln Financial Group). Ms. Stone also served as the President of Chubb Life Insurance Company from 1994 to 1997. Ms. Stone also served as a director of the Federal Reserve Bank of Richmond from 2003 to 2007 and as Deputy Chairman from 2005 to 2007. Ms. Stone began her career as an investment banker, advising clients primarily in the insurance and financial services industries on financial and strategic matters. Ms. Stone served as a director of Progress Energy, Inc. from 2005 to 2012, where she served as Chairman of the Audit and Corporate Performance Committee and a member of the Executive, Finance and Governance Committees. She also served as a director of Duke Energy Corporation during July 2012 following the company’s merger with Progress Energy Inc. In light of Ms. Stone’s broad experience in both business and academia and her expertise in insurance, finance and management, AIG’s Board has concluded that Ms. Stone should be re-elected to the Board.

All of these nominees have lengthy direct experience in the oversight of public companies as a result of their service on AIG’s Board and/or those of other public companies and/or as a result of their involvement in the other organizations described above. This diverse and complementary set of skills, experience and backgrounds creates a highly qualified and independent Board of Directors.

CORPORATE GOVERNANCE

GOVERNANCE

AIG’s Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. AIG’s current Corporate Governance Guidelines are included as Appendix A. AIG’s Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation and Management Resources Committee, the Finance and Risk Management Committee, the Nominating and Corporate Governance Committee, the Regulatory, Compliance and Public Policy Committee, and the Technology Committee are available in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 175 Water Street, New York, New York 10038, Attention: Investor Relations.

AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees are available, without charge, in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 175 Water Street, New York, New York 10038, Attention: Investor Relations. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the SEC and the NYSE.

Using the AIG Director Independence Standards, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Mss. Nora Johnson and Stone and Messrs. Cornwell, Fisher, Fitzpatrick, Jurgensen, Lynch, Martinez, Miles, Henry Miller, Robert Miller, Rittenmeyer and Steenland are independent under NYSE listing standards and the AIG Director Independence Standards. Mr. Morris W. Offit, who retired from the Board at the 2013 Annual Meeting of Shareholders, was also determined by the Board, on the recommendation of the Nominating and Corporate Governance Committee, to be independent under NYSE listing standards and the AIG Director Independence Standards.

In making the independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered relationships arising from: (1) contributions by AIG to charitable organizations with which Mss. Nora Johnson and Stone and Messrs. Henry Miller and Offit or members of their immediate families are affiliated; (2) in the case of certain directors, investments and insurance products provided to them by AIG in the ordinary course of business and on the same terms made available to third parties; (3) in the case of Mr. Fisher, payments made in the ordinary course of business between AIG and BlackRock, Inc.; and (4) in the case of Mr. Fitzpatrick, membership fees to The Geneva Association. None of these relationships exceeded the thresholds set forth in the AIG Director Independence Standards.

The Nominating and Corporate Governance Committee and the Board of Directors also considered the relationships between AIG and MidOcean, a private equity firm. Mr. Robert Miller is the Chairman of the investment advisor of MidOcean and several AIG affiliates are committed to invest an aggregate of $110,000,000 in two funds advised by the investment advisor of MidOcean and made capital contributions to these funds of $5,959,197 and $439,826 in 2013 and 2014, respectively, pursuant to these commitments. AIG’s commitments to invest predate Mr. Miller becoming a director of AIG and his involvement with MidOcean. Mr. Miller has relinquished any profit interest in these funds to the extent arising from any funds contributed by AIG or affiliates of AIG.

AIG’s current policy, as reflected in its By-laws, is that the role of the Chairman should be separate from that of the Chief Executive Officer and that the Chairman should be an independent director. AIG believes that this structure is optimal in AIG’s current situation because it permits the Chairman to focus on the governance of the Board and to deal with AIG’s various stakeholders while permitting the Chief Executive Officer to focus more on AIG’s business.

The Board oversees the management of risk through the complementary functioning of the Finance and Risk Management Committee and the Audit Committee and interaction with other committees of the Board. The Finance and Risk Management Committee oversees AIG’s Enterprise Risk Management (ERM) as one of its core responsibilities while the Audit Committee reviews the guidelines and policies governing the process by which AIG assesses and manages risk and considers AIG’s major risk exposures and how they are monitored and controlled. The Chairmen of the two committees then coordinate with each other and the Chairmen of the other committees of the Board to help ensure that each committee has received the information that it needs to carry out its responsibilities with respect to risk management. Both the Finance and Risk Management Committee and the Audit Committee report to the Board with respect to any notable risk management issues. The Compensation and Management Resources Committee, in conjunction with AIG’s Chief Risk Officer, is responsible for reviewing the relationship between AIG's risk management policies and practices and the incentive compensation arrangements applicable to senior executives.

There were thirteen meetings of the Board during 2013. The non-management directors meet in executive session, without any management directors present, in conjunction with each regularly scheduled Board meeting. Mr. Robert Miller, as Non-Executive Chairman of the Board, presided at the executive sessions. For 2012 and 2013, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG’s Corporate Governance Guidelines, any director who, for two consecutive calendar years, attends fewer than 75 percent of the total regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for re-election at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Board and the Nominating and Corporate Governance Committee in making its recommendations to the Board.

Directors are expected to attend the 2014 Annual Meeting of Shareholders. All directors serving at the time of the 2013 Annual Meeting of Shareholders attended the 2013 Annual Meeting of Shareholders.

AIG has adopted procedures on reporting of concerns regarding accounting and other matters and on communicating with non-management directors. These procedures are available in the Corporate Governance section of AIG’s corporate website at www.aig.com. Interested parties may make their concerns known to the non-management members of AIG’s Board of Directors as a group or the other members of the Board of Directors by writing in care of Vice President—Corporate Governance, American International Group, Inc., 175 Water Street, New York, New York 10038 or by email to: boardofdirectors@aig.com.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

Committee Organization

Committee Charter. The Nominating and Corporate Governance Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Independence. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as required by NYSE listing standards.

Conduct of meetings and governance process. During 2013, the Nominating and Corporate Governance Committee held six meetings. In discussing governance initiatives and in preparation for meetings, the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Vice President—Corporate Governance met and consulted frequently with the other Committee and Board members.

Board Membership and Composition

Nomination and Election of Directors. The Nominating and Corporate Governance Committee evaluated and recommended to the Board of Directors the fourteen nominees under “Election of Directors” that are standing for election at the 2014 Annual Meeting of Shareholders, based on the criteria set forth in AIG’s Corporate Governance Guidelines. A description of the nominees recommended by the Nominating and Corporate Governance Committee is set forth under “Election of Directors.” The process for identification of director nominees when standing for election for the first time is provided below in “Committees—Nominating and Corporate Governance Committee.”

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, determined that each of AIG’s twelve current non-management directors and the one new director nominee is independent within the meaning of the NYSE listing standards. Mr. Benmosche is the only director nominee who holds an AIG management position and, therefore, is not an independent director.

Nomination of Mr. Fisher. The Nominating and Corporate Governance Committee evaluated and recommended to the Board that Mr. Fisher be nominated for election to the Board. A director search firm that the Committee engaged to assist in identifying potential director nominees brought Mr. Fisher to the Committee’s attention as a potential candidate. The Committee believes that Mr. Fisher brings to the Board his experience in asset management and government and his knowledge of the regulation of financial services companies. The Board determined, on the recommendation of the Nominating and Corporate Governance Committee, to nominate Mr. Fisher for election to the Board at the 2014 Annual Meeting of Shareholders. For more information on the experience and background of Mr. Fisher, see “Election of Directors.”

Diversity Consideration. The Nominating and Corporate Governance Committee does not have a specific diversity policy. Rather, the Nominating and Corporate Governance Committee considers diversity in terms of minority status and gender as factors in evaluating director candidates and also considers diversity in the broader sense of how a candidate’s experience and skills could assist the Board in light of the Board’s then composition.

Conclusion

During 2013, the Nominating and Corporate Governance Committee performed its duties and responsibilities under the Nominating and Corporate Governance Committee charter.

Nominating and Corporate Governance Committee

American International Group, Inc.

Suzanne Nora Johnson, Chairman

W. Don Cornwell

Arthur C. Martinez

George L. Miles, Jr.

COMMITTEES

The following table sets forth the current membership on each standing committee of the Board and the number of committee meetings held in 2013. Mr. Benmosche does not serve on any committees of the Board. Mr. Robert Miller serves as an ex-officio member of each Committee.

Director	Audit Committee	Compensation and Management Resources Committee	Finance and Risk Management Committee	Nominating and Corporate Governance Committee	Regulatory, Compliance and Public Policy Committee	Technology Committee
W. Don Cornwell		✓		✓
John H. Fitzpatrick	✓		✓(C)
William G. Jurgensen	✓				✓
Christopher S. Lynch	✓(C)		✓
Arthur C. Martinez		✓(C)		✓		✓
George L. Miles, Jr.	✓			✓		✓
Henry S. Miller			✓		✓
Robert S. Miller	*	*	*	*	*	*
Suzanne Nora Johnson		✓		✓(C)
Ronald A. Rittenmeyer	✓	✓				✓(C)
Douglas M. Steenland			✓		✓(C)
Theresa M. Stone	✓		✓
Number of meetings in 2013	13	10	15	6	5	3

✓ = Member

C = Chairman

*	Mr. Robert Miller is an ex-officio, non-voting member.

Audit Committee

The Audit Committee, which held thirteen meetings during 2013, assists the Board in its oversight of AIG’s financial statements, including internal control over financial reporting, and compliance with legal and regulatory requirements, the qualifications, independence and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. As part of these oversight responsibilities, the Audit Committee discusses with senior management the guidelines and policies by which AIG assesses and manages risk. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. In its oversight of AIG’s internal audit function, the Audit Committee also is involved in the appointment or removal, performance reviews and determining the compensation of AIG’s chief internal auditor. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the Securities Act), or for any other purpose.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held six meetings in 2013. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee are to identify individuals qualified to become Board members and recommend these individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees. The Nominating and Corporate Governance Committee also periodically reviews and makes recommendations to the Board regarding the form and amount of director compensation.

The AIG Corporate Governance Guidelines include characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to director nominations. AIG’s Corporate Governance Guidelines are included as Appendix A. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2015 Annual Meeting of Shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described in “Other Matters—Shareholder Proposals for 2015 Annual Meeting” in this Proxy Statement.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee, which held ten meetings during 2013, is responsible for determining and approving the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board), approving the compensation awarded to the other senior executives under its purview and reviewing and approving the performance measures and goals relevant to such compensation. The Compensation and Management Resources Committee is also responsible for making recommendations to the Board with respect to AIG’s compensation programs for senior executives and other employees, for reviewing, in conjunction with AIG’s Chief Risk Officer, the relationship between AIG's risk management policies and practices and the incentive compensation arrangements applicable to senior executives, and for oversight of AIG’s management development and succession planning programs. These responsibilities, which may not be delegated to persons who are not members of the Compensation and Management Resources Committee, are set forth in the Committee’s charter, which is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Forty-three key employees are currently under the purview of the Compensation and Management Resources Committee, including all of the current executive officers named in the 2013 Summary Compensation Table. Mr. Benmosche participates in meetings of the Compensation and Management Resources Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview other than himself. Pursuant to AIG’s By-laws, the Board ratifies or approves the determination of the Compensation and Management Resources Committee as to the compensation paid or to be paid to AIG’s Chief Executive Officer.

The Compensation and Management Resources Committee does not determine the compensation of the Board of Directors. The compensation of directors is recommended by the Nominating and Corporate Governance Committee and is approved by the Board.

To provide independent advice, the Compensation and Management Resources Committee engaged Frederic W. Cook & Co. (the Cook firm) as a consultant and has used the services of the Cook firm since 2005. The Compensation and Management Resources Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. A senior consultant of the Cook firm regularly attends Committee meetings and provides information on compensation trends along with specific views on AIG’s compensation programs. For services related to board and executive officer compensation, the Cook firm was paid $193,739 in 2013.

The Cook firm has provided advice to the Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the Compensation and Management Resources Committee. Other than services provided to the Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee, neither the Cook firm nor any of its affiliates provided any other services to AIG.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation and Management Resources Committee are independent under NYSE listing standards and SEC rules.

Other Committees

The Finance and Risk Management Committee held fifteen meetings in 2013. The Finance and Risk Management Committee assists the Board in its oversight responsibilities by reviewing and making recommendations to the Board with respect to AIG’s financial and investment policies, provides strategic guidance to management as to AIG’s capital structure, the allocation of capital to its businesses, methods of financing its businesses and other related strategic initiatives. The Finance and Risk Management Committee also reports to and assists the Board in overseeing and reviewing information regarding AIG’s ERM, including the significant policies, procedures, and practices employed to manage liquidity risk, credit risk, market risk, operational risk and insurance risk. The Finance and Risk Management Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Regulatory, Compliance and Public Policy Committee held five meetings in 2013. The Regulatory, Compliance and Public Policy Committee assists the Board in its oversight of AIG’s handling of legal, regulatory and compliance matters and reviews AIG’s position and policies that relate to current and emerging corporate social responsibility and political and public policy issues. The Regulatory, Compliance and Public Policy Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Technology Committee held three meetings in 2013. The Technology Committee assists the Board in its oversight of AIG's information technology projects and initiatives. The Technology Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

COMPENSATION OF DIRECTORS

In 2013, the annual retainer for each non-management director consisted of $150,000 cash and an annual award of Deferred Stock Units (DSUs) in an amount of $90,000. Mr. Robert Miller, as Chairman and an ex-officio member of all standing committees of the Board, received an additional annual retainer of $250,000. In 2013, the chairman of each committee received an annual committee retainer of $15,000, except the chairman of the Compensation and Management Resources Committee, who received $20,000, and the chairman of the Audit Committee, who received $25,000. For each other member of each committee, the annual committee retainer was $5,000. Non-management directors can elect to receive annual retainer amounts and committee retainer amounts in the form of DSUs and are also eligible for the AIG Matching Grants Program on the same terms and conditions that apply to AIG employees. See “Committees” for information on current committee memberships and committee memberships during 2013.

Each DSU provides that one share of AIG Common Stock will be delivered when a director ceases to be a member of the Board and includes dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if the shares of AIG Common Stock underlying the DSUs had been outstanding. DSUs are granted under the American International Group, Inc. 2013 Omnibus Incentive Plan (2013 Omnibus Incentive Plan).

In March 2014, the Nominating and Corporate Governance Committee completed a review of AIG non-management director compensation. Based on this review, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, in each case effective as of the date of the Annual Meeting:

•	an increase in the DSU portion of the non-management director annual retainer amount from $90,000 to $100,000;

•	an increase in the additional annual retainer for the Chairman of the Board from $250,000 to $260,000;

•	an increase in the annual retainer for the Chairman of the Audit Committee from $25,000 to $40,000;

•	an increase in the annual retainer for the Chairman of the Finance and Risk Management Committee from $15,000 to $40,000;

•	an increase in the annual retainer for the Chairman of the Compensation and Management Resources Committee from $20,000 to $30,000; and

•

an increase in the annual retainers for each of the Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Regulatory, Compliance and Public Policy Committee and the Chairman of the Technology Committee from $15,000 to $20,000.

Under director stock ownership guidelines, non-management directors should own a number of shares of AIG Common Stock (including deferred stock and DSUs) with a value equal to at least five times the annual retainer for non-management directors.

Mr. Benmosche did not receive any compensation for his service as a director.

The Cook firm provided advice to the Nominating and Corporate Governance Committee with respect to AIG director compensation and related market practices.

The following table contains information with respect to the compensation of the individuals who served as non-management directors of AIG for all or part of 2013.

2013 Non-Management Director Compensation

Non-Management Members of the Board in 2013	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
W. Don Cornwell	$160,000	$89,975	$10,000	$259,975
John H. Fitzpatrick	$166,154	$89,975	$0	$256,129
William G. Jurgensen	$98,462	$89,975	$0	$188,437
Christopher S. Lynch	$180,000	$89,975	$0	$269,975
Arthur C. Martinez	$178,077	$89,975	$10,000	$278,052
George L. Miles, Jr.	$165,000	$89,975	$0	$254,975
Henry S. Miller	$160,000	$89,975	$0	$249,975
Robert S. Miller	$400,000	$89,975	$10,000	$499,975
Suzanne Nora Johnson	$170,000	$89,975	$10,000	$269,975
Morris W. Offit	$65,385	$0	$0	$65,385
Ronald A. Rittenmeyer	$175,000	$89,975	$0	$264,975
Douglas M. Steenland	$320,000	$89,975	$0	$409,975
Theresa M. Stone	$98,462	$89,975	$10,000	$198,437

(1)	This column represents annual retainer fees and committee and committee chairman retainer fees. For Mr. Fitzpatrick, the amount includes a prorated annual committee chairman retainer fee for his service as Chairman of the Finance and Risk Management Committee. For Mr. Jurgensen and Ms. Stone, the amount includes a prorated annual retainer fee and prorated committee retainer fees for their service as directors from the date of the 2013 Annual Meeting of Shareholders. For Mr. Martinez, the amount includes a prorated annual increased retainer fee, effective from the date of the 2013 Annual Meeting of Shareholders, for his service as Chairman of the Compensation and Management Resources Committee. For Mr. Offit, the amount does not include $60,999, which represents the value of shares of AIG Common Stock delivered when he ceased to be a member of the Board in accordance with the terms of DSUs previously granted and reported. For Mr. Steenland, the amount includes $150,000, which represents the annual retainer fees for his service as a director of ILFC.

(2)	This column represents the grant date fair value of DSUs granted in 2013 to directors, based on the closing sale price of AIG Common Stock on the date of grant.

(3)	This column represents charitable contributions by AIG under AIG’s Matching Grants Program.

The following table sets forth information with respect to the option and stock awards outstanding at December 31, 2013 for the non-management directors of AIG.

Stock and Option Awards Outstanding at December 31, 2013

Non-Management Members of the Board in 2013	Option Awards(1)	Deferred Stock(2)	Deferred Stock Units(3)
W. Don Cornwell	0	0	5,943
John H. Fitzpatrick	0	0	5,257
William G. Jurgensen	0	0	1,978
Christopher S. Lynch	0	0	6,467
Arthur C. Martinez	0	0	6,467
George L. Miles, Jr.	250	90	6,725
Henry S. Miller	0	0	6,467
Robert S. Miller	0	0	6,467
Suzanne Nora Johnson	0	0	9,562
Morris W. Offit	250	0	0
Ronald A. Rittenmeyer	0	0	6,467
Douglas M. Steenland	0	0	6,467
Theresa M. Stone	0	0	3,201

(1)	Represents outstanding option awards made by AIG in 2005 and 2006. All options are exercisable, but have exercise prices far in excess of the value of AIG Common Stock at year-end 2013 ($51.05). The exercise price of the options ranges from $1,250.00 to $1,253.39.

(2)	No deferred stock was awarded in 2013. Deferred stock shown was awarded in 2007 and prior years. Receipt of deferred stock is deferred until the director ceases to be a member of the Board.

(3)	DSUs shown include DSUs awarded in 2013 and prior years, director’s fees deferred into DSUs and DSUs awarded as dividend equivalents. Receipt of shares of AIG Common Stock underlying DSUs is deferred until the director ceases to be a member of the Board. DSUs granted prior to April 2010 were granted under the Amended and Restated 2007 Stock Incentive Plan (2007 Stock Incentive Plan). DSUs granted after April 2010 and prior to May 15, 2013 were granted under the 2010 Stock Incentive Plan and DSUs granted commencing on or after May 15, 2013 were granted under the 2013 Omnibus Incentive Plan.

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During his or her service on the Compensation and Management Resources Committee, no member served as an officer or employee of AIG at any time or had any relationship with AIG requiring disclosure as a related-party transaction under SEC rules. During 2013, none of AIG’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Management Resources Committee; and none of AIG’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of the Board of Directors of AIG.

OWNERSHIP OF CERTAIN SECURITIES

AIG Common Stock

The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG Common Stock at January 31, 2014.

	Shares of Common Stock Beneficially Owned
Name and Address	Number		Percent
Fairholme Capital Management, L.L.C. (FCM); Bruce R. Berkowitz;
Fairholme Funds, Inc. (FFI)
4400 Biscayne Blvd., 9th Floor
Miami, FL 33137	104,002,195	(1)	6.9%
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	84,112,893	(2)	5.7%

(1)	Based on a Schedule 13G/A filed on February 14, 2014 by each entity or individual listed. Item 4 to this Schedule 13G/A provides details as to the voting and investment power of each entity or individual as well as the right of each to acquire AIG Common Stock within 60 days. Each of FCM, Mr. Berkowitz and FFI disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest. All information provided in “Ownership of Certain Securities” with respect to the group is provided based solely on the information set forth in the Schedule 13G/A. In each case, this information may not be accurate or complete and AIG takes no responsibility therefor and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date. Includes 24,250,009 shares issuable upon the exercise of warrants to purchase AIG Common Stock at an exercise price of $45 per share.

(2)	Based on a Schedule 13G filed on February 12, 2014 by BlackRock, Inc. Item 4 to this Schedule 13G provides details as to the voting and investment power of BlackRock, Inc. as well as the right to acquire AIG Common Stock within 60 days. All information provided in “Ownership of Certain Securities” with respect to this entity is provided based solely on information set forth in the Schedule 13G. This information may not be accurate or complete and AIG takes no responsibility therefor and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date.

The following table summarizes the ownership of AIG Common Stock by the current and nominee directors, by the executive officers named in the 2013 Summary Compensation Table in “Executive Compensation—2013 Compensation” and by the directors and current executive officers as a group. None of the shares of AIG Common Stock listed in the following table have been pledged as security.

	AIG Common Stock Owned Beneficially as of January 31, 2014
	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Robert H. Benmosche	186,886	0.01%
W. Don Cornwell	8,651	(3)
William N. Dooley	47,675	(3)
Peter R. Fisher	0	0
John H. Fitzpatrick	5,266	(3)
Peter D. Hancock	50,032	(3)
David L. Herzog	7,071	(3)
William G. Jurgensen	11,981	(3)
Christopher S. Lynch	9,648	(3)
Arthur C. Martinez	6,478	(3)
George L. Miles, Jr.	7,076	(3)
Henry S. Miller	6,478	(3)
Robert S. Miller	6,478	(3)
Suzanne Nora Johnson	9,579	(3)
Ronald A. Rittenmeyer	6,478	(3)
Douglas M. Steenland	6,478	(3)
Theresa M. Stone	3,996	(3)
Jay S. Wintrob	153,903	0.01%
All Directors and Executive Officers of AIG as a group (26 individuals)	753,969	0.05%

(1)	Amount of equity securities shown includes (i) shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Herzog—5,996 shares, Dooley—9,996 shares, Miles—250 shares, Wintrob—13,996 shares and all directors and current executive officers of AIG as a group—39,489 shares; (ii) shares receivable upon the exercise of warrants which may be exercised within 60 days as follows: Benmosche—400 warrants, Herzog—293 warrants, Dooley—13,797 warrants, Hancock—17,415 warrants, Wintrob—49,230 warrants and all directors and current executive officers of AIG as a group—111,987 warrants; (iii) DSUs granted to each non-employee director with delivery of the underlying AIG Common Stock deferred until such director ceases to be a member of the Board as follows: Cornwell—6,151 shares, Fitzpatrick—5,266 shares, Jurgensen—1,981 shares, Lynch—6,478 shares, Martinez—6,478 shares, Miles—6,736 shares, Henry Miller—6,478 shares, Robert Miller—6,478 shares, Nora Johnson—9,579 shares, Rittenmeyer—6,478 shares, Steenland—6,478 shares, and Stone—3,996 shares; and (iv) 90 shares granted to Miles as a non-employee director with delivery deferred until he ceases to be a member of the Board. Excludes TARP RSUs that were settled in cash. For details on TARP RSUs, see “Compensation Discussion and Analysis—Historic Compensation Components—TARP RSUs."

(2)	Amount of equity securities shown excludes the following securities owned by or held in trust for members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Dooley—404 shares underlying warrants, Hancock—32 shares, Wintrob—200 shares and 106 shares underlying warrants and all directors and current executive officers of AIG as a group—232 shares and 510 shares underlying warrants.

(3)	Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires directors, certain officers, and greater than ten percent holders of AIG Common Stock to file reports with respect to their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, officers, and greater than ten percent holders during 2013 were one late filing by Mr. Michael R. Cowan for an award of stock appreciation rights (SARs) upon adjudication of performance under the 2010-2011 Long-Term Incentive Plan and one late filing by each of Mr. Joseph Cook and Mr. Charles S. Shamieh, in each case, for an automatic exercise of SARs earned under the 2009 Long-Term Incentive Plan.

RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Co-Investments with AIG

AIG previously established employee investment funds to permit selected employees to participate alongside AIG’s merchant banking, venture capital and similar funds. Such employee investment funds have a fee structure that is generally more favorable than that offered by AIG to non-employees. A named executive invested in one such fund, the SunAmerica Venture Fund 2000, L.P., and received tax distributions related to such fund in 2013. See the 2013 Summary Compensation Table, note 4 in “2013 Compensation.”

Employment of a Family Member

An adult child of Mr. Benmosche joined AIG as a non-executive employee in September 2013 and received compensation for 2013 of approximately $102,549. He also received benefits generally available to all employees. The compensation for this employee was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.

Related-Party Transactions Approval Policy

The Board of AIG has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG’s Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee. In determining to approve a related-party transaction, the Nominating and Corporate Governance Committee considers:

•

Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

•	Whether there are demonstrable business reasons for AIG to enter into the transaction;

•	Whether the transaction would impair the independence of a director; and

•

Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

Overview

The Compensation and Management Resources Committee determines and approves the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and approves the compensation awarded to the other key employees under its purview, oversees AIG’s compensation and benefits programs for key and other employees and makes recommendations to the Board with respect to these programs where appropriate, oversees AIG’s management development and succession planning programs and produces this Report on annual compensation. In carrying out these responsibilities, our objective is to maintain responsible compensation practices that attract, develop and retain high-performing senior executives and other key employees.

Risk and Compensation Plans

AIG remains committed to continually evaluating and enhancing our risk management control environment, risk management processes and enterprise risk management functions, including through enhancements to its risk governance framework. AIG’s compensation practices are integral parts of the company’s approach to risk management, and the Committee regularly monitors AIG’s compensation programs to ensure they align with sound risk management principles. Since 2009, the Committee has followed a practice of meeting periodically to discuss and review, in consultation with the Chief Risk Officer, the relationship between AIG’s risk management policies and practices and the incentive compensation arrangements applicable to senior executives.

Consistent with AIG's compensation philosophy, our executive compensation program is designed to avoid incentives that would encourage employees to take unnecessary or excessive risks that could threaten the value of AIG. In particular, our executive compensation program includes the following features:

•

Balanced mix of base, short-term and long-term pay. Target long-term incentive opportunity comprises the largest component of an executive’s total target direct compensation under our pay structure, which also includes a market-competitive base salary and target short-term incentive opportunity. We believe this structure provides an appropriate balance of fixed and variable compensation, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders.

•

Defined earn-out ranges for incentive awards. Executive incentive awards are subject to a defined earn-out framework. Earned short-term incentive awards range from 0 to 187.5% of target and long-term incentive awards range from 0 to 150% of target, in each case, taking into account performance.

•

At least 75% of target incentives and 55% of target total compensation is deferred and subject to clawback. 50% of any earned short-term incentive award is deferred for one year following the end of the annual performance period, and 100% of any long-term incentive award is earned and paid over five years.

•

Long-term incentives use multiple performance measures. 2013 long-term incentives are 100% in the form of performance share units that will be earned based on achieving total shareholder return and growth in tangible book value per share, each measured relative to AIG’s peers.

•

Share ownership requirements. Under the 2013 structure, executive officers must retain 50% of the after-tax shares they receive as compensation until they achieve a specified ownership level of AIG Common Stock, further fostering an ownership culture focused on long-term performance.

Although AIG is no longer subject to the TARP Standards for Compensation and Corporate Governance (the TARP Standards), Enterprise Risk Management (ERM) prepares an annual risk assessment of AIG’s incentive compensation plans for review with the Committee. In July 2013, the Committee conducted its annual consultation with the Chief Risk Officer to review and discuss this risk assessment and the relationship between AIG’s risk management policies and practices and senior executive incentive arrangements. As a result of AIG human resources’ efforts to streamline and reduce the total number of incentive-based compensation plans, ERM's 2013 review covered AIG's 99 active incentive-based compensation plans with approximately 84,000 eligible plan participants. (Some employees are eligible to participate in more than one plan.) ERM's review was guided by the work of AIG human resources professionals, who developed a profile for each plan based on evaluation of features such as number of participants, mix of incentive pay compared to salary, performance and vesting periods and performance goals. AIG risk officers worked with human resources and assigned a risk rating of low, intermediate or high to each plan. After taking into account the information received from AIG human resources, risk officers reviewed all new plans as well as any plans previously classified as high risk or intermediate risk, as well as a sampling of low-risk plans.

As of July 2013, no plans were categorized as high risk. More than 95 percent of all plans, including all plans established during 2013, were categorized as low risk based on the evaluation of the total mix of features of each plan. While these plans vary in structure and payout, the incentive pay is generally discretionary or based on strict performance parameters. Other features incorporated into these plans that mitigate risk include capped payouts, consideration of qualitative aspects of performance, multi-year vesting periods, clawbacks and use of equity and deferrals. As part of this risk review, and as discussed with the Committee, ERM concluded that AIG’s compensation policies and practices are not reasonably likely to have a material adverse effect on AIG. ERM expects to update its risk score criteria in 2014 to take account of evolution in industry practice and updated regulatory guidance.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis that follows discusses the principles the Committee has been using to guide its compensation decisions for senior executives. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Cook firm has also reviewed and discussed the Compensation Discussion and Analysis on behalf of the Committee with management and outside counsel. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AIG’s 2013 Annual Report on Form 10-K.

Compensation and Management Resources Committee
American International Group, Inc.

Arthur C. Martinez, Chairman
W. Don Cornwell
Suzanne Nora Johnson
Ronald A. Rittenmeyer

COMPENSATION DISCUSSION AND ANALYSIS

2013 Pay for Performance Highlights

Compensation Program

2013 marked the first year of our executive compensation program following the end of TARP-related restrictions and entailed the following:

• Balanced Structure: Total compensation consists of market-competitive base salary, 25% to 35% target short-term incentive opportunity and at least 40% target long-term incentive opportunity.

• Emphasis on Long-Term Incentives: At least 70% of each executive’s total target compensation is “at risk” and based on performance, and the majority of his or her incentive pay opportunity is based on performance over a 3-year period and paid over a 5-year period.

• Deferred Payouts: At least 75% of target incentives and 55% of target total compensation is deferred and subject to our clawback policy.

• Direct Link to AIG Performance: Long-term incentives are in the form of performance share units (PSUs) that, for 2013, are earned based on achieving total shareholder return (TSR) and growth in tangible book value per share (excluding AOCI) (TBVPS) measured relative to our peers over a 3-year period, with above-median performance required for target payout.

We believe our program provides an appropriate balance of fixed and variable pay, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders.

2013 Performance

Our compensation program is designed to align pay with performance. 2013 marked another strong year of strategic transformation and execution at AIG, with a focus on our core businesses. Our 2013 accomplishments include:

• Achieved two-year TSR(a) of 113.9% and one-year TSR of 42.4%

• Achieved insurance pre-tax operating income(b) of $10.1 billion, representing an improvement of $4.1 billion over prior year

• Grew net premiums written by 4%, excluding the effect of foreign exchange

• Improved 2013 current accident year loss ratio, as adjusted,(b) by 1.4 points

• Increased net flows on investment products by $5.9 billion over prior year

• Improved base spread rates for both the Fixed Annuities and Group Retirement product lines

• Achieved growth in 2013 book value per share excluding AOCI (b) from 2012 of about 11%

• Paid $294 million in cash dividends to shareholders, representing first regular dividends post-TARP

•   Entered into agreement to sell ILFC to a wholly owned subsidiary of AerCap Holdings N.V.

•   Achieved $8.7 billion in cash distributions from subsidiaries

•   Decreased outstanding debt by $6.8 billion and repurchased approximately 12 million shares of AIG Common Stock

(a)	Calculated as described below in “—2013 Compensation Structure—Direct Compensation Components—Long-Term Incentive.”

(b)	Insurance pre-tax operating income, accident year loss ratio, as adjusted, and book value per share excluding AOCI are “non-GAAP financial measures.” For how these measures are calculated, see Appendix B (for insurance pre-tax operating income) and pages 56-57 of AIG’s 2013 Annual Report on Form 10-K (for accident year loss ratio, as adjusted, and book value per share excluding AOCI).

Paying our CEO for Performance.

For 2013, approximately 85% of our Chief Executive Officer’s total target compensation was “at risk” and earned based on performance:

•

In March 2014, the Committee approved, and the Board ratified, a 2013 short-term cash incentive award of $6 million, representing 150% of Mr. Benmosche’s target opportunity. Under AIG’s short-term incentive program, earned awards are based on both business unit and individual performance. For Mr. Benmosche, the Committee applied a business unit modifier of 110%, based on the weighted average of the performance modifiers for AIG’s three core business units (AIG Property Casualty, AIG Life and Retirement and UGC, weighted 56%, 41% and 3%, respectively), each of which achieved above target performance in 2013. The Committee then applied an individual performance modifier of 136% based on Mr. Benmosche’s key AIG-wide financial, strategic, operational and organizational achievements, as described below. Payment of 50% of Mr. Benmosche’s earned award is deferred until March 2015.

•

In April 2013, the Committee granted Mr. Benmosche a target 2013 long-term equity incentive opportunity of $7 million in the form of PSUs. Under AIG’s long-term incentive program, the PSUs are earned from 0% to 150% of target based on AIG’s achievement of TSR and growth in TBVPS over a 3-year period compared to a peer group. The Committee will adjudicate performance against these two equally weighted metrics at the end of 2015, with performance at no less than the 55th percentile required for target achievement under each metric. Mr. Benmosche’s earned PSUs, if any, will vest one-third in January of each of 2016, 2017 and 2018.

Compensation Philosophy

We structure our compensation program and make enterprise-wide compensation decisions consistent with our compensation philosophy. Our compensation philosophy centers around the following objectives:

•	Attracting and retaining the strongest employees for AIG’s various business needs by providing competitive and consistent compensation opportunities.

•

Creating a culture of performance management and pay-for-performance by providing total direct compensation opportunities that reward the performance of AIG, AIG’s business units and individual employees.

•

Managing total direct compensation to provide a market-competitive, performance driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

•

Motivating all AIG employees to achieve sustainable increases in AIG’s “intrinsic value,” which represents a balance of profitability, growth and risk, to drive long-term value creation for shareholders.

•	Aligning the long-term economic interests of key employees with those of shareholders by ensuring that a meaningful component of each key employee’s compensation is represented by AIG securities.

•

Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

•	Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

Compensation Best Practices

What we do:

✓     Pay for performance

✓     Comprehensive clawback policy

✓     Share ownership requirements

✓     No hedging policy

✓     Double-trigger change-in-control benefits

✓     Annual risk assessment of compensation plans

✓     Independent compensation consultant

What we don’t do:

×        No tax gross-ups on severance payments or perquisites

×        No excessive pension payments or perquisites or other benefits

×        No equity grants below 100% of fair market value

×        No dividends or dividend equivalents paid on PSUs

×        No repricing of underwater stock options or stock appreciation rights

2013 Compensation Structure—Direct Compensation Components

Before 2013, the compensation structure and amounts for our named executives were prescribed by the TARP Standards, as interpreted by the Special Master for TARP Executive Compensation (the Special Master). These restrictions resulted in a compensation structure that had limited incentives and comprised mostly salary (cash and stock). When the Department of the Treasury completed its final sale of AIG Common Stock in December 2012, the TARP-related restrictions ceased to apply and we established a new executive compensation structure for 2013 consistent with our compensation philosophy.

Our 2013 structure consists of market-competitive base salary, 25% to 35% target short-term incentive opportunity and at least 40% target long-term incentive opportunity. An executive’s total direct compensation target is determined based on his or her position, skills and experience, demonstrated performance and market practice and is then allocated in accordance with the compensation structure. We believe this structure provides an appropriate balance of fixed and variable pay, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders.

As we discussed in last year’s proxy statement, the 2013 total direct compensation opportunity for each of our named executives is set forth in the following table. The Committee determined these annual base salaries, short-term incentive opportunities and long-term incentive opportunities, including the grant of PSUs, in April 2013, based on a review of market compensation data and our new compensation structure. The 2013 base salaries were effective on April 1, 2013 for Messrs. Benmosche and Hancock and January 1, 2013 for the other named executives.

Named Executive Officer	Annual Base Salary	Target Short-Term Incentive	Target Long-Term Incentive	Total
Robert H. Benmosche, President and Chief Executive Officer	$2,000,000	$4,000,000	$7,000,000	$13,000,000

David L. Herzog, Chief Financial Officer	$1,000,000	$2,000,000	$4,000,000	$7,000,000

William N. Dooley, Executive Vice President, Investments	$1,000,000	$2,000,000	$4,000,000	$7,000,000

Peter D. Hancock, Executive Vice President, Property and Casualty Insurance	$1,350,000	$2,700,000	$4,950,000	$9,000,000

Jay S. Wintrob, Executive Vice President, Life and Retirement	$1,200,000	$2,400,000	$4,400,000	$8,000,000

Base Salary. Annual base salary is paid in cash and is the sole fixed component of an executive’s total direct compensation. An executive’s base salary is established based on his or her experience, performance and salaries for comparable positions at competitors, but will not exceed 30% of the executive’s total direct compensation opportunity. This allocation is intended to fairly compensate the executive for the responsibilities of his or her position, achieve an appropriate balance of fixed and variable pay and provide the executive with sufficient liquidity to discourage excessive risk-taking.

Short-Term Incentive. Our short-term incentive, which represents approximately 30% of an executive’s compensation opportunity, is designed to reward annual performance and drive near-term business strategies. It consists of a discretionary annual cash award earned based on both business unit/function performance and absolute and relative individual performance. Earned awards can range from 0% to 187.5% of target, and for our named executives in 2013, one half of any amount earned is deferred for one year and subject to clawback.

Business Unit or Function Performance. The business/function performance modifier that applies to a named executive ranges from 0% to 125% and (other than for the Chief Executive Officer) depends on the business unit or function for which the executive is responsible. For 2013, the business units were AIG Property Casualty (led by Mr. Hancock); AIG Life and Retirement (led by Mr. Wintrob); and UGC. Messrs. Herzog and Dooley lead the Global Finance and the Investment & Financial Services functions, respectively. The performance metrics for each business unit reflect annual financial objectives specific to the business, while the performance metrics for each function consist of an overall AIG business unit performance metric (weighted 75%) and function-specific metrics (weighted 25% in total). AIG’s overall business unit performance is determined based on the average of the performance modifiers for AIG Property Casualty, AIG Life and Retirement and UGC, weighted 56%, 41% and

3%, respectively. As Chief Executive Officer, Mr. Benmosche’s business/function performance modifier is based solely on the overall AIG business unit performance metric.

In the first quarter of 2014, each business unit and function reported its performance compared to pre-established performance criteria that were reviewed and approved by the Committee in early 2013. The reported performance results were verified by AIG’s internal audit function or financial planning & analysis group. The Committee also retained the discretion to adjust the performance criteria and results.

Individual Performance. The individual performance modifier that applies to a named executive is determined by the Committee in its discretion and ranges from 0% to 150%. In evaluating individual performance, the Committee considers a named executive’s key financial, strategic, operational and organizational achievements and, for the named executives other than the Chief Executive Officer, Mr. Benmosche’s evaluation of the named executive.

The Chief Executive Officer’s evaluation of the other named executives is developed as part of AIG’s company-wide relative performance rating (RPR) process, which ranks relative individual performance using a guideline distribution. The RPR process compares individual performance (taking into account the pre-established metrics) against a comparison group generally comprising at least 30 individuals with similar job grades within the business units and functions. Approximately 10% of employees in a grouping receive a “1” (highest) ranking, 20% a “2”, 50% a “3” and 20% a “4” or “5”. The RPR results in a range of guideline individual performance modifiers; an RPR of “1” results in a guideline modifier of 130-150%, a “2” 120-140%, a “3” 80-120%, a “4” 20-80% and a “5” 0%.

The comparison group for the named executives (other than the Chief Executive Officer) consists of the ten direct reports to our Chief Executive Officer. Because this group is significantly smaller than the typical comparison group size, assignment of a guideline modifier by the Chief Executive Officer for this group does not strictly follow the guideline distribution. Our Chief Executive Officer does not participate in the RPR process because there is no applicable comparison group.

Long-Term Incentive. Long-term incentives comprise the largest percentage of an executive’s compensation opportunity, representing at least 40% of his or her total target pay. We believe that providing a significant portion of executives’ compensation based on performance metrics over a three-year period and subject to an additional vesting period will drive long-term value creation for our shareholders and appropriately account for the time horizon of risks.

Our 2013 long-term incentive program consists of PSU awards that are earned based on AIG performance over a three-year period. The Committee approves the target dollar amount of an executive’s long-term incentive award, which is then converted to a number of PSUs based on the average closing price of AIG Common Stock over the calendar month preceding the grant date, rounded down to the nearest whole unit. Earned PSUs range from 0% to 150% of the target grant based on achieving relative TSR and relative growth in TBVPS, with above median performance required, in each case, for payout at target. Once earned, PSUs vest one-third in January of each of 2016, 2017 and 2018 and are settled in AIG Common Stock (or at the election of AIG, in cash).

The table below summarizes the two performance metrics used for the 2013 to 2015 performance period. Each performance metric is equally weighted, and actual performance below threshold will result in a 0% payout for that metric. If AIG achieves target performance in one metric, but not in the other metric, the number of PSUs earned will be less than 100%.

Performance Metric	Threshold	Target	Maximum
Relative TSR	25th percentile	55th percentile	75th percentile
Relative Growth in TBVPS	25th percentile	55th percentile	75th percentile

Payout	50%	100%	150%

For the 2013 to 2015 performance period, TSR and growth in TBVPS are measured relative to a group constructed from the following 15 peers.

Property Casualty Peers	Life and Retirement Peers	AIG-wide Peers
ACE Limited The Chubb Corporation CNA Financial Corporation Hartford Financial Services Group Inc. The Travelers Companies, Inc. XL Group Public Limited Company Zurich Financial Services AG	AEGON, N.V. Aflac Incorporated Lincoln National Corporation MetLife, Inc. Principal Financial Group, Inc. Prudential Financial, Inc.	Allianz Group AXA Group

The peer group above includes public companies against which AIG benchmarks financial performance and competes for market share and talent. The split between the number of Property Casualty peers and the number of Life and Retirement peers reflects the structure of AIG’s core businesses. TSR and growth in TBVPS are measured against the results of the two AIG-wide peers noted in the table above and against the results of 42 synthetic peers. Synthetic peers are constructed by combining the results of one Property Casualty peer and one Life and Retirement peer. For each of the 42 synthetic peers, the Property Casualty results are weighted 60% and the Life and Retirement results are weighted 40%. For each company in the peer group, TSR will be measured by (1) the sum of (a) the company’s adjusted share price at the end of the performance period minus the company’s adjusted share price at the beginning of the performance period (in each case, as reported by Bloomberg, adjusted for stock dividend distributions and stock splits and using a 30-day period prior to quarter close for the beginning and end of the performance period) plus (b) non-stock dividends declared during the performance period and reinvested in the company’s shares on the ex-dividend date, divided by (2) the company’s adjusted share price at the end of the performance period (as reported by Bloomberg, adjusted for stock dividend distributions and stock splits and using a 30-day period prior to quarter close for the end of the performance period). For each company in the peer group, growth in TBVPS is expressed as a percentage and determined by comparing the company’s TBVPS at the end of the performance period to its TBVPS at the beginning of the performance period, with TBVPS measured by (1) the company’s shareholders’ equity less goodwill and accumulated other comprehensive income, divided by (2) the company’s common shares outstanding. TBVPS is a “non-GAAP financial measure.” See Appendix B for an explanation of how this measure is calculated for AIG from our audited financial statements.

Results will be certified in the first quarter of 2016, and one-third of any earned PSUs will vest and be paid in January of each of 2016, 2017 and 2018. Once earned, PSUs are settled in AIG Common Stock (or at the election of AIG, in cash). The structure of our long-term incentives results in a five-year time horizon to earn and receive our PSUs.

Compensation Structure—Indirect Compensation Components

Welfare and Other Indirect Benefits. AIG’s senior executives generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.

Retirement Benefits. AIG provides a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). These plans can be either tax-qualified or non-qualified.

AIG’s only active defined contribution plan for the named executives is a 401(k) plan, which is tax-qualified. The plan was amended effective January 1, 2012 to provide all participants a match of 100% of the first 6% of their eligible compensation contributed up to the Internal Revenue Service (IRS) compensation limit ($255,000 for 2013). Accordingly, for the named executives in 2013, AIG matched a percentage of their contributions to the 401(k) plan up to $15,300. In addition, some named executives have balances under legacy nonqualified defined contribution plans. These plans are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

AIG’s defined benefit plans include the AIG Retirement Plan (the Qualified Retirement Plan), the AIG Non-Qualified Retirement Income Plan (the Non-Qualified Retirement Plan) and the Supplemental Executive Retirement Plan (the SERP). Each of these plans provides for a yearly benefit based on years of service and average final salary and, for the Qualified Retirement Plan and the Non-Qualified Retirement Plan, also based on pay credits and interest credits. These plans and their benefits are described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Perquisites and Other Compensation. To facilitate the performance of their management responsibilities, AIG provides some employees, including the named executives, with aircraft usage, automobile allowances, car and driver or parking, annual health exams, legal services, financial, estate and tax planning and other benefits categorized as “perquisites” or “other” compensation under the SEC rules.

Termination Benefits and Policies. Our Chief Executive Officer does not participate in AIG’s severance programs. AIG provides severance benefits to other executives in order to offer competitive total compensation packages, ensure executives’ ongoing retention when considering potential transactions that may create uncertainty as to their future employment with AIG and enable AIG to obtain a release of employment-related claims.

In 2012, the Committee established the 2012 Executive Severance Plan (the 2012 ESP), which replaced AIG’s prior Executive Severance Plan established in March 2008. The 2012 ESP extends to AIG executives in grade level 27 or above and other executives who participated in the prior plan. Each of our named executives (other than our Chief Executive Officer) is eligible based on both his grade level and eligibility under the prior plan. Under the terms of his employment agreement, Mr. Benmosche is not permitted to participate in the 2012 ESP.

The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or if a qualifying executive terminates for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, a participant is generally eligible to receive severance in an amount equal to the product of a multiplier times the sum of salary and three-year-average annual incentives. The multiplier is either 1 or 1.5 depending on the executive’s grade level and increases to 1.5 or 2 for qualifying terminations within two years following a Change in Control. However, in any event, executives in grade level 27 or above who participated in the prior plan, which includes our named executives (other than our Chief Executive Officer), may not receive less than the severance they would have received under the prior plan. In April 2013, the 2012 ESP was amended for better consistency across participants in calculating the three-year-average annual incentives portion of the severance formula. For any year in which a participant was in the “Top 25 group” while AIG was subject to the TARP Standards, this calculation will use the participant’s annual short-term incentive target for the year of termination (rather than the participant’s “TARP RSUs,” as described under “—Historic Compensation Components”). The Top 25 group for any year while AIG was subject to the TARP Standards comprised our named executives and the 20 other most highly paid employees, based on prior year compensation. For more detail regarding our named executives’ severance payments and benefits, see “—Potential Payments on Termination.”

Determination of Earned Short-Term Incentive Awards

As described above under “2013 Compensation Structure—Direct Compensation Components—Short-Term Incentive,” the Committee approves earned awards for our named executives in accordance with our short-term incentive structure that considers both business unit/function and individual performance. In February 2014, the Committee determined the following earned short-term incentive amounts. Payment of 50% of each named executive’s earned award is deferred until March 2015.

Named Executive Officer	Individual Target Amount	Business/ Function Modifier	Individual Performance Modifier	Earned Award Amount
Robert H. Benmosche	$4,000,000	110%	136%	$6,000,000
David L. Herzog	$2,000,000	113%	100%	$2,260,000
William N. Dooley	$2,000,000	114%	105%	$2,400,000
Peter D. Hancock	$2,700,000	102%	127%	$3,500,000
Jay S. Wintrob	$2,400,000	121%	131%	$3,800,000

Chief Executive Officer. Mr. Benmosche’s business/function modifier is based on AIG’s overall business unit performance (110%), which represents the average of the performance modifiers for AIG Property Casualty, AIG Life and Retirement and UGC, weighted 56%, 41% and 3%, respectively. As detailed below, AIG Property Casualty and AIG Life and Retirement achieved performance modifiers of 102% and 121%, respectively, and UGC achieved a performance modifier of 117%.

In determining the individual performance modifier for Mr. Benmosche, the Committee considered his contributions to AIG, including the following key AIG-wide financial, strategic, operational and organizational achievements:

Metric	Significant Achievements
Financial	Exceeded target for AIG adjusted pre-tax operating income (AIG Adjusted PTOI) (26% above target of $7.7 billion); achieved growth in TBVPS above the 55th percentile through the first nine months of 2013, based on 2013 Long-Term Incentive Plan peers (full year data is not yet available for all peer companies); achieved TSR of 42.4% for 2013 (41st percentile) evaluated in light of 2012-2013 two-year performance (TSR of 113.9%, representing the 95th percentile); demonstrated progress toward improving ratings agency outlooks on AIG by improving AIG’s fixed charge coverage ratio (AIG’s 2013 ratio was more than twice that of prior year 2.4x); exceeded expectations by retiring $5.3 billion of liabilities (excluding scheduled maturities) funded by cash or new debt issuances (78% above target of $3 billion).

Strategic	On track to successfully divest ILFC to AerCap Holdings N.V., as announced in December 2013, for consideration of approximately $5.4 billion (based on AerCap’s pre-announcement closing stock price on December 13, 2013 of $24.93 for the approximately 97.6 million shares of AerCap common stock to be received by AIG).

Operational	Implemented and maintained business continuity management program across AIG, with emergency notification system implemented in 46 countries and more than 95% of business continuity compliance objectives satisfied (exceeding target). Implemented and maintained active information technology risk program across AIG and ensured substantially all related action plans were implemented by their deadlines. Continued to enhance AIG’s reserving and capital planning policies and procedures, including approval of a reserving policy and capital management policies by the Board or applicable Board committee and Board review of a capital plan. Increased the development and use of shared services across all operations and information technology functions by adding more than 1,900 positions. Ensured that all key cross-functional projects identified by AIG leadership receive priority with respect to investments, resources and oversight, with 100% completion on two projects in 2013.

Organizational	Continued to drive the diversity of AIG’s workforce by focusing on diverse internal and external candidates for AIG’s executive hires, although retention of high-performing employees throughout AIG did not meet target annualized attrition rate of 5%. Exceeded expectations by implementing and participating in leadership development programs for employees in grade level 24 and above, facilitating training modules and launching a senior leadership pilot program. Partially achieved internal mobility goal by filling 44% of job vacancies in grade level 24 and above with internal hires and 24% for all grade levels.

Chief Financial Officer. In approving the business/function modifier for the AIG Finance function, the Committee considered overall performance for AIG’s core business units (110%, as discussed above), as well as metrics and actual results specific to the AIG Finance function, as follows:

	AIG Finance Function ($ in millions)
Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (125%)	Actual	% Achieved (Weighted)
Overall business unit performance	75%	N/A	N/A	N/A	110%	82.5%
Enterprise finance transformation*	12.5%	50% of milestones achieved	75% of milestones achieved	100% of milestones achieved	>75% of milestones achieved	14.5%
Adjusted general operating expenses	12.5%	$1,510	$1,438	$1,366	$1,363	15.6%
AIG Finance Function Modifier:						113%

*	Enterprise finance transformation milestones consist of more than 20 financial projects across Finance and AIG’s business units.

In determining the individual performance modifier for Mr. Herzog, the Committee considered the Chief Executive Officer’s evaluation of Mr. Herzog’s absolute and relative contributions to AIG’s performance, including the following key financial, strategic, operational and organizational achievements:

Metric	Significant Achievements
Financial

Exceeded target AIG Adjusted PTOI (26% above target of $7.7 billion); achieved growth in TBVPS above the 55th percentile through the first nine months of 2013, based on 2013 Long-Term Incentive Plan peers (full year data is not yet available for all peer companies); and achieved TSR of 42.4% for 2013 (41st percentile) evaluated in light of 2012-2013 two-year performance (TSR of 113.9%, representing the 95th percentile).

In addition to the adjusted general operating expenses results for AIG Finance shown above, exceeded consultant spending goal by ensuring spending was in compliance with AIG policy regarding sourcing and approvals and was at or below budget.

Strategic	In addition to the enterprise finance transformation results for AIG Finance shown above, exceeded the following capital management goals: dividends from insurance companies (40% above target of $6.35 billion); excess capital released from Direct Investment book (79% above target of $400 million); and liability management (78% above target of $3 billion of liabilities retired (excluding scheduled maturities) funded by cash and new debt issuances).

Operational	Exceeded business continuity goals by, among other things, leading business continuity testing exercises to stress recovery strategies, establishing centralized oversight to evaluate and update continuity plans for largest Finance hubs, rolling out a standard business continuity training program, and satisfying all quarterly business continuity compliance objectives for Finance. Established internal quarterly reporting of Finance key performance indicators and management reporting for expenses with additional enhancements planned for 2014. Exceeded expectations by implementing and maintaining active information technology risk program across AIG Finance and ensuring all related action plans were implemented by their deadlines; and partially achieved voluntary implementation of 2013 comprehensive capital analysis and review and support for capital planning inspection.

Organizational	Executed on rotation opportunities for high potential employees within the Finance function and effectively managed low-performing employees. Demonstrated high performance by participating in and sponsoring women’s initiatives and recruiting women internally and externally for senior roles. Completed build-out of actuarial target operating model, including through new organizational structure for AIG Life and Retirement and filling senior positions.

Executive Vice President, Investments. In approving the business/function modifier for the AIG Investments function, the Committee considered overall performance for AIG’s core business units (110%, as discussed above), as well as metrics and actual results specific to the AIG Investments function, as follows:

	AIG Investments Function
Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (125%)	Actual	% Achieved (Weighted)
Overall business unit performance	75%	N/A	N/A	N/A	110%	82.5%
Relative Strategic Asset Allocation (total risk-adjusted return)	12.5%	25th percentile	55th percentile	75th percentile	98th percentile	15.6%
Relative Sub-asset Class Allocation	12.5%	25th percentile	55th percentile	75th percentile	99th percentile	15.6%
AIG Investments Function Modifier:						114%

In determining the individual performance modifier for Mr. Dooley, the Committee considered the Chief Executive Officer’s evaluation of Mr. Dooley’s absolute and relative contributions to AIG’s performance, including the following key financial, strategic, operational and organizational achievements of the AIG Investments function:

Metric	Significant Achievements
Financial	Implemented AIG’s 2013 investment plan and exceeded core results (6% above target of $15.4 billion, excluding strategic investments at AIG parent). Partially achieved 2013 AIG Investments cost reductions (74% below target of $25 million) while providing additional services to increase efficiency. Achieved general operating expenses for AIG Investments below budget. Exceeded consultant spending goal by ensuring that spending was in compliance with AIG policy regarding sourcing and approvals and was at or below budget.

Strategic	Exceeded expectations by structuring and executing commercial transactions that maximized the utilization of deferred tax assets scheduled to expire. Partnered with ERM and actuarial and value management teams with respect to a consolidated asset liability management infrastructure, including completing key pilot projects. Developed a framework to bring AIG’s global assets under AIG Asset Management’s direct management and enhanced investment controls and exceeded target by migrating more than $10 billion of assets to the platform in 2013. Supported and maintained business continuity management program within AIG Investments & Financial Services with compliance testing above target. Implemented and maintained active information technology risk program across AIG Investments and ensured substantially all related action plans were implemented by their deadlines.

Operational	Significantly improved AIG’s readiness for Federal Reserve Board supervision and met substantially all deadlines. Implemented and extended core analytical tools and platforms within the asset management business.

Organizational	Implemented a succession plan for senior positions in AIG Investments.

Executive Vice President, Property and Casualty Insurance. In approving the business/function modifier for the AIG Property Casualty business unit, the Committee considered the following metrics and actual results:

	AIG Property Casualty ($ in millions)
Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (125%)	Actual	% Achieved (Weighted)
Normalized Risk Adjusted Profit (RAP)*	60%	$(325)	$325	$650	$272	57.5%
Loss mitigation**	10%	Partially Achieved	Achieved	Exceeded	Exceeded	12.5%
Expense Management Savings	10%	$(200)	$0	$100	$(130)	6.8%
Distributions to AIG	10%	$2,250	$2,750	$3,000	$4,300	12.5%
Maintain or improve financial strength ratings by the four major ratings agencies	10%	Maintain and achieve ≤ 2 downward revisions in outlook	Maintain and achieve no downward revisions in outlook	Maintain and achieve ≥ 1 positive upgrade in outlook	Maximum	12.5%
AIG Property Casualty Business Modifier:						102%

*	The Committee determined to adjust the RAP metric to normalize for certain legacy environmental losses reported in Property Casualty—Other and for certain severe losses to align with the treatment of catastrophic losses.

**	Loss mitigation metrics consist of (1) use structural drivers for at least 50% of more complex reserves, (2) implement loss mitigation financial and operation metrics for legal and medical management, and (3) rollout of claims initiatives on track.

In determining the individual performance modifier for Mr. Hancock, the Committee considered the Chief Executive Officer’s evaluation of Mr. Hancock’s absolute and relative contributions to AIG’s performance, including the following key strategic, operational and organizational achievements of the AIG Property Casualty business unit:

Metric	Significant Achievements
Financial	The results for RAP, loss mitigation, expense management savings, distributions to AIG and financial strength ratings for AIG Property Casualty are shown above. RAP achievement represented significant improvement from 2012 level (which was below breakeven).

Strategic	Achieved growth in net premiums written, excluding the effect of foreign exchange, of 4% over prior year (20% below target of 5%). Grew net premiums written and headcount in growth economies and, among other strategic business expansion achievements, entered into a joint venture in China and commenced a ten-year exclusive distribution partnership in Turkey.

Operational	Exceeded business continuity management goal by satisfying all quarterly business continuity compliance objectives for AIG Property Casualty. Exceeded goal by implementing new underwriting tools for more than 75% of net premiums written; designed and launched five new technical training programs for commercial underwriters. Supported and promoted a robust compliance framework and Federal Reserve Board supervision program by implementing a governance structure and leading the steering committee on compliance, dedicating staff to Federal Reserve Board supervision and leading a senior executive training on reputational risk. Enhanced AIG Property Casualty’s reserving policies and procedures. Exceeded expectations by implementing and maintaining active information technology risk program across AIG Property Casualty and ensuring all related action plans were implemented by their deadlines.

Organizational	Filled the CEO of Global Consumer Insurance position and supported a successful transition. Improved retention of high performing employees with an annualized attrition rate of less than 8%; exceeded diversity recruiting goals; participated in leadership trainings.

Executive Vice President, Life and Retirement. In approving the business/function modifier for the AIG Life and Retirement business unit, the Committee considered the following metrics and actual results:

	AIG Life and Retirement ($ in millions)
Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (125%)	Actual	% Achieved (Weighted)
Adjusted premiums, deposits and other considerations (PDOC)	15%	$20,547	$25,684	$27,610	$28,809	18.75%
Adjusted Value of New Business (VoNB)	15%	$86	$171	$214	$382	18.75%
Adjusted pre-tax operating income (L&R Adjusted PTOI)	40%	$3,366	$3,960	$4,257	$4,889	50%
Adjusted general operating expenses*	10%	$1,662	$1,614	$1,566	$1,629	8.4%
Distributions to AIG	10%	$2,500	$3,600	$4,000	$4,433	12.5%
Maintain or improve financial strength ratings by the four major ratings agencies	10%	Maintain and achieve ≤ 2 downward revisions in outlook	Maintain and achieve no downward revisions in outlook	Maintain and achieve ≥ 1 positive upgrade in outlook	Maximum	12.5%
AIG Life and Retirement Business Modifier:						121%

*	The Committee determined to adjust the general operating expenses metric to normalize for significant and unexpected expenses related to the right-sizing of certain areas of the business in 2013.

In determining the individual performance modifier for Mr. Wintrob, the Committee considered the Chief Executive Officer’s evaluation of Mr. Wintrob’s absolute and relative contributions to AIG’s performance, including the following key financial, strategic, operational and organizational achievements of the AIG Life and Retirement business unit:

Metric	Significant Achievements
Financial	In addition to the achievements with respect to PDOC, VoNB, L&R Adjusted PTOI, adjusted general operating expenses, distributions to AIG and financial strength ratings for AIG Life and Retirement shown above, achieved Life and Retirement adjusted return on equity of 9.8% (10% above target of 8.9%). Exceeded consultant spending goal by ensuring that spending was in compliance with AIG policy regarding sourcing and approval and was at or below budget.

Strategic

Began executing on strategy to modernize and consolidate operating platform for AIG Life and Retirement’s life insurance business, which will result in lower costs, increased speed to market for product enhancements and increased responsiveness to customers and producers; established strategy to convert legacy American General Life in-force policy systems and implemented first stage of plan; implemented operating model to establish new business and underwriting relationship service teams for independent brokerage and new career distribution; migrated positions to lower cost locations; and designed and launched an innovative rider for life insurance products.

Significantly increased cross-sell of AIG Life and Retirement products within affiliated distribution channels compared to prior year; launched 60 new AIG Life and Retirement products to strategic partners; successfully integrated acquired business Woodbury Financial with the existing AIG Advisor Group, and leveraged Woodbury Financial as a life distribution center of excellence; established an Enterprise General Agency to encourage increased life insurance sales through all affiliated distribution channels and hired new personnel and leveraged existing talent for staffing; designed and launched a strategy to transform the legacy American General Life and Accident Insurance Company career distribution channel into a full-service, retail financial services model; hired a Human Resources Business Partner for AIG Financial Distributors to be responsible for all sales recruiting and began the design and implementation of a comprehensive sales training program; increased advisor and agent productivity by more than 15% on average, and increased AIG Advisor Group retention by 2 percentage points, The Variable Annuity Life Insurance Company retention by 10 percentage points and AIG Financial Network retention by 7 percentage points.

Operational	Launched a center of excellence focused on risk selection to enhance AIG Life and Retirement’s ability to accurately assess mortality and morbidity risks through data-driven analysis and provided increasing support for the structured settlement business and AIG Benefit Solutions’ medically underwritten business through the center of excellence. Migrated positions to lower cost locations and implemented productivity tracking system.

Organizational	Strengthened competitive position of AIG Benefits Solutions in the group benefits market by, among other things, selecting a new administrative platform, continuing to fill key positions and performing a comprehensive strategic review of the broad product portfolio which resulted in discontinuing certain non-core products, eliminating certain duplicative products and re-pricing and re-launching certain core products. Exceeded business continuity goals by, among other things, initiating unannounced, self-administered continuity testing exercises, directing in-depth business continuity program reviews; implementing and maintaining active information technology risk program across AIG Life and Retirement and ensuring all related action plans were implemented by their deadlines.

Non-GAAP Financial Measures

Certain of the operating performance measurements used by AIG management are “non-GAAP financial measures” under SEC rules and regulations. See Appendix B to this proxy statement for an explanation of how these measures are calculated from our audited financial statements.

Historic Compensation Components

Senior Partners Plan. In January 2013, Messrs. Herzog, Dooley, and Wintrob received $339,625, $1,018,875 and $1,358,500, respectively, upon the vesting of awards previously earned for the 2005-2007 performance period under AIG’s Senior Partners Plan. These awards are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.” No awards remain outstanding under the Senior Partners Plan.

Stock Salary. From 2009 to 2012, AIG maintained a program of regular bi-weekly or semi-monthly grants of vested stock or units generally referred to as “Stock Salary.” In large part, Stock Salary took the place of what would otherwise have been annual and long-term cash, stock and performance-based incentive programs while AIG was subject to the TARP Standards. Grants of Stock Salary remained subject to transfer or payment restrictions over a multi-year period and, as of year-end 2013, each of our named executives held vested Stock Salary awards still subject to transfer or payment restrictions. These awards are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

TARP RSUs. While AIG was subject to the TARP Standards, named executives eligible for incentives could receive such pay only in the form of TARP RSUs. In order to qualify as TARP RSUs under the applicable regulation, the award was generally required to have at least a two-year vesting period and become payable only in 25% increments in proportion to AIG’s repayment of its TARP obligations. Because AIG fully repaid its TARP obligations as of December 14, 2012, 100% of the TARP RSUs that had not vested will be paid on the scheduled vesting date for such awards. The shares underlying TARP RSUs that vested in 2013 are included in “2013 Compensation—Holdings of and Vesting of Previously Awarded Equity—Vesting of Stock-Based Awards During 2013.”

Process for Compensation Decisions

Role of the Committee. The Committee determines and approves the compensation of AIG’s Chief Executive Officer, and the Board approves or ratifies the amounts to be awarded to him. After considering the recommendation of AIG’s Chief Executive Officer, the Committee also approves the compensation of other key employees under its purview, which includes all of the other named executives. Currently, there are 43 employees under the Committee’s purview. The Committee also makes recommendations to the Board with respect to AIG’s compensation programs for other key employees and oversees AIG’s management development and succession planning programs. Attendance at Committee meetings generally includes members of the executive team, including representatives from internal legal and human resources, outside counsel, and the Committee’s independent consultant.

Consultants. To provide independent advice, the Committee has used the services of the Cook firm since 2005. A senior consultant of the Cook firm regularly attends the Committee’s meetings and is instructed to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including views of how the program and proposals compare to market practices in financial services and general industry and to “best practices.” The Cook firm responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs, including the 2013 executive compensation structure. The Cook firm also participated in the Committee meetings in which the compensation risk assessment was conducted and previously advised that the process was thorough and well designed. In compliance with SEC and NYSE rules, in March 2014, the Committee reviewed various items related to the Cook firm’s relationship to AIG, the members of the Committee and AIG’s executive officers. The Committee confirmed that neither the Cook firm nor any of its affiliates provides any other services to AIG or its management except with respect to director compensation, and that the Cook firm had no business or personal relationship with any member of the Committee or executive officer that raised a conflict of interest with respect to the Cook firm’s work for the AIG Board. The Committee also received information on the fees paid to the Cook firm by AIG as a percentage of the Cook firm’s total revenue and the Cook firm’s ownership of any AIG Common Stock. Considering this information, the Committee determined that the Cook firm is independent and that its work has not raised any conflict of interest.

In 2013, the Committee also considered materials prepared by Johnson Associates related to market compensation levels. Johnson Associates was engaged by AIG to assist with this work. In particular, Johnson Associates prepared reports presenting market comparisons of total compensation levels for existing employees, new hires and promotions with respect to positions within the Committee’s purview. The Committee performed a review of Johnson Associates’ services similar to the review of the Cook firm described above. The Committee noted that the Cook firm reviewed the reports prepared by Johnson Associates prior to consideration by the Committee and determined that this appropriately addressed any conflict of interest raised by Johnson Associates’ work or business relationship with AIG.

Consideration of Shareholder Feedback. The Committee values regular feedback from AIG’s shareholders, including the feedback received through our say-on-pay advisory vote. As a TARP participant, AIG held an annual say-on-pay advisory vote beginning in 2010, and, following our repayment of our TARP obligations, the Board unanimously recommended, and our shareholders agreed, that the say-on-pay advisory vote continue to occur annually (rather than every two years or every three years) as a corporate governance best practice. More than 98% of the votes cast by shareholders were in favor of the 2012 compensation of our named executives as disclosed in our 2013 Proxy Statement. Although the Committee reviewed the outcome of the vote, the result did not impact compensation decisions because the Special Master determined the specific 2012 compensation structures and amounts payable or potentially payable for AIG’s named executives. In reviewing the vote, the Committee noted that our executive compensation program established in 2013 builds upon certain principles of the 2012 structures with a greater emphasis on performance-based pay, long-term incentives and alignment with sound risk management.

Consideration of Competitive Compensation Levels. In 2013, the Committee considered information from data disclosed in surveys, market practices and levels disclosed in proxy statements and employment contracts from a number of peer companies (Broad Data), as well as Johnson Associates’ benchmarks which reflect proprietary data, third-party references and market impressions and judgment. The companies used in the Broad Data set were: Aetna, Inc., AFLAC, The Allstate Corporation, American Express Company, Ameriprise Financial, Inc., Bank of America Corporation, Bank of New York Mellon, BlackRock, Inc., Capital One Financial Corp., CIGNA Corporation, Citigroup Inc., Chubb Group, Hartford Financial Services, Invesco Ltd., JP Morgan Chase & Co., Lincoln National Corporation, Marsh & McLennan Companies, Inc., MetLife Inc., Principal Financial Group, Inc., Prudential Financial Inc., T. Rowe Price Group, Inc., The Travelers Companies Inc., U.S. Bancorp and Wells Fargo & Company.

Consideration of Risk Management. The Committee discusses and reviews annually, in consultation with AIG’s senior risk officer, the relationship between AIG’s risk management policies and practices and senior executive incentive compensation. For further discussion of the consultation process and ERM’s risk assessment, see the Report of the Compensation and Management Resources Committee.

Other Considerations

Clawback Policy. In 2013, the Committee adopted and implemented a comprehensive Clawback Policy to encourage sound risk management and individual accountability. The Clawback Policy covers all executive officers and any other employee as determined by the Committee and applies to covered compensation for such executive officers and employees. Covered compensation generally includes any bonus, equity or equity-based award or other incentive compensation granted to an executive officer or employee while he or she is subject to the policy, which includes our 2013 incentive awards. In the event that the Committee determines that a triggering event under the Clawback Policy has occurred, the Committee may require an executive officer or other covered employee to forfeit and/or repay all or any portion of any unpaid covered compensation or covered compensation paid in the twelve months (or such longer period of time as required by any applicable statute or government regulation) preceding the event. Triggering events generally include a material financial restatement; the award or receipt of covered compensation based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined; a failure of risk management, including in a supervisory role, or material violation of AIG’s risk policies; and an action or omission that results in material financial or reputational harm to AIG.

Share Ownership Guidelines and No-Hedging Policy. AIG’s share ownership guidelines establish levels of ownership of AIG Common Stock at five times salary for the Chief Executive Officer and three times salary for other executive officers, which include the other named executives. Until the guidelines are met, such employees are required to retain 50% of the shares of AIG Common Stock received upon the exercise, vesting or payment of certain equity-based awards granted by AIG. Shares held for purposes of the guidelines may include stock owned outright by the officer or his or her spouse and earned but unvested share-based awards. The guidelines apply to all of AIG’s executive officers. Executive officers are required to comply with the guidelines until six months after they cease to be executive officers.

AIG’s Code of Conduct and Insider Trading Policy prohibit employees from engaging in any hedging transactions with respect to any of AIG’s securities, including by trading in any derivative security relating to AIG’s securities.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally limits the tax deductibility of compensation in excess of $1 million per year paid by a public company to its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), subject to certain exceptions, including an exception for qualifying “performance-based compensation” (as defined under applicable tax regulations). During the period that AIG was subject to TARP, AIG was subject to Section 162(m)(5) of the Code, which removed the “performance-based compensation” exception and lowered the cap on deductibility from $1 million to $500,000 per year. Accordingly, while subject to TARP, deductibility was not taken into account in making compensation decisions. Following our repayment of our TARP obligations in December 2012, the Board approved the AIG 2013 Omnibus Incentive Plan, an omnibus incentive plan designed to replace the 2010 Stock Incentive Plan and allow for the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m). Our shareholders approved the 2013 Plan at AIG’s 2013 Annual Meeting, and the Committee intends that short-term and long-term incentives awarded to covered employees for 2014 will qualify for this exception. However, the Committee retains the ability to pay compensation that exceeds $1 million and does not constitute qualifying “performance-based compensation” when it determines that such payments are in the best interest of AIG and our shareholders. The Committee believes that retaining the flexibility to attract, retain and motivate our employees with a compensation program that supports long-term value creation, even though some compensation awards may not be deductible, is in the best interests of our shareholders.

Conclusion

Our 2013 compensation program reflects our commitment to comprehensive pay-for-performance standards throughout AIG. We believe AIG’s compensation program properly motivates our employees and appropriately rewards them for their efforts to balance profit, growth, and risk.

2013 COMPENSATION

Summary Compensation Table

The following tables contain information with respect to AIG’s named executives, who are the Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Robert H. Benmosche	2013	$2,269,231	$0	$6,452,514	$6,000,000	$60,123	$52,694	$14,834,562
Chief Executive Officer	2012	$3,000,000	$0	$7,500,000	$0	$33,412	$40,498	$10,573,910
	2011	$3,000,000	$0	$10,932,677	$0	$28,576	$22,928	$13,984,181
David L. Herzog	2013	$988,346	$0	$3,687,129	$2,260,000	$0	$36,737	$6,972,212
Executive Vice President	2012	$495,000	$0	$5,804,973	$0	$191,345	$27,109	$6,518,427
and Chief Financial Officer	2011	$495,000	$0	$5,804,999	$0	$174,075	$21,775	$6,495,849
William N. Dooley	2013	$987,308	$0	$3,687,129	$2,400,000	$0	$43,666	$7,118,103
Executive Vice President—	2012	$450,000	$0	$5,550,000	$0	$595,778	$31,723	$6,627,501
Investments	2011	$450,000	$0	$5,550,000	$0	$602,981	$39,642	$6,642,623
Peter D. Hancock	2013	$1,471,154	$0	$4,562,843	$3,500,000	$52,252	$61,941	$9,648,190
Executive Vice President—	2012	$1,800,000	$0	$6,199,995	$0	$25,364	$21,583	$8,046,942
Property and Casualty Insurance	2011	$1,794,231	$0	$5,199,990	$0	$28,475	$11,942	$7,034,638
Jay S. Wintrob	2013	$1,183,731	$0	$4,055,842	$3,800,000	$334,923	$62,498	$9,436,994
Executive Vice President—	2012	$495,000	$0	$6,504,972	$0	$306,082	$81,257	$7,387,311
Life and Retirement	2011	$495,000	$0	$6,504,993	$0	$276,420	$60,466	$7,336,879

Footnotes to 2013 Summary Compensation Table

(1)	2013 Amounts. The amounts represent the grant date fair value of PSUs granted for the 2013–2015 performance period under the 2013 AIG Long-Term Incentive Plan (the 2013 LTIP) based on target performance determined in accordance with FASB ASC Topic 718. At the maximum level of performance, the grant date fair value would be: Benmosche—$8,182,828; Herzog—$4,675,870; Dooley—$4,675,870; Hancock—$5,786,417; and Wintrob—$5,143,461. All amounts are subject to clawback under the AIG Clawback Policy.

2012 Amounts. For Mr. Benmosche, the amount represents the grant date fair value of Stock Salary paid during 2012 in AIG Common Stock, which is restricted from transfer until August 10, 2014, and includes $393 in cash paid in lieu of fractional shares. For Messrs. Herzog, Dooley, Hancock and Wintrob, the amounts represent the grant date fair value of Stock Salary paid during 2012 in restricted stock units (RSUs) and, except for Mr. Dooley, TARP RSUs awarded in December 2012 for 2012 performance.

2011 Amounts. For Mr. Benmosche, the amount represents the grant date fair value of Stock Salary paid during 2011 in AIG Common Stock, which is restricted from transfer until August 10, 2014, and TARP RSUs awarded in March 2011 for 2010 performance, and includes $474 in cash paid in lieu of fractional shares. For Messrs. Herzog, Dooley, Hancock and Wintrob, the amounts represent the grant date fair value of Stock Salary paid during 2011 in RSUs and, except for Mr. Dooley, TARP RSUs awarded in December 2011 for 2011 performance.

Calculation. The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 20 to the Consolidated Financial Statements included in AIG’s 2013 Annual Report on Form 10-K (for awards granted in 2013), Note 21 to the Consolidated Financial Statements included in AIG’s 2012 Annual Report on Form 10-K (for awards granted in 2012) and Note 19 to the Consolidated Financial Statements included in AIG’s 2011 Annual Report on Form 10-K (for awards granted in 2011).

(2)	The amounts represent the full amount of the awards earned under the AIG 2013 Short-Term Incentive Plan for 2013 performance. 50% of the award was paid in March 2014 and payment of the remaining 50% of the award is deferred until March 2015. 100% of the award is fully vested at the time of the first payment. All amounts are subject to clawback under the AIG Clawback Policy.

(3)	The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under AIG’s defined benefit (pension) plans, including the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP and/or the American General Corporation Supplemental Executive Retirement Plan, as applicable. These plans are described in “Post-Employment Compensation—Pension Benefits.” Mr. Herzog had a negative change in pension value of $24,779 and Mr. Dooley had a negative change in pension value of $11,782 because, although each of them actually accrued additional pension benefits for 2013, there was an increase in the discount rate in 2013 that resulted in a decrease in the present values, which more than offset the additional benefit accrued in 2013.

While AIG was subject to the TARP restrictions on executive compensation, there was a freeze on future benefit accruals with regard to the benefits provided under the Non-Qualified Retirement Plan and the SERP. Benefit accruals in these plans ceased on October 22, 2009 for Messrs. Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Because the TARP restrictions ceased to apply to AIG as of December 14, 2012, the freeze on benefit accruals in the Non-Qualified Retirement Plan and the SERP ended and benefit accruals commenced again under these plans after this date. In addition, benefit accruals commenced after December 14, 2012 for Messrs. Benmosche and Hancock under the Non-Qualified Retirement Plan, as they had not accrued any benefits under this plan prior to the TARP restrictions. We are not permitted to restore service for benefit accruals for the length of time during which these executives were subject to the freeze.

(4)	Perquisites. This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost to AIG of perquisites received by each named executive.

Perquisites and Benefits

Name	Personal Use of Car Service/Car Allowance/Parking(a)	Financial, Tax and Legal Planning(b)	Other(c)	Total
Robert H. Benmosche	$33,398	$0	$3,516	$36,914
David L. Herzog	$6,678	$10,000	$4,279	$20,957
William N. Dooley	$1,190	$16,209	$10,487	$27,886
Peter D. Hancock	$6,921	$10,000	$29,240	$46,161
Jay S. Wintrob	$6,786	$10,000	$12,138	$28,924

(a)	Includes the incremental cost of driver overtime compensation, fuel and maintenance attributable to personal use of company cars. Mr. Benmosche was provided with a dedicated car and driver to enhance his security and efficient travel.

(b)	Incremental costs related to financial, tax and legal planning represent AIG’s direct expenditures.

(c)	Includes travel, meals and entertainment for the named executives and spouses and, for certain named executives, the cost of an annual medical examination paid for by the company.

Other Benefits. This column also includes life insurance premiums paid for the benefit of the named executives. All named executives are covered under the AIG Basic Group Life Insurance Plan. For group life insurance, the 2013 company-paid costs were: Benmosche—$480; Herzog—$480; Dooley—$480; Hancock—$480; and Wintrob—$480.

This column also includes matching contributions by AIG under its 401(k) plan. These matching contributions include the following amounts in 2013: Benmosche—$15,300; Herzog—$15,300; Dooley—$15,300; Hancock—$15,300; and Wintrob—$15,300 (plus $285 attributable to a matching contribution payment for 2012). See “Post-Employment Compensation—Nonqualified Deferred Compensation” for additional details.

For Mr. Wintrob, this column includes special tax distributions of $17,509 in 2013 related to his investment in an employee co-investment fund, SunAmerica Venture Fund 2000, L.P.

AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers and its subsidiaries and their directors and officers. The premium for this policy for the year ended September 22, 2013 was approximately $30 million and for the year ending September 22, 2014 was approximately $24.3 million. In addition, AIG purchased coverage in 2008 that will be in effect until September 22, 2014 and will allow AIG and its subsidiaries to report claims that relate to director and officer conduct during the period from May 24, 2005 to September 22, 2008, at a total cost of approximately $75 million.

2013 Grants of Plan-Based Awards

Total 2013 Grants. The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2013. (No option awards were granted to the named executives in 2013.)

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Performance Share Units)(2)			All Other Stock Awards (# of AIG Shares)	Grant Date Fair Value of Equity Awards ($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert H. Benmosche
2013 STI	04/01/13	$0	$4,000,000	$7,500,000	—	—	—	—	—
2013 LTIP	04/01/13	—	—	—	91,551	183,102	274,653	—	$6,452,514
David L. Herzog
2013 STI	04/01/13	$0	$2,000,000	$3,750,000	—	—	—	—	—
2013 LTIP	04/01/13	—	—	—	52,315	104,629	156,944	—	$3,687,129
William N. Dooley
2013 STI	04/01/13	$0	$2,000,000	$3,750,000	—	—	—	—	—
2013 LTIP	04/01/13	—	—	—	52,315	104,629	156,944	—	$3,687,129
Peter D. Hancock
2013 STI	04/01/13	$0	$2,700,000	$5,062,500	—	—	—	—	—
2013 LTIP	04/01/13	—	—	—	64,740	129,479	194,219	—	$4,562,843
Jay S. Wintrob
2013 STI	04/01/13	$0	$2,400,000	$4,500,000	—	—	—	—	—
2013 LTIP	04/01/13	—	—	—	57,546	115,092	172,638	—	$4,055,842

(1)	Amounts shown reflect the range of possible cash payouts under the 2013 Short-Term Incentive Plan. Actual amounts earned, as determined by the Committee in the first quarter of 2014, are reflected in the 2013 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts shown reflect the potential range of 2013 PSU awards under the 2013 LTIP. Actual amounts earned are based on achieving relative TSR and relative growth in TBVPS over the 2013 to 2015 performance period. Results will be certified by the Committee in the first quarter of 2016. For more information on the LTIP awards, including the applicable performance metrics, please see “Compensation Discussion and Analysis—2013 Compensation Structure—Direct Compensation Components—Long-Term Incentive.” Holders of PSUs are not entitled to dividend or dividend equivalents.

(3)	Amounts shown represent the grant date fair value of the PSU awards for the 2013-2015 performance period determined in accordance with FASB ASC Topic 718 using the assumptions presented in Note 20 to the Consolidated Financial Statements in AIG’s 2013 Annual Report on Form 10-K.

HOLDINGS OF AND VESTING OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2013

Equity-based awards held at the end of 2013 by each named executive were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under AIG’s time-vested equity and option awards will be delivered under the 2013 Omnibus Incentive Plan, 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, AIG’s Amended and Restated 2002 Stock Incentive Plan or AIG’s Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards are grants historically made by Starr International Company, Inc. (SICO) under a series of two-year Deferred Compensation Profit Participation Plans (the SICO Plans).

The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

							Stock Awards
	Option Awards(1)						Unvested (No Longer Subject to Performance Conditions)		Equity Incentive Plan Awards (Unearned and Unvested)
Name	Year Granted(1)	Number Exercisable	Exercise Price		Expiration Date	Plan(2)(3)(4)	Number	Market Value(5)	Number	Market Value(2)
Robert H. Benmosche	—	—		—	—	2013 LTIP			274,653	$14,021,036

David L. Herzog	2007	1,749		$1,140.99	12/13/2017	2013 LTIP			156,944	$8,011,991
	2006 2005 2005 2004	1,499 1,249 750 749	$ $ $ $	1,420.00 1,319.79 1,187.00 1,289.39	12/11/2016 12/14/2015 09/01/2015 12/16/2014	TARP RSUs	54,592	$2,786,922
						SICO Plans	729	$37,215

						Total	55,321	$2,824,137

William N. Dooley	2007	2,499		$1,140.99	12/13/2017	2013 LTIP			156,944	$8,011,991
	2006	2,499		$1,420.00	12/11/2016	SICO Plans	6,957	$355,155
	2005	1,999		$1,319.79	12/14/2015
	2005	1,500		$1,187.00	09/01/2015
	2004	1,499		$1,289.39	12/16/2014

Peter D. Hancock	—	—		—	—	2013 LTIP			194,219	$9,914,880
						TARP RSUs	46,501	$2,373,876

Jay S. Wintrob	2007 2006 2005 2005 2004	2,999 2,999 2,999 2,500 2,499	$ $ $ $ $	1,140.99 1,420.00 1,319.79 1,187.00 1,289.39	12/13/2017 12/11/2016 12/14/2015 09/01/2015 12/16/2014	2013 LTIP			172,638	$8,813,170
						TARP RSUs	60,658	$3,096,591
						SICO Plans	5,760	$294,048

						Total	66,418	$3,390,639

(1)	None of the named executives has received options since 2008. All previously granted options had four-year pro rata vesting schedules. All outstanding options were exercisable and have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant.

(2)	All 2013 LTIP awards are shown at maximum payout, using the closing sale price of AIG Common Stock on the NYSE on December 31, 2013 of $51.05 per share. Whether these awards will be earned at maximum level, or a lower level, or at all depends on AIG performance against plan metrics over a three-year performance period. Once earned, all 2013 LTIP awards will vest one-third on the first day of January in each of 2016, 2017 and 2018.

(3)	All TARP RSUs are expected to be paid in cash (based on the value of AIG Common Stock on the payout date). The vesting dates for TARP RSUs are as follows:

	Number of TARP RSUs
Vesting date	David L. Herzog	Peter D. Hancock	Jay S. Wintrob
12/17/2014	15,321	14,306	17,024
12/19/2014	23,949	17,889	26,610
12/17/2015	15,322	14,306	17,024

(4)

Prior to 2005, key employees participated in the SICO Plans. The original SICO plan came into being in 1975. Participation in the SICO Plans by any person, and the extent of such participation, was at the sole discretion of SICO’s Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO Plans when required; AIG has made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of AIG’s current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under the SICO Plans.

Shares that have been contingently allocated to named executives under the SICO Plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO’s Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

Under certain of the SICO Plans, if a participating named executive continues to be employed by AIG at the end of the eighth year after units were granted and had not yet reached age 65, he was contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are included in this table.

(5)	Based on the closing sale price of AIG Common Stock on the NYSE on December 31, 2013 of $51.05 per share.

Vesting of Stock-Based Awards During 2013

The following table sets forth the amounts realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2013. There were no options exercised in 2013 by any of the named executives.

2013 Vesting of Stock-Based Awards

	Stock-Based Awards Vested in 2013
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert H. Benmosche(1)	95,160	$3,708,385
David L. Herzog(2)	43,087	$2,182,029
William N. Dooley(3)	28,079	$1,432,871
Peter D. Hancock(4)	17,889	$900,890
Jay S. Wintrob(5)	48,249	$2,444,318

(1)	Represents 95,160 shares underlying vested TARP RSUs granted on March 15, 2011 that were settled in cash (based on the value of the underlying shares of AIG Common Stock on the vesting date).

(2)	Represents (i) 19,093 shares underlying vested TARP RSUs granted on December 20, 2010 and 23,949 shares underlying vested TARP RSUs granted on December 19, 2011 that were settled in cash (in each case, based on the value of the underlying shares of AIG Common Stock on the vesting date), and (ii) a distribution of 45 shares from a SICO Plan.

(3)	Represents 28,079 shares underlying vested TARP RSUs granted on December 20, 2010 that were settled in cash (based on the value of the underlying shares of AIG Common Stock on the vesting date).

(4)	Represents 17,889 shares underlying vested TARP RSUs granted on December 19, 2011 that were settled in cash (based on the value of the underlying shares of AIG Common Stock on the vesting date).

(5)	Represents 21,639 shares underlying vested TARP RSUs granted on December 20, 2010 and 26,610 shares underlying vested TARP RSUs granted on December 19, 2011 that were settled in cash (in each case, based on the value of the underlying shares of AIG Common Stock on the vesting date).

POST-EMPLOYMENT COMPENSATION

Pension Benefits

AIG maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. Employees of AIG and its subsidiaries who are citizens of the United States and are paid on a U.S. dollar payroll, or non-citizens working in the United States, are covered under the Qualified Retirement Plan. Participants whose formula benefit is restricted from being fully paid from the Qualified Retirement Plan due to Internal Revenue Service (IRS) limits on compensation and benefits, including the named executives, are eligible to participate in the Non-Qualified Retirement Plan. Of the named executives, only Messrs. Dooley and Wintrob also participate in the SERP. In addition, Mr. Herzog has a benefit under the American General Corporation Supplemental Executive Retirement Plan for service accrued to December 31, 2002. This benefit vested, and his age 65 accrued benefit was frozen, following the acquisition of the American General Corporation on August 29, 2001.

While AIG was subject to the TARP restrictions on executive compensation, benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Herzog and Wintrob and on December 11, 2009 for Mr. Dooley, and benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche, Herzog and Hancock do not participate in the SERP. Because the TARP restrictions ceased to apply as of December 14, 2012, the freeze on benefit accruals in the Non-Qualified Retirement Plan and SERP ended and benefit accruals commenced again under these plans after this date. In addition, benefit accruals commenced for Messrs. Benmosche and Hancock under the Non-Qualified Retirement Plan, as they had not accrued any benefits under this plan prior to the TARP restrictions. We are not permitted to restore service for benefit accruals for the length of time during which these executives were subject to the freeze.

The benefit formula under the Qualified Retirement Plan and the Non-Qualified Retirement Plan was converted effective April 1, 2012 from a final average pay formula to a cash balance formula comprised of pay credits, calculated based on 6 percent of a plan participant’s annual pensionable compensation (subject to IRS limitations, on qualified plans ($255,000 in 2013) and annual interest credits (2.90% in 2013)).

The definition of pensionable compensation under the cash balance formula is different from the definition used in the final average pay formula. Effective April 1, 2012, pensionable compensation under the cash balance formula includes base salary, commissions, overtime and annual short-term incentive awards. The Qualified Retirement Plan continues to be subject to IRS compensation limits and the Non-Qualified Retirement Plan was subject to an annual compensation limit of $1.015 million in 2013.

The current final average pay formula and definition of pensionable compensation did not change under the Qualified Retirement Plan or the Non-Qualified Retirement Plan for employees whose age and credited service as of March 31, 2012 equaled 65 or greater and who had at least five years of credited service in the Qualified Retirement Plan as of that date. Messrs. Dooley and Wintrob meet these requirements. For purposes of all of the domestic pension plans, the final average pay formula is based on the average pensionable compensation of a participant during those three consecutive years in the last 10 years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards. These participants will receive a benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Qualified Retirement Plan due to IRS limits on compensation and benefits. The Qualified Retirement Plan and Non-Qualified Retirement Plan final average pay formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

Participants in the Qualified Retirement Plan are vested after three years of service and participants in the Non-Qualified Retirement Plan are vested once they attain age 60 with five or more years of service or age 55 with 10 or more years of service.

Participants in the Qualified Retirement Plan can elect to receive their benefit in the form of an annuity or as a lump sum distribution. For Non-Qualified Retirement Plan participants, the benefit they accrued through March 31, 2012 can be paid only in the form of an annuity, and the benefit accrued on and after April 1, 2012 can be paid only in a lump sum.

The SERP continues to provide participants annuity options under the final average pay formula. The SERP provides a benefit equal to 2.4 percent times average final salary for each year of credited service up to 25 years, reduced by the monthly benefits payable from the Non-Qualified Retirement Plan, the Qualified Retirement Plan, Social Security and any predecessor plan or foreign deferred compensation plan sponsored by AIG.

Early retirement benefits. Each of the domestic pension plans provides for reduced early retirement benefits. These benefits are available to all vested participants in the Qualified Retirement Plan. The

Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with 10 or more years of service or to participants who have reached age 60 with five or more years of service. The early retirement reduction factors in the Non-Qualified Retirement Plan are based upon age as of the retirement date and years of credited service excluding the freeze period. The SERP provides reduced early retirement benefits to participants beginning at age 60 with five or more years of service, or to participants who have reached age 55 with 10 or more years of credited service, except that the Committee must approve payment for eligible participants retiring before age 60.

In the case of early retirement, participants in the SERP will receive the SERP formula benefit reduced by 3, 4 or 5 percent (depending on age and years of credited service at retirement excluding the freeze period) for each year that retirement precedes age 65. Participants in the Qualified Retirement Plan and the Non-Qualified Retirement Plan under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by a further amount in the same manner described with respect to the SERP except that there is no exclusion of service for the freeze period under the Qualified Retirement Plan. Participants in the Qualified Retirement Plan with at least 3 years of service to AIG have a vested reduced retirement benefit pursuant to which, in the case of termination of employment prior to reaching age 65, such participants may elect to receive a reduced early retirement benefit commencing at any date between their date of termination and age 65. Participants in the Qualified Retirement Plan may choose to receive a lump sum payment or an annuity option upon normal or early retirement. Participants in the Non-Qualified Plan must receive the benefit accrued through March 31, 2012 in the form of an annuity and the benefit accrued on and after April 1, 2012 in a lump sum. The SERP participants can elect an annuity option only and may not choose to receive the benefit in a lump sum.

Death and disability benefits. Each of the domestic pension plans also provides for death and disability benefits. The death benefit payable to a participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan will generally equal the participant’s lump sum benefit or cash balance account. In the case of death, the SERP provides a participant who has at least five years of service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, which may be reduced based on the age of the surviving spouse.

Under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, participants who become disabled and whose benefit is determined under the final average pay formula continue to accrue credited service, and participants whose benefit is determined under the cash balance formula continue to receive pay credits and interest credits to their cash balance account, during the period that they are receiving payments under AIG’s long-term disability plan or during periods of unpaid medical leave before reaching age 65 (or such later date as provided under AIG’s long-term disability plan if disability commences after age 60) for a maximum of three additional years. Under the SERP, participants do not accrue credited service during that time.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Non-Qualified Retirement Plan and the SERP is reduced by amounts payable under the Qualified Retirement Plan, and participants in both the Non-Qualified Retirement Plan and the SERP may receive the formula benefit from the SERP only to the extent that it exceeds the benefit payable from the Non-Qualified Retirement Plan and the Qualified Retirement Plan.

2013 pension benefits. The following table details the accumulated benefits under the pension plans in which each named executive participates. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. However, it is important to note that the benefits shown for the named executives are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely if the named executive does not continue to work at AIG for the next several years. As of year-end 2013, Messrs. Dooley and Wintrob were eligible for early retirement benefits under the Non-Qualified Retirement Plan, but Messrs. Benmosche, Herzog and Hancock were not yet eligible for early retirement benefits under that plan. Mr. Dooley was eligible for early retirement benefits under the SERP, but Mr. Wintrob, the only other participating named executive, was not eligible for such benefits.

AIG has not granted extra years of credited service under the defined benefit plans described above to any named executive, other than credit for prior service by Mr. Herzog to American General Corporation (as required by Code regulations applicable to plans assumed in acquisitions). In order to vest in AIG’s nonqualified pension plans, participants must meet the eligibility requirements for early retirement benefits. Vesting in the Qualified Retirement Plan requires three years of service.

2013 Pension Benefits

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2013
Robert H. Benmosche	Qualified Retirement Plan	3.833	$90,934	$0
	Non-Qualified Retirement Plan	1.000	$49,644	$0
	Total		$140,578	$0

David L. Herzog	Qualified Retirement Plan	13.917	$289,280	$0
	Non-Qualified Retirement Plan	10.750	$463,466	$0
	American General Corporation Supplemental Executive Retirement Plan	2.917	$165,328	$0
	Total		$918,074	$0

William N. Dooley	Qualified Retirement Plan	28.750	$872,824	$0
	Non-Qualified Retirement Plan	25.750	$2,184,248	$0
	SERP	25.000	$1,367,821	$0
	Total		$4,424,893	$0

Peter D. Hancock	Qualified Retirement Plan	3.333	$61,984	$0
	Non-Qualified Retirement Plan	1.000	$44,107	$0
	Total		$106,091	$0

Jay S. Wintrob	Qualified Retirement Plan	13.500	$340,140	$0
	Non-Qualified Retirement Plan	10.333	$941,917	$0
	SERP	10.333	$657,511	$0
	Total		$1,939,568	$0

(1)	The named executives had the following years of service with AIG as of December 31, 2013: Mr. Benmosche—4.416; Mr. Herzog—12.417; Mr. Dooley—35.5; Mr. Hancock—3.916; and Mr. Wintrob—14.083.

Mr. Benmosche. Mr. Benmosche had fewer years of credited service than actual service under the Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in this plan and receiving credit for service retroactive to six months of employment. Mr. Benmosche became a participant in the Qualified Retirement Plan effective September 1, 2010, after he completed one year of service with AIG with service credited retroactive to March 1, 2010. Mr. Benmosche began accruing credited service under the Non-Qualified Retirement Plan on January 1, 2013, the first of the month following December 14, 2012, the end of AIG’s TARP restrictions period. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. He began to accrue pay credits under the Non-Qualified Retirement Plan cash balance formula following December 14, 2012.

Mr. Herzog. Mr. Herzog participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. Under both of these plans, Mr. Herzog received credit for his service retroactive to his date of hire at American General Corporation, which was acquired by AIG in August 2001. Under the Qualified Retirement Plan, Mr. Herzog had more years of credited service than actual service because that plan provided credit for years of employment with American General Corporation before its acquisition by AIG.

Under the Non-Qualified Retirement Plan, Mr. Herzog’s credited service is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan. Mr. Herzog began to accrue pay credits under the Non-Qualified Retirement Plan cash balance formula following December 14, 2012, the end of AIG’s TARP restrictions period and resumed accruing credited service under the Non-Qualified Retirement Plan on January 1, 2013.

Mr. Herzog’s benefit under the American General Corporation Supplemental Executive Retirement Plan was frozen at December 31, 2002.

Mr. Dooley. Mr. Dooley had fewer years of credited service than actual service under the Qualified Retirement Plan and Non-Qualified Retirement Plan, because he did not enter the plans immediately upon eligibility. Mr. Dooley had fewer years of credited service than actual service under the SERP because credited service is capped at 25 years under this plan. Mr. Dooley’s credited service under the Non-Qualified Retirement Plan is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan. He participates in the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. He resumed accruing credited service under the final average pay formula for both the Non-Qualified Retirement Plan and SERP on January 1, 2013.

Mr. Hancock. Mr. Hancock had fewer years of credited service than actual service under the Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in this plan and receiving credit for service retroactive to six months of employment. Mr. Hancock became a participant in the Qualified Retirement Plan effective March 1, 2011 after he completed one year of service with AIG with service credited retroactive to September 1, 2010. Mr. Hancock began accruing credited service under the Non-Qualified Retirement Plan on January 1, 2013. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. He began to accrue pay credits under the Non-Qualified Retirement Plan cash balance formula following December 14, 2012, the end of AIG’s TARP restrictions period.

Mr. Wintrob. Mr. Wintrob had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Wintrob became a participant in the Qualified Retirement Plan effective January 1, 2001, after he completed one year of service with AIG with service credited retroactive to July 1, 2000. Mr. Wintrob’s credited service under the Non-Qualified Retirement Plan and the SERP is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual. He participates in the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. He resumed accruing credited service under the final average pay formula for both the Non-Qualified Retirement Plan and SERP on January 1, 2013.

(2)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2013 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP are calculated based on payment of a life annuity beginning at age 65, or current age if older, consistent with the assumptions described in Note 21 to the Consolidated Financial Statements included in AIG’s 2013 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 4.84 percent for the Qualified Retirement Plan. The discount rate assumption for the Non-Qualified Retirement Plan is 4.72 percent, 4.81 percent for the SERP, and 4.50 percent for the American General Corporation Supplemental Executive Retirement Plan. The mortality assumptions are based on the RP-2000 combined white collar mortality table projected using scale BB through 2013 and the AIG improvement scale thereafter, if applicable.

As a result of the TARP restrictions on executive compensation, benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley; and benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche, Herzog and Hancock do not participate in the SERP. The freeze on benefit accruals in the Non-Qualified Retirement Plan and SERP ended on December 14, 2012. We are not permitted to restore service for benefit accruals for the length of time during which these executives were subject to the freeze.

The Non-Qualified Retirement Plan and SERP benefits for these participants, if eligible, are equal to the lesser of the frozen Non-Qualified Retirement Plan and SERP benefit (excluding service and earnings during the period in which benefit accruals were frozen due to the TARP restrictions) or the Non-Qualified Retirement Plan and SERP benefit without taking into account the plan freeze on service accrual. Vesting is determined in the Non-Qualified Retirement Plan and the SERP based on age and years of service as of the executive’s actual retirement date. Early retirement reduction factors are based on age at the executive’s actual retirement date and years of credited service excluding credited service during the period in which benefit accruals were frozen due to the TARP restrictions.

Mr. Herzog. Mr. Herzog’s American General Corporation Supplemental Executive Retirement Plan benefit was frozen as of December 31, 2002 following AIG’s acquisition of American General Corporation.

Nonqualified Deferred Compensation

In 2008, AIG paid out the entire account balances of most participants and terminated future participation in a number of its nonqualified deferred compensation plans, including the Supplemental Incentive Savings Plan (SISP), which allowed employees to contribute to deferred compensation accounts above the 401(k) annual limit, and the Executive Deferred Compensation Plan (EDCP), in which designated key employees were eligible to participate. However, for certain current and former employees, including participating named executives, payments of account balances were not accelerated. Mr. Dooley participated in the SISP and Messrs. Herzog and Wintrob participated in the EDCP. In addition, Mr. Herzog participated in the American General Supplemental Thrift Plan (AG Supplemental Thrift Plan) as a result of his employment by American General Corporation prior to its acquisition by AIG.

Supplemental Incentive Savings Plan. Participants in the SISP were able to defer cash compensation up to a maximum of $11,500 per year. Amounts deferred under the SISP were credited with earnings based on the returns of a number of mutual funds. In 2013, based on the performance of these funds, Mr. Dooley experienced a return of approximately 10.7 percent. All funds available for selection under the SISP were also available for selection under AIG’s 401(k) plan. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with each participant’s prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Executive Deferred Compensation Plan. Participants in the EDCP were able to defer cash compensation up to a maximum of $300,000 per year. Amounts deferred under the EDCP were credited with earnings based on the returns of a small number of mutual funds. In 2013, based on the performance of these funds, Mr. Wintrob experienced a return of less than 1 percent and Mr. Herzog experienced a return of approximately 37 percent. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with participants’ prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Senior Partners Plan. In 2009, AIG terminated its Senior Partners Plan for future performance cycles. The Senior Partners Plan was operated for successive overlapping three-year performance periods. The first performance period was January 1, 2004 through December 31, 2006, and the last performance period was January 1, 2006 through December 31, 2008. Participants were granted Senior Partner Units that entitled them to receive deferred cash awards based on a weighted average of the annual growth in AIG’s adjusted book value per share during the performance period. No Senior Partner Units were earned for the performance period ending in 2008. Earned awards under the Senior Partners Plan vested and were paid in two equal installments promptly after the fourth and sixth anniversaries of the first day of the final year of the performance period. Each of Messrs. Herzog, Dooley and Wintrob had awards that had previously been earned under the Senior Partners Plan with a performance period ending in 2007. These awards vested on January 1, 2013 and Messrs. Herzog, Dooley and Wintrob received $339,625, $1,018,875 and $1,358,500, respectively, in January 2013 in payment of these awards. No Senior Partners Plan awards remain outstanding.

Stock Salary. Stock Salary took the form of regular, bi-weekly or semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date was based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Each grant of Stock Salary is subject to transfer or payment restrictions for a multi-year period. For more details on Stock Salary, please see “Compensation Discussion and Analysis—Historic Compensation Components—Stock Salary.”

Senior Partners Plan and Stock Salary awards, as well as balances under the EDCP and the other plans in which the named executives participated, are detailed in the following table.

2013 Nonqualified Deferred Compensation

Name	Executive Contributions	AIG Contributions	Aggregate Earnings (Loss)(1)(3)	Distributions	Balance
Robert H. Benmosche
Stock Salary(1)	$0	$0	$0	$0	$0
David L. Herzog
EDCP	$0	$0	$146,169	$0	$541,373
AG Supplemental Thrift Plan	$0	$0	$853	$0	$20,610	(4)
Senior Partners Plan(2)	$0	$0	$0	$339,625	$0
2009 Stock Salary(1)	$0	$0	$323	$0	$0
2010 Stock Salary(1)	$0	$0	$510,109	$0	$0
2011 Stock Salary(1)	$0	$0	$1,454,308	$0	$2,849,978
2012 Stock Salary(1)	$0	$0	$1,942,311	$0	$4,812,600

Total					$8,224,561
William N. Dooley
SISP	$0	$0	$2,914	$0	$30,036
Senior Partners Plan(2)	$0	$0	$0	$1,018,875	$0
2009 Stock Salary(1)	$0	$0	$628	$0	$0
2010 Stock Salary(1)	$0	$0	$460,639	$0	$0
2011 Stock Salary(1)	$0	$0	$1,704,937	$0	$3,341,143
2012 Stock Salary(1)	$0	$0	$2,275,662	$0	$5,638,809

Total					$9,009,988
Peter D. Hancock
2010 Stock Salary(1)	$0	$0	$270,369	$0	$0
2011 Stock Salary(1)	$0	$0	$1,356,538	$0	$2,658,367
2012 Stock Salary(1)	$0	$0	$2,136,214	$0	$5,294,346

Total					$7,952,713
Jay S. Wintrob
EDCP	$0	$0	$249	$0	$1,276,855
Senior Partners Plan(2)	$0	$0	$0	$1,358,500	$0
2009 Stock Salary(1)	$0	$0	$218	$0	$0
2010 Stock Salary(1)	$0	$0	$585,505	$0	$0
2011 Stock Salary(1)	$0	$0	$1,632,377	$0	$3,198,947
2012 Stock Salary(1)	$0	$0	$2,173,958	$0	$5,388,394

Total					$9,864,196

(1)	From 2009 to 2012, AIG maintained a program of regular bi-weekly or semi-monthly grants of vested stock or units generally referred to as “Stock Salary” that remained subject to transfer or payment restrictions over a multi-year period. Amounts in the Balance column above represent the fair market value of outstanding unit-based Stock Salary on December 31, 2013 based on the closing sale price of AIG Common Stock on the NYSE of $51.05 per share. Because Mr. Benmosche’s Stock Salary took the form of restricted stock and not units, his earned Stock Salary does not appear in the table. Mr. Benmosche’s Stock Salary is restricted from transfer until August 10, 2014. Stock Salary for Messrs. Herzog, Dooley, Hancock and Wintrob is subject to transfer restrictions from one to three years from the date of grant.

2009 Stock Salary was granted in units based on AIG Common Stock.

2010 Stock Salary was granted in restricted shares of AIG Common Stock or LTPUs based on a basket of AIG Common Stock and debt securities. Under the terms of the AIG Long-Term Performance Units Plan, the debt securities portion of any outstanding LTPUs was converted into AIG Common Stock on April 14, 2011. 2011 and 2012 Stock Salary was granted in restricted shares of AIG Common Stock or units based on AIG Common Stock. Holders of unit-based Stock Salary are entitled to certain dividend equivalents under the terms of their awards. For 2010 Stock Salary, RSUs outstanding on a dividend payment date entitle the holder to a dividend-equivalent grant of additional RSUs equal to the dividend per share multiplied by the number of RSUs outstanding on the dividend payment date, divided by the closing sale price per share of AIG Common Stock on the dividend payment date. For 2011 and 2012 Stock Salary, RSUs outstanding on a dividend record date entitle the holder to a cash dividend equivalent equal to the dividend per share, multiplied by the number of RSUs outstanding on the dividend record date. Dividend equivalent amounts resulting from 2013 dividend payments are included in the Aggregate Earnings (Loss) column for 2010, 2011 and 2012 Stock Salary amounts.

Stock Salary becomes immediately transferable upon an executive’s termination due to death or permanent disability. The Stock Salary amounts in the Balance column for certain of the named executives were included in amounts reported in Summary Compensation Tables in previous years. The amounts in the Balance column represent the portion of such previously reported awards that was undelivered at December 31, 2013. All of the 2011 Stock Salary for Messrs. Herzog, Dooley, Hancock and Wintrob was previously reported in the 2011 Summary Compensation Table. All of the 2012 Stock Salary for Messrs. Herzog, Dooley, Hancock and Wintrob was previously reported in the 2012 Summary Compensation Table. Amounts in previous Summary Compensation Tables represent the fair market value at the grant date.

(2)	Represents the second half of the 2007 Senior Partners Plan award that was paid in January 2013.

(3)	For 2009 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through the applicable delivery date. For the third tranche of 2010 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through the applicable delivery date. For the second tranche of 2011 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through the applicable delivery date; for the third tranche of 2011 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through December 31, 2013. For the first tranche of 2012 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through the applicable delivery date; for the second and third tranches of 2012 Stock Salary, represents the earnings or loss accrued from December 31, 2012 through December 31, 2013. For 2010, 2011 and 2012 Stock Salary, amounts in this column also include dividend equivalents with respect to 2013 dividend payments.

(4)	Represents Mr. Herzog’s balances under the AG Supplemental Thrift Plan and contributions made to this plan prior to AIG’s acquisition of American General Corporation. Mr. Herzog may receive a lump sum distribution from this plan when he terminates employment with AIG and elects a distribution from AIG’s 401(k) plan. This plan provides a return based on Prime plus 1 percent which resulted in a rate of return of approximately 4.3 percent in 2013.

POTENTIAL PAYMENTS ON TERMINATION

Executive Severance Plan. As previously discussed, AIG maintains the 2012 ESP for AIG executives in grade level 27 or above and other executives who participated in AIG’s prior executive severance plan (Prior Participants). Mr. Benmosche is not eligible for the 2012 ESP or any other severance under the terms of his employment agreement. Each of Messrs. Herzog, Dooley, Hancock and Wintrob participates in the 2012 ESP based on his grade level and as a Prior Participant.

Severance benefits. The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or by a qualifying executive (including Messrs. Herzog, Dooley, Hancock and Wintrob) for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, subject to the participant’s execution of a release of claims and agreement to abide by certain restrictive covenants, a participant is generally eligible to receive:

•

For terminations on and after April 1 of the termination year, a pro-rata annual short-term incentive for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance, paid at the same time as such short-term incentives are regularly paid to similarly-situated active employees; and

•

Severance in an amount equal to the product of a multiplier times the sum of salary and average short-term incentive paid for the preceding three completed calendar years. The multiplier is either 1 or 1.5 depending on the executive’s grade level and increases to 1.5 or 2 for qualifying terminations within two years following a Change in Control. Each of Messrs. Herzog, Dooley, Hancock and Wintrob is eligible for the higher multipliers.

However, in any event, Prior Participants in grade level 27 or above, which includes Messrs. Herzog, Dooley, Hancock and Wintrob, may not receive less than the severance they would have received under the prior plan. Severance generally will be paid in a lump sum. For a qualifying termination of a Prior Participant prior to January 1, 2014, only the amount in excess of the severance he or she would have received under the prior plan would have been paid in a lump sum, and the remainder would have been paid in installments over a number of months equal to the participant’s severance period under the prior plan (that is, a number of months equal to the participant’s full years of service with AIG or its subsidiaries, but not less than six months nor more than 24 months).

For qualifying terminations prior to January 1, 2014, a Prior Participant was entitled to continued health and life insurance benefits, as well as additional age and service credit under AIG’s qualified and non-qualified pension plans, for the length of his or her severance period under the prior plan. All other participants, and Prior Participants for qualifying terminations on or after January 1, 2014, are entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), a $40,000 payment that may be applied towards such coverage and one year of additional age and service under AIG’s non-qualified pension plans solely for purposes of determining vesting and eligibility, not benefit accruals.

Restrictive covenants. Pursuant to the release of claims that each participant must execute to receive benefits under the 2012 ESP, each participant is generally prohibited from:

•	Engaging in, being employed by, rendering services to or acquiring financial interests in businesses that are competitive with AIG for a period of six months after termination;

•	Interfering with AIG’s business relationships with customers, suppliers or consultants for a period of six months after termination;

•	Soliciting or hiring AIG employees for a period of one year after termination; and

•	Disclosing AIG’s confidential information at any time following termination.

Definitions. Under the 2012 ESP:

•	“Cause” generally means

•

the participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;

•	the participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act);

•

the participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; or

•	the participant’s material violation of AIG’s codes of conduct or any other AIG policy as in effect from time to time.

•	“Change in Control” generally means

•

individuals who, on the effective date of the 2012 ESP, constitute the Board of Directors of AIG (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;

•

any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

•

consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;

•	a sale of all or substantially all of AIG’s assets; or

•	AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.

•

“Good Reason” generally means a reduction of more than 20% in the participant’s annual target direct compensation; provided that, prior to the Transition Date, for Prior Participants, “Good Reason” generally means

•	a diminution in duties or responsibilities such that they are inconsistent in any material and adverse respect with the participant’s then title or offices;

•	a diminution in title or offices that is material and adverse to the participant’s authority;

•	a material reduction in base salary; or

•	a material reduction in annual target bonus opportunity.

Treatment of 2013 LTIP Awards. The 2013 LTIP provides for accelerated vesting of outstanding PSUs in certain termination scenarios. In the case of a participant’s involuntary termination without Cause (as defined in accordance with the 2012 ESP), retirement or disability, or if the participant experiences a qualifying resignation after the first year of a performance period (i.e., on or after January 1, 2014 for the 2013-2015 performance period), the participant’s earned PSUs will vest based on actual performance for the whole performance period and be delivered on the normal settlement schedule. Retirement requires attainment of age 60 with five years of service or attainment of age 55 with ten years of service, and a qualifying resignation requires attainment of both (1) age 50 with at least five years of service and (2) age plus years of service equal to at least 60. In the case of a participant’s death during or prior to adjudication for a performance period or involuntary termination without Cause within 24 months following a Change in Control (as defined in accordance with the 2012 ESP) during a performance period, an amount equal to the participant’s target amount of PSUs (unless the Committee determines to use actual performance through the date of the Change in Control) will vest and be delivered to the participant by the later of the end of the calendar year or two and a half months following death or termination.

Quantification of Termination Payments and Benefits. The following table sets forth the compensation and benefits that would have been provided to each of the named executives if he had been terminated on December 31, 2013 under the circumstances indicated (including following a change in control).

Termination Payments and Benefits for the Named Executive Officers as of December 31, 2013

Name	Annual Short-Term Incentive(1)	Severance(2)	Medical and Life Insurance(3)	Pension Plan Credit(4)	Unvested Options(5)	Unvested Stock Awards(6)	Total
Robert H. Benmosche
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”	$0	$0	$0	$0	$0	$9,347,357	$9,347,357
By Executive w/o Good Reason	$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason	$0	$0	$0	$0	$0	$0	$0
Qualifying Termination following a change in control(7)	$0	$0	$0	$0	$0	$9,347,357	$9,347,357
Death	$4,000,000	$0	$0	$0	$0	$9,347,357	$13,347,357
Disability(8)	$6,000,000	$0	$0	$177,603	$0	$9,347,357	$15,524,960
Retirement	$0	$0	$0	$0	$0	$0	$0
David L. Herzog
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”	$2,260,000	$4,500,000	$23,814	$188,249	$0	$5,378,526	$12,350,589
By Executive w/o Good Reason	$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason	$2,260,000	$4,500,000	$23,814	$188,249	$0	$0	$6,972,063
Qualifying Termination following a change in control(7)	$2,260,000	$6,000,000	$23,814	$188,249	$0	$5,378,526	$13,850,589
Death	$2,000,000	$0	$0	$0	$0	$8,165,448	$10,165,448
Disability(8)	$2,260,000	$0	$0	$148,663	$0	$8,165,448	$10,574,111
Retirement	$0	$0	$0	$0	$0	$0	$0
William N. Dooley
By AIG for “Cause”	$0	$0	$0	$770,346	$0	$0	$770,346
By AIG w/o “Cause”	$2,280,000	$4,500,000	$33,746	$1,078,465	$0	$5,696,465	$13,588,676
By Executive w/o Good Reason	$0	$0	$0	$770,346	$0	$0	$770,346
By Executive with Good Reason	$2,280,000	$4,500,000	$33,746	$1,078,465	$0	$0	$7,892,211
Qualifying Termination following a change in control(7)	$2,280,000	$6,000,000	$33,746	$1,078,465	$0	$5,696,465	$15,088,676
Death	$2,000,000	$0	$0	$0	$0	$5,696,465	$7,696,465
Disability(8)	$2,400,000	$0	$0	$1,471,239	$0	$5,696,465	$9,567,704
Retirement	$2,280,000	$0	$0	$770,346	$0	$5,696,465	$8,746,811
Peter D. Hancock
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”	$2,754,000	$5,805,000	$33,746	$0	$0	$6,609,903	$15,202,649
By Executive w/o Good Reason	$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason	$2,754,000	$5,805,000	$33,746	$0	$0	$0	$8,592,746
Qualifying Termination following a change in control(7)	$2,754,000	$7,740,000	$33,746	$0	$0	$6,609,903	$17,137,649
Death	$2,700,000	$0	$0	$1,932	$0	$8,983,779	$11,685,711
Disability(8)	$3,500,000	$0	$0	$159,068	$0	$8,983,779	$12,642,847
Retirement	$0	$0	$0	$0	$0	$0	$0
Jay S. Wintrob
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”	$2,904,000	$5,400,000	$34,456	$0	$0	$6,169,495	$14,507,951
By Executive w/o Good Reason	$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason	$2,904,000	$5,400,000	$34,456	$0	$0	$0	$8,338,456
Qualifying Termination following a change in control(7)	$2,904,000	$7,200,000	$34,456	$0	$0	$6,169,495	$16,307,951
Death	$2,400,000	$0	$0	$0	$0	$9,266,086	$11,666,086
Disability(8)	$3,800,000	$0	$0	$1,470,390	$0	$9,266,086	$14,536,476
Retirement	$2,904,000	$0	$0	$0	$0	$7,527,935	$10,431,935

(1)	These amounts represent pro-rata annual short-term incentive payments for which the named executives would have been eligible pursuant to the 2012 ESP or 2013 Short-Term Incentive Plan had they been terminated on December 31, 2013. Except in the case of death or disability, these pro-rata short-term incentive payments are based on the named executive’s target amount and actual company, business unit and/or function performance and paid at the same time such short-term incentives are regularly paid to similarly-situated active employees. In the case of death, a named executive’s pro-rata short-term incentive payment is based on his or her target amount and paid as soon as administratively possible after the date of death (but in no event later than March 15th of the following year). In the case of disability, these pro-rata short-term incentive payments are based on the named executive’s actual individual performance and actual company, business unit and/or function performance and paid at the same time such short-term incentives are regularly paid to similarly-situated active employees. These amounts would have been solely in lieu of, and not in addition to, the annual short-term incentives for 2013 actually paid to the named executives as reported in the 2013 Summary Compensation Table.

(2)	Mr. Benmosche is not eligible for severance under the terms of his employment agreement. Severance payable to the other named executives would have been paid in equal installments over a 24-month period in accordance with the executive’s normal payroll schedule.

(3)	Mr. Benmosche is not eligible for severance benefits under the terms of his employment agreement. For the other named executives, the amount reflects the company-paid cost of continued medical, dental and life insurance coverage during a 24-month severance period following a qualifying termination based on 2014 premium rates. Messrs. Dooley and Wintrob are also eligible for retiree medical coverage and there is no increase to the incremental present value of the retiree medical plan subsidy for Mr. Dooley. For Mr. Wintrob, this amount also includes $710, which reflects the incremental present value of a retiree medical plan subsidy attributed to the 24-month severance period. Messrs. Benmosche, Herzog and Hancock are not eligible for company-subsidized retiree medical benefits. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. All of the named executives are eligible participants under the AIG medical and life insurance plans.

(4)	Mr. Benmosche is not eligible for severance benefits under the terms of his employment agreement. For the other named executives, the amount shown for all of the termination events is the increase, if any, above the accumulated value of pension benefits shown in the 2013 Pension Benefits table, calculated using the same assumptions. Where there is no increase in value, the amount shown in this column is zero. The amounts in this column for termination by AIG without cause, by the executive with good reason and a qualifying termination after a change in control, represent the increase in the present value, if any, of the named executive’s accumulated pension benefits as a result of additional years of age and credited service that would have accrued during the 24-month severance period.

In the event of termination as a result of death, the beneficiary of the named executives or their estates would have received benefits under AIG’s pension plans. The death benefit payable to a vested participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan generally equals the participant’s lump sum benefit or cash balance account pursuant to the plan provisions applicable to all salaried employees. The SERP provides a participant with at least five years of service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, which may be reduced based on the age of the surviving spouse. The death benefits for the named executives are calculated using the actual dates of birth for these individuals’ spouses, and are generally less than the amounts shown in the 2013 Pension Benefits table on a present value basis. In the event of termination as a result of disability, the named executives would have received benefits under AIG’s pension plans. The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits, representing additional years of credited service or additional pay credits, as applicable, that would accrue during a period of disability pursuant to the plan provisions applicable to all salaried employees.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “Post-Employment Compensation—Pension Benefits.”

(5)	No options that become exercisable on retirement, death or permanent disability are in the money.

(6)	The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $51.05 on December 31, 2013) of shares of AIG Common Stock underlying unvested equity-based awards. Includes for all of the named executives the outstanding PSUs granted under the 2013 LTIP assuming target performance; however, the actual number of PSUs (if any) vesting upon a qualifying termination by AIG without Cause, disability, or retirement, and, in certain circumstances, following a change in control, would be based on actual performance; for Messrs. Dooley, Herzog, and Wintrob includes previously earned awards under the SICO Plans; and for Messrs. Hancock, Herzog, and Wintrob includes outstanding TARP RSUs, all of which would have become vested on termination due to permanent disability or death. The final tranche of Mr. Wintrob’s 2011 TARP RSUs may be accelerated in the event of his retirement at the discretion of the Committee, as he is retirement eligible. The amount in this column for retirement reflects such acceleration for Mr. Wintrob.

Stock-based award holdings at the end of 2013 are detailed in the Outstanding Equity Awards at December 31, 2013 table.

(7)	Under the 2012 ESP, includes a termination by AIG without Cause or by the executive for Good Reason within 24 months following a Change in Control. Under the 2013 LTIP, includes only termination by AIG without Cause within 24 months following a Change in Control, with the amount of PSUs vesting shown at target. However, for a Change in Control that occurs following a performance period, the actual PSUs vesting, if any, would be based on actual performance, and for a Change in Control that occurs during a performance period, the Committee may determine to use actual performance through the date of the Change in Control rather than target performance to determine the actual PSUs vesting, if any.

(8)	Amounts shown in this row represent the amounts the executive would be entitled to receive upon qualifying for benefits under AIG’s long-term disability plan.

PROPOSAL 2—NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, AIG must submit to shareholders at least once every three years a non-binding shareholder advisory vote to approve the compensation of AIG’s executives, as disclosed in the annual Proxy Statement. Last year, our Board unanimously recommended, and our shareholders agreed, that the say-on-pay advisory vote occur annually as a corporate governance best practice.

Accordingly, this Proposal 2 gives holders of AIG Common Stock the opportunity to vote for or against the following resolution:

RESOLVED: that the holders of the Common Stock of American International Group, Inc. (the Company) approve the compensation of the Company’s named executives, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure contained in the Proxy Statement.

Because this resolution relates to the information about executive compensation contained in this Proxy Statement, beginning with “Executive Compensation—Compensation Discussion and Analysis,” shareholders should review that information in considering their vote on the resolution.

Holders of AIG Common Stock are entitled to vote on this resolution. Adoption of the resolution requires a vote for the resolution by a majority of votes cast by the shareholders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

The results of the vote on this resolution will not be binding on AIG’s Board of Directors, will not overrule any decisions the Board has made and will not create any duty for the Board to take any action in response to the outcome of the vote. However, AIG’s Compensation and Management Resources Committee may, in its sole discretion, take into account the outcome of the vote in analyzing and evaluating future compensation opportunities. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes (no later than our 2019 Annual Meeting of Shareholders).

AIG STATEMENT IN SUPPORT

The Board and Compensation and Management Resources Committee support this resolution because they believe that our compensation program provides an appropriate balance of fixed and variable pay, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders. At our 2013 Annual Meeting, more than 98% of the votes cast by shareholders were in favor of the 2012 compensation of our named executives. Our 2013 program builds on the 2012 program, with a greater emphasis on performance-based pay, long-term incentives and alignment with sound risk management. At least 70% of each named executive’s total target compensation is “at risk” and based on performance, and the majority of incentive pay opportunity is based on performance over a 3-year period and paid over a 5-year period.

2013 pay decisions reflect AIG’s accomplishments in another strong year of strategic transformation and execution with a focus on our core businesses. AIG continued to improve its profitability, as demonstrated by growth in 2013 over 2012 of pre-tax operating income in each of our core insurance operations; to execute strategic objectives, such as our focus on growth of higher value lines of business and the agreement to sell ILFC to a wholly owned subsidiary of AerCap Holdings N.V.; and to engage in effective capital management coupled with enhanced risk management. These accomplishments, and our 2013 compensation program and pay decisions, are described in more detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

Recommendation

Your Board of Directors unanimously recommends a vote FOR this resolution.

BACKGROUND TO PROPOSALS 3 AND 4

AIG has significant deferred tax assets, which AIG may be able to use to offset future taxable income. At December 31, 2013, AIG had a U.S. federal net operating loss carryforward of approximately $34.2 billion, $1.1 billion in capital loss carryforwards and $5.8 billion in foreign tax credits carryforward (collectively, Tax Attributes). The Tax Attributes are part of net deferred tax assets of AIG’s U.S. consolidated income tax group.

AIG’s ability to utilize such Tax Attributes to offset future taxable income may be significantly limited if AIG experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the Code). In general, an ownership change will occur when the percentage of AIG’s ownership (by value) by one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis). An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax losses and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the Internal Revenue Service (IRS) (subject to certain adjustments). The annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. The limitation on AIG’s ability to utilize its Tax Attributes arising from an ownership change under Section 382 would depend on the value of AIG’s equity at the time of any ownership change.

For the purpose of determining whether there has been an “ownership change”, the change in ownership as a result of purchases by “5-percent shareholders” will be aggregated with certain changes in ownership that occurred over the three-year period ending on the date of such purchases (with certain relief provided with respect to the sale of AIG Common Stock held by the Department of the Treasury). If AIG were to experience an “ownership change”, it is possible that a significant portion of the Tax Attributes would expire before AIG would be able to use them to offset future taxable income.

After careful consideration, the Board of Directors believes the most effective way to continue to preserve the benefits of the Tax Attributes for long-term shareholder value is to (i) amend AIG’s Restated Certificate of Incorporation to adopt a successor to Article Thirteen thereto (such successor, the Protective Amendment) that contains substantially the same terms as the current Article Thirteen but expires on the third anniversary of the date of the Annual Meeting (current Article Thirteen will expire by its terms on May 11, 2014) and (ii) amend AIG’s Tax Asset Protection Plan (the Plan) to extend the expiration date by approximately three years to January 8, 2017, and make other minor technical changes to the Plan. The Protective Amendment, which is designed to prevent certain transfers of AIG securities that could result in an ownership change, is described below under Proposal 3, and its full terms can be found in the accompanying Appendix C, which also shows the changes compared to current Article Thirteen, with deletions indicated by strikeouts and additions indicated by double underlining.

AIG’s Board of Directors adopted the Plan on March 9, 2011, pursuant to which AIG previously issued a dividend of one right per each outstanding share of AIG Common Stock payable to AIG’s shareholders of record as of the close of business on March 18, 2011 and to holders of AIG Common Stock issued after that date, with terms designed to deter transfers of AIG Common Stock that could result in an ownership change. On January 8, 2014, the Board unanimously adopted Amendment No. 1 to the Plan (Amendment No. 1), which extends the expiration date of the Plan to January 8, 2017 (subject to other earlier termination events as described in the Plan identical to the events that were included in the Plan prior to Amendment No. 1) and also makes minor technical changes to the Plan. The Plan, as amended by Amendment No. 1, is described below under Proposal 4, and its full terms, and those of the Plan, can be found in the accompanying Appendices D and E. Unless the context otherwise requires, all references herein to the Plan refer to the Plan as amended by Amendment No. 1 thereto.

In accordance with the terms of the Plan, the Board of Directors is asking AIG’s shareholders to ratify Amendment No. 1 at the Annual Meeting. AIG’s By-laws and other governing documents and applicable law do not require shareholder ratification of Amendment No. 1. However, AIG considers this proposal for shareholders to ratify Amendment No. 1 to be an important opportunity for AIG’s shareholders to provide direct feedback on an important issue of corporate governance. If AIG’s shareholders do not ratify Amendment No. 1, the Board will consider whether or not to terminate the Plan. But, because the Board owes fiduciary duties to all shareholders, it must make an independent decision in the exercise of its fiduciary duties whether it is in the best interests of AIG and all of its shareholders to terminate the Plan, and may not rely solely on the shareholder vote in making this decision. Accordingly, the Board may decide that its fiduciary duties require it to leave the Plan in place notwithstanding the failure of shareholders to ratify Amendment No. 1. Likewise, even if Amendment No. 1 is ratified by shareholders, the Board may at any time during the term of the Plan determine, in the exercise of its fiduciary duties, that the Plan should be terminated.

The Board of Directors urges shareholders to carefully read each proposal, the items discussed below under the heading “Certain Considerations Related to the Protective Amendment and the Plan” and the full terms of the Protective Amendment and the Plan.

It is important to note that neither measure offers a complete solution and an ownership change may occur even if the Protective Amendment is adopted and Amendment No. 1 is ratified. There are limitations on the enforceability of the Protective Amendment against shareholders who do not vote to adopt it that may allow an ownership change to occur, and the Plan may deter, but ultimately cannot block, transfers of AIG Common Stock that might result in an ownership change. The limitations of these measures are described in more detail below. Because of their individual limitations, the Board of Directors believes that both measures are needed and that they will serve as important tools to help prevent an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of the Tax Attributes. Accordingly, the Board of Directors recommends that shareholders amend AIG’s Restated Certificate of Incorporation to adopt the Protective Amendment and ratify Amendment No. 1.

PROPOSAL 3—APPROVAL OF AMENDMENT AND RESTATEMENT OF AIG’S RESTATED CERTIFICATE OF INCORPORATION

For the reasons discussed above under “Background to Proposals 3 and 4,” the Board of Directors recommends that shareholders amend AIG’s Restated Certificate of Incorporation to adopt the Protective Amendment. The Protective Amendment is a successor to, and is substantively the same as, current Article Thirteen of AIG’s Restated Certificate of Incorporation, except that the Protective Amendment would expire on the third anniversary of the date of this Annual Meeting. The current Article Thirteen is set to expire on May 11, 2014, one day prior to the Annual Meeting. Similar to the current Article Thirteen, the Protective Amendment is designed to prevent certain transfers of AIG securities that could result in an ownership change under Section 382 of the Code and, therefore, materially inhibit AIG’s ability to use its Tax Attributes to reduce future income taxes. The Board believes it is in AIG’s and AIG shareholders’ best interests to adopt the Protective Amendment to help avoid this result.

The purpose of the Protective Amendment is to protect the long-term value to AIG of its accumulated Tax Attributes by limiting direct or indirect transfers of AIG Common Stock that could affect the percentage of stock that is treated as being owned by a holder of 4.99 percent or more of AIG stock. In addition, the Protective Amendment includes a mechanism to block the impact of such transfers while generally allowing purchasers to receive their money back from prohibited purchases. In order to continue to implement these transfer restrictions, the Protective Amendment must be adopted. The Board of Directors has adopted resolutions approving and declaring the advisability of amending AIG’s Restated Certificate of Incorporation as described below and as provided in the accompanying Appendix C, subject to shareholder adoption.

Description of Protective Amendment

The following description of the Protective Amendment is qualified in its entirety by reference to the full text of the Protective Amendment, which can be found in the accompanying Appendix C, which also shows the changes compared to current Article Thirteen, with deletions indicated by strikeouts and additions indicated by double underlining. Please read the Protective Amendment in its entirety as the discussion below is only a summary.

Prohibited Transfers. The Protective Amendment generally will restrict any direct or indirect transfer of AIG Common Stock (such as transfers of AIG securities that result from the transfer of interests in other entities that own AIG Common Stock) if the effect would be to:

•

increase the Beneficial Ownership (as defined below) of any Person (as defined below) to 4.99 percent or more of AIG Common Stock then outstanding or certain other classes of stock then outstanding (a Five Percent Stockholder); or

•	increase the percentage of AIG stock Beneficially Owned by a Five Percent Stockholder.

“Person” means any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such Person is considered to own under general federal income tax principles, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation § 1.382-3(a)(1).

Restricted transfers include sales to Persons whose resulting Beneficial Ownership of AIG Common Stock would equal or exceed the 4.99 percent threshold discussed above, or to Persons whose Beneficial Ownership of AIG Common Stock would by attribution cause another Person to equal or exceed such threshold. Complicated stock ownership rules prescribed by the Code (and Treasury regulations promulgated thereunder) will apply in determining whether a Person is a 4.99 percent shareholder under the Protective Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group that does not result in such transferee being treated as a “5-percent shareholder” does not increase the percentage interests taken into account for purposes of determining an ownership change and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of AIG Common Stock owned by, any shareholder, AIG will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to AIG’s actual knowledge of the ownership of AIG Common Stock.

The Protective Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of AIG securities, to provide all information reasonably requested regarding such person’s Beneficial Ownership of AIG securities.

These transfer restrictions may result in the delay or refusal of certain requested transfers of AIG Common Stock, or prohibit ownership (thus requiring dispositions) of AIG Common Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity that, directly or indirectly, owns AIG Common Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to AIG securities to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership. These restrictions also apply to the exercise of the warrants to purchase AIG Common Stock that were distributed to AIG shareholders on January 19, 2011.

Consequences of Prohibited Transfers. Under the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the direct owner of AIG securities would be deemed to have disposed of, and would be required to dispose of, the excess stock (as defined below), with such disposition being deemed to occur simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the securities owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such AIG Common Stock, or in the case of options, receiving AIG Common Stock in respect of their exercise. In this Proxy Statement, AIG Common Stock purportedly acquired in violation of the Protective Amendment is referred to as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to an agent designated by the Board of Directors (the Agent) along with any dividends or other distributions paid with respect to such excess stock. The Agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by the Agent, after deduction of all costs incurred by the Agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or, in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the Agent, and will be required to remit all proceeds to the Agent (except to the extent AIG grants written permission to the purported transferee to retain an amount, not to exceed the amount such person otherwise would have been entitled to retain had the Agent sold such shares for an amount equal to the proceeds of such sale (taking into account the actual costs incurred by the Agent)).

With respect to any transfer that does not involve a transfer of AIG’s “securities” within the meaning of Delaware law but that would cause any shareholder of 4.99 percent or more of AIG Common Stock to violate the Protective Amendment, the following procedures will apply in lieu of those described above: In such case, such shareholder and/or any person whose ownership of AIG securities is attributed to such shareholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such holder not to be in violation of the Protective Amendment, and such securities will be treated as excess stock to be disposed of through the Agent under the provisions summarized above, with the maximum amount payable to such shareholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the Agent being the fair market value of such excess stock at the time of the prohibited transfer.

Public Groups; Modification and Waiver of Transfer Restrictions. A transfer from one member of a “public group” to another member of the same public group that does not result in such transferee being treated as a “5-percent shareholder” does not increase the percentage interests taken into account for purposes of determining an ownership change and, therefore, such transfers are generally not restricted. In addition, the Board of Directors will have the discretion to approve a transfer of AIG securities that would otherwise violate the transfer restrictions if it determines that the transfer is in AIG’s best interests or if the Board receives a report, at the Board’s request, from AIG’s advisors that the proposed transfer does not create a significant risk of material adverse tax consequences to AIG. In connection with any request to waive the transfer restrictions, the Board of Directors may request relevant information from the requesting person. If the Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party.

In the event of a change in law, the Board of Directors will be authorized to modify the applicable allowable percentage ownership interest (currently less than 4.99 percent) or modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions, provided that the Board of Directors receives a report, at the Board’s request, from AIG’s advisors that such action is reasonably necessary or advisable to preserve the Tax Attributes or that the continuation of these restrictions is no longer reasonably necessary for such purpose, as applicable. Shareholders will be notified of any such determination through the method of notice that the Board of Directors deems appropriate under the circumstances.

The Board of Directors may, to the extent permitted by law, establish, modify, amend or rescind by-laws, regulations and procedures for purposes of determining whether any transfer of AIG Common Stock would jeopardize AIG’s ability to preserve and use Tax Attributes.

Implementation and Expiration of the Protective Amendment

If AIG’s shareholders adopt the Protective Amendment, AIG intends to promptly file an Amended and Restated Certificate of Incorporation of AIG with the Secretary of State of the State of Delaware, whereupon the Protective Amendment will become effective. AIG intends to immediately thereafter enforce the restrictions in the Protective Amendment to preserve the future use of Tax Attributes. AIG also intends to disclose such restrictions to persons holding AIG Common Stock in uncertificated form, disclose such restrictions to the public generally and include a legend reflecting the transfer restrictions included in the Protective Amendment on any certificates representing newly issued or transferred shares.

The Protective Amendment would expire on the earliest of (i) the close of business on the third anniversary of the 2014 Annual Meeting of Shareholders, (ii) the date on which the Board receives, at the Board’s request, a report from AIG’s advisors that the Protective Amendment is no longer necessary for the preservation of our Tax Attributes because of the amendment or repeal of Section 382 or any other change in law, (iii) the first day of a taxable year to which the Board of Directors receives a report, at the Board’s request, from AIG’s advisors that no Tax Attributes may be carried forward, and (iv) such date as the Board of Directors determines for the restrictions in the Protective Amendment to terminate.

In taking or omitting to take any action under the Protective Amendment, the Board of Directors will be fully protected in relying on the advice of tax advisors. Further, to the maximum extent permitted by law, no director will be liable for any breach of any duty to any shareholder for any action taken or omitted to be taken under the Protective Amendment.

Effectiveness and Enforceability

Although the Protective Amendment is intended to reduce the likelihood of an ownership change, AIG cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is adopted given that:

•	The Board of Directors can permit a transfer to an acquirer that results or contributes to an ownership change if it determines that such transfer is in AIG’s best interests.

•

A court could find that part or all of the Protective Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, AIG’s jurisdiction of incorporation, a corporation is conclusively presumed to have acted for a reasonable purpose when restricting the transfer of its securities in its certificate of incorporation for the purpose of maintaining or preserving any tax attribute (including Tax Attributes). Delaware law provides that transfer restrictions with respect to shares of AIG Common Stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of shares that were voted in favor of this proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). AIG intends to disclose such restrictions to persons holding AIG Common Stock in uncertificated form, and to cause any shares of AIG Common Stock issued in certificated form to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares. Therefore, under Delaware law, such newly issued shares will be subject to the transfer restriction. For the purpose of determining whether a shareholder is subject to the Protective Amendment, AIG intends to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. AIG may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that it did not vote in favor of the Protective Amendment. Nonetheless, a court could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

•

Despite the adoption of the Protective Amendment, there is still a risk that certain changes in relationships among shareholders or other events could cause an ownership change under Section 382. Accordingly, AIG cannot assure that an ownership change will not occur even if the Protective Amendment is made effective. However, the Board of Directors has adopted, and is seeking shareholder ratification of, the extension of the Plan by Amendment No. 1, which is intended to act as a deterrent to any person acquiring 4.99 percent or more of AIG Common Stock and endangering AIG’s ability to use its Tax Attributes.

As a result of these and other factors, the Protective Amendment serves to reduce, but does not eliminate, the risk that AIG will undergo an ownership change.

Section 382 Ownership Change Determinations

The rules of Section 382 are very complex. Some of the factors that must be considered in determining whether a Section 382 ownership change has occurred include the following:

•

The share ownership of each shareholder who owns less than 5 percent of AIG Common Stock by value is generally (but not always) aggregated and therefore such group of persons are generally treated as a “5-percent shareholder” that is a “public group” for purposes of Section 382. Thus, transactions within a “public group” among shareholders who are not “5-percent shareholders” are generally (but not always) excluded from the Section 382 calculation.

•

There are several rules regarding the aggregation and segregation of shareholders who otherwise do not qualify as Section 382 “5-percent shareholders”. Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities. Certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised.

•

Acquisitions by a person that cause the person to become a “5-percent shareholder” may result in a 5 percent (or more) change in ownership, regardless of the size of the final purchase(s) that caused the threshold to be exceeded.

•

A buyback of AIG Common Stock by AIG may increase the ownership of any “5-percent shareholder” (including groups of shareholders who are not themselves 5-percent shareholders) and can contribute to an ownership change. In addition, it is possible that a buyback of shares could cause a holder of less than 5 percent to become a “5-percent shareholder,” which may result in a 5 percent (or more) change in ownership.

Required Vote

Approval of an amendment to AIG’s Restated Certificate of Incorporation to adopt the Protective Amendment requires a “for” vote by a majority of the outstanding shares of AIG Common Stock. The Protective Amendment, if adopted, would become effective upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which AIG expects to do as soon as practicable after the Protective Amendment is adopted.

Recommendation

Your Board of Directors unanimously recommends a vote FOR the proposal to adopt the Protective Amendment.

PROPOSAL 4—RATIFICATION OF AMENDMENT NO. 1 TO THE TAX ASSET PROTECTION PLAN

The Plan

On March 9, 2011, the Board of Directors adopted the Plan, which was ratified by AIG’s shareholders at the 2011 Annual Meeting of Shareholders. On January 8, 2014, the Board of Directors adopted Amendment No. 1 to the Plan, which extends the expiration date of the Plan to January 8, 2017 (subject to other earlier termination events identical to the events that were included in the Plan prior to Amendment No. 1) and also makes minor technical changes to the Plan. Unless the context otherwise requires, references to the Plan in this “Proposal 4” refer to the Plan as amended by Amendment No. 1 thereto. Subject to certain limited exceptions, the Plan is designed to deter any person from buying AIG Common Stock (or any interest in AIG Common Stock) if the acquisition would result in a shareholder owning 4.99 percent or more of the then-outstanding AIG Common Stock.

The Plan is intended to protect shareholder value by attempting to preserve AIG’s ability to use its Tax Attributes to reduce its future income tax liability. Because of the limitations of the Protective Amendment in preventing transfers of AIG Common Stock that may result in an ownership change, as further described above under Proposal 3, the Board of Directors believes Amendment No. 1 is in AIG’s and its shareholders’ best interests.

The following description of the Plan is qualified in its entirety by reference to the full terms of the Plan, as amended by Amendment No. 1, which can be found in the accompanying Appendices D and E, respectively. Please read the Plan and Amendment No. 1 in their entirety, as the discussion below is only a summary.

Description of the Plan

The Plan is intended to act as a deterrent to any person or group acquiring 4.99 percent or more of the outstanding AIG Common Stock (an Acquiring Person) without the approval of the Board of Directors. Shareholders who owned 4.99 percent or more of AIG Common Stock as of the close of business on March 9, 2011 generally will not trigger the Plan so long as they do not acquire any additional shares of AIG Common Stock. The Board of Directors may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan with respect to which it receives, at its request, a report from AIG’s advisors to the effect that such exemption would not create a significant risk of material adverse tax consequences to AIG, or the Board otherwise determines such exemption is in the best interests of AIG.

The Rights. In connection with the initial adoption of the Plan, the Board of Directors previously issued a dividend of one right per each outstanding share of AIG Common Stock payable to AIG’s shareholders of record as of the close of business on March 18, 2011 and to holders of AIG Common Stock issued after that date. Subject to the terms, provisions and conditions of the Plan, if these rights become exercisable, each right would initially represent the right to purchase from AIG one ten-thousandth of a share of AIG Participating Preferred Stock, par value $5.00 per share (Participating Preferred Stock), for a purchase price of $185.00 per right (the Exercise Price). If issued, each one ten-thousandth of a share of Participating Preferred Stock would generally give a shareholder approximately the same dividend, voting and liquidation rights as does one share of AIG Common Stock. However, prior to exercise, a right does not give its holder any rights as a shareholder, including without limitation any dividend, voting or liquidation rights.

Exercisability. The rights will not be exercisable until the earlier of (i) a public announcement by AIG that a person or group has become an Acquiring Person (the date of such public announcement is referred to herein as the Stock Acquisition Date) and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group if upon consummation of the offer the person or group would Beneficially Own 4.99 percent or more of the outstanding AIG Common Stock. In this Proxy Statement, AIG refers to the date on which the rights become exercisable as the Separation Time.

Until the Separation Time, AIG Common Stock certificates (or the registration of uncertificated shares on AIG’s stock transfer books) will evidence the rights and may contain a notation to that effect. Any transfer of shares of AIG Common Stock prior to the Separation Time will constitute a transfer of the associated rights. After the Separation Time, the rights may be transferred other than in connection with the transfer of the underlying shares of AIG Common Stock.

If there is an Acquiring Person on the Separation Time or a person or group becomes an Acquiring Person after the Separation Time, each holder of a right, other than rights that are or were Beneficially Owned by an Acquiring Person (which will be void), will thereafter have the right to receive upon exercise of a right and payment of the Exercise Price that number of shares of AIG Common Stock (or, at AIG’s election, Participating Preferred Stock) having a market value of two times the exercise price of the right.

Exchange. At any time after the Stock Acquisition Date, provided the Acquiring Person does not hold 50 percent or more of the outstanding AIG Common Stock, the Board of Directors may exchange the rights, other than rights that are or were Beneficially Owned by an Acquiring Person, which will be void, in whole or in part, at an exchange ratio equal to one share of AIG Common Stock (or one ten-thousandth of a share of Participating Preferred Stock) per right.

Redemption. At any time until the Stock Acquisition Date, the Board of Directors may redeem all of the then-outstanding rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the Redemption Price). Immediately upon action of the Board of Directors ordering redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions. The Exercise Price and the number of outstanding rights are subject to adjustment to prevent dilution that may occur as a result of certain events, including, among others, a stock dividend, a stock split or a reclassification of AIG Common Stock.

Amendments. Any of the provisions of the Plan may be amended by the Board of Directors at any time and in any manner.

Expiration. The rights issued pursuant to the Plan will expire on the earliest of (i) the close of business on January 8, 2017, provided that the Board of Directors may determine to extend the Plan prior to such date as long as the shareholders of AIG are asked to ratify such extension at the next succeeding annual meeting, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged, and (iv) the time at which the Board of Directors receives, at the Board’s request, a report from AIG’s advisors that the Tax Attributes are utilized in all material respects or no longer available in any material aspect or that an ownership change under Section 382 of the Code or any applicable state law would not adversely impact in any material respect the time period in which AIG could use the Tax Attributes, or materially impair the amount of the Tax Attributes that could be used.

Required Vote. Ratification of Amendment No. 1 requires a “for” vote of a majority of the votes by the holders of AIG Common Stock, which votes are cast “for” or “against” the ratification. As described above, if the requisite vote is not received, the Board will determine what action to take in the best interests of AIG.

Recommendation

Your Board of Directors unanimously recommends a vote FOR the proposal to ratify Amendment No. 1.

CERTAIN CONSIDERATIONS RELATED TO THE PROTECTIVE AMENDMENT AND THE PLAN

The Board of Directors believes that attempting to protect AIG’s Tax Attributes as described above under “Background to Proposals 3 and 4” is in AIG’s and its shareholders’ best interests. However, AIG cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is adopted and Amendment No. 1 is ratified. Please consider the items discussed below in voting on Proposals 3 and 4.

The IRS has not audited or otherwise validated the amount of Tax Attributes. The IRS could challenge the amount of Tax Attributes, which could limit AIG’s ability to use the Tax Attributes to reduce its future income tax liability. In addition, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. Therefore, AIG cannot assure you that the IRS will not claim that AIG experienced an ownership change and attempt to reduce or eliminate the benefit of the Tax Attributes even if the Protective Amendment and the Plan are in place.

Continued Risk of Ownership Change

Although the Protective Amendment and the Plan are intended to reduce the likelihood of an ownership change, AIG cannot provide assurance that they would prevent all transfers of AIG Common Stock that could result in such an ownership change. In particular, absent a court determination, AIG cannot provide assurance that the Protective Amendment’s restrictions on acquisition of AIG Common Stock will be enforceable against all of our shareholders, and they may be subject to challenge on equitable grounds, as discussed above under Proposal 3.

Anti-Takeover Effect

The reason the Board of Directors adopted the Protective Amendment and extended the Plan is to continue to preserve the long-term value of the Tax Attributes. The Protective Amendment, if adopted by shareholders, could be deemed to have an anti-takeover effect because, among other things, it will restrict the ability of a person, entity or group to accumulate 4.99 percent or more of AIG Common Stock. Similarly, while the Plan is not intended to prevent a takeover, it does have a potential anti-takeover effect because an Acquiring Person may be diluted upon the occurrence of a triggering event. Accordingly, the overall effects of the Protective Amendment, if adopted by our shareholders, and the Plan may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of AIG’s securities.

Effect of the Protective Amendment if you vote for it and own less than 4.99 percent of the AIG Common Stock

The Protective Amendment will apply to you, but, so long as you own less than 4.99 percent of AIG Common Stock, you can transfer your shares to a purchaser who, after the sale, also would own less than 4.99 percent of AIG Common Stock. You could not, without Board approval, transfer your shares to a person who as a result of the transfer would become a holder of 4.99 percent or more or to a person who was already a holder of 4.99 percent or more.

Effect of the Protective Amendment if you vote against it

Delaware law provides that transfer restrictions of the Protective Amendment with respect to shares of AIG Common Stock issued prior to its effectiveness will be effective as to (i) shareholders with respect to shares that were voted in favor of adopting the Protective Amendment and (ii) purported transferees of such shares if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). AIG intends to disclose such restrictions to persons holding AIG Common Stock in uncertificated form, and to cause shares of AIG Common Stock to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares. Therefore, under Delaware law, such newly issued shares will be subject to the transfer restriction. For the purpose of determining whether a shareholder is subject to the Protective Amendment, AIG intends to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment unless the contrary is established. AIG may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder can establish that it did not vote in favor of the Protective Amendment. Nonetheless, a court could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of AIG’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of AIG’s financial statements;

•	AIG’s internal control over financial reporting;

•	AIG’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of AIG’s internal audit function.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. The Audit Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Audit Committee held thirteen meetings during 2013. The Audit Committee Chairman and members of the Audit Committee also held numerous additional meetings throughout 2013 with domestic and global members of AIG corporate, business segment and internal audit management and with AIG’s independent registered public accounting firm (PricewaterhouseCoopers LLP), including with members of its national office, and AIG’s U.S. and international regulators. The Committee believes that these meetings were helpful in discharging its oversight responsibilities, including with respect to financial reporting and disclosure, risk management and internal controls.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Audit Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

Audited Financial Statements

In the performance of its oversight function, the Audit Committee has considered and discussed the 2013 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal control over financial reporting. The Audit Committee has reviewed with the Director of Internal Audit and the PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with each of the Director of Internal Audit and senior engagement partners of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of AIG’s internal controls and the overall quality of AIG’s financial reporting. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the PCAOB’s rules regarding Communication with Audit Committees Concerning Independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2013 in AIG’s 2013 Annual Report on Form 10-K.

Conclusion

AIG management and the Audit Committee recognize the importance of reducing AIG’s reliance on manual controls. AIG management is committed to ensuring that the manual controls that have been established remain effective and sustainable. AIG continues to implement technology solutions to mitigate the reliance on manual controls; however, implementation of these systems will take several years.

Audit Committee
American International Group, Inc.

Christopher S. Lynch, Chairman John F. Fitzpatrick William G. Jurgensen George L. Miles, Jr.
Ronald A. Rittenmeyer Theresa M. Stone

PROPOSAL 5—RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the votes cast by the shareholders of AIG Common Stock, which votes are cast “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

The Audit Committee evaluates the qualifications, performance, and independence of the independent auditor, including the lead partner, on an annual basis (in each case in light of SEC and NYSE independence and other applicable standards then in effect). The Audit Committee ensures the regular rotation of the lead audit partner as required by law and is involved in the selection of the lead audit partner.

Under AIG’s policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits and regulatory filings; audit-related services, such as audit and review of newly implemented systems, processes and controls, regulatory and compliance attestations, employee benefit plan audits, due diligence related to acquisitions and divestitures and accounting consultations concerning financial reporting standards; tax services, such as tax return preparation and consultation on tax matters, transaction-based tax advice, review of tax accounting matters and other tax planning and advice; and other permitted non-audit services, such as regulatory and statutory compliance reviews, information technology reviews, information resources, risk management services, and other compliance reviews. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

Recommendation

Your Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The table below shows the fees paid by AIG to PricewaterhouseCoopers LLP in 2013 and 2012.

	2013 (in millions)	2012 (in millions)
Fees paid by AIG:
Audit fees(a)	$69.4	$74.6
Audit-related fees(b)	$17.5	$13.9
Tax fees(c)	$4.8	$5.8
All other fees(d)	$6.0	$5.1

(a)	Audit fees include fees for the audit of AIG’s consolidated financial statements, as well as subsidiary and statutory audits directly related to the performance of the AIG consolidated audit. Audit fees include out-of-pocket expenses of $3.7 million in 2013 and $3.8 million in 2012.

(b)	Audit-related fees include fees for assurance and related services that are traditionally performed by independent accountants, including: audit and review of newly implemented systems, processes and controls; regulatory and compliance attestations; employee benefit plan audits; due diligence related to acquisitions and divestitures; statutory audits not directly related to the performance of the AIG consolidated audit and accounting consultations concerning financial accounting and reporting standards.

(c)	Tax fees are fees for tax return preparation and consultation on tax matters, transaction-based tax advice, review of tax accounting matters, and other tax planning and advice.

(d)	All other fees include fees related to regulatory and statutory compliance reviews, information technology reviews, information resources, risk management services, and other compliance reviews.

The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above.

PricewaterhouseCoopers LLP also provides audit services to certain private equity and real estate funds managed and advised by AIG subsidiaries. Fees related to these audits were $4.4 million in 2013 and $4.0 million in 2012 and are not reflected in the fees in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of AIG Common Stock that may be issued under compensation plans as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Third Column)
Equity compensation plans approved by security holders	Amended and Restated 1999 Stock Option Plan	195,463		$1,297.04		0	(3)

	Amended and Restated 2002 Stock Incentive Plan	64	(4)	$—		0	(3)

	Director Stock Plan	90	(5)	$—		0	(3)

	2007 Stock Incentive Plan	98,121	(6)	$734.66	(7)	0	(3)

	2010 Stock Incentive Plan	24,337,021	(6)	$—		0	(3)

	2013 Omnibus Incentive Plan	722,183	(8)	$—		55,618,617	(9)

Total		25,352,942		$1,113.99	(7)	55,618,617

(1)	At December 31, 2013, options with respect to 1,698 shares were outstanding as a result of AIG’s assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $1,289.39 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies. The weighted-average exercise price relates only to outstanding options. Shares underlying RSUs and PSUs are deliverable without the payment of any consideration and stock appreciation rights are settled for cash without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

(2)	At December 31, 2013, AIG was also obligated to issue 42,130 shares in connection with previous exercises of options with delivery deferred.

(3)	No future awards will be made under these plans.

(4)	Represents shares reserved for issuance in connection with time-vested RSUs.

(5)	Represents shares granted to non-management directors with delivery deferred.

(6)	Represents shares reserved for issuance in connection with time-vested DSUs and in connection with RSUs, TARP RSUs and stock appreciation rights issued under the AIG 2010 Long Term Incentive Plan and the AIG 2011 Long Term Incentive Plan, and PSUs (at the target level of performance) issued under the 2013 LTIP (which is a subplan under the 2013 Omnibus Incentive Plan), all of which are payable in cash or shares.

(7)	Represents the weighted average exercise price of outstanding options.

(8)	Represents shares reserved for issuance in connection with DSUs awarded under the 2013 Omnibus Incentive Plan and PSUs awarded under the 2013 LTIP.

(9)	Represents shares reserved for future issuance under the 2013 Omnibus Incentive Plan (which replaced the 2010 Stock Incentive Plan for awards granted on or after May 15, 2013). The number of shares available for issuance under the 2013 Omnibus Incentive Plan will increase if and to the extent that outstanding awards under the 2010 Stock Incentive Plan are forfeited, expire, terminate or otherwise lapse or are settled in cash in whole or in part, as provided by the 2013 Omnibus Incentive Plan and may increase or decrease depending on actual performance and the number of PSUs earned under the 2013 LTIP.

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Your Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to Exchange Act Rule 14a-8 should be sent to the Secretary of AIG at 175 Water Street, New York, New York 10038 and must be received by December 1, 2014. Under the AIG By-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2015 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to May 12, 2015, unless the 2015 Annual Meeting of Shareholders is not scheduled to be held on a date between April 12, 2015 and June 11, 2015, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-laws is available in the Corporate Governance section of AIG’s website at www.aig.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate directly with one or more directors by

•	writing to them at the address of c/o Vice President—Corporate Governance, American International Group, Inc., 175 Water Street, New York, New York 10038; or

•	emailing boardofdirectors@aig.com.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, shareholders may follow the instructions when voting online at www.proxyvote.com. Following the 2014 Annual Meeting of Shareholders, you may continue to register for electronic delivery of future documents by visiting http://enroll.icsdelivery.com/aig. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about March 31, 2014, we sent shareholders of record at the close of business on March 17, 2014, a Notice of Internet Availability of Proxy Materials or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2013 via the internet and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on May 12, 2014. Our 2014 Proxy Statement and Annual Report for the year ended December 31, 2013, are available free of charge on our website at www.aig.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The SEC’s rules permit us to deliver a single notice or set of Annual Meeting materials to a single address shared by two or more of our shareholders. We have delivered only one notice or set of Annual Meeting materials to multiple shareholders who share that address unless AIG received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting of Shareholders, Proxy Statement or 2013 Annual Report, he or she may contact the AIG Director of Investor Relations at 175 Water Street, New York, New York 10038, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation and Management Resources Committee,” “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee” and Appendix A to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.

CORPORATE GOVERNANCE GUIDELINES

(Effective March 12, 2014)

I. INTRODUCTION

The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions.

II. ROLES OF BOARD AND MANAGEMENT

The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG’s business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management’s performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG’s performance, as well as significant events, issues and risks that may affect AIG’s business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III. BOARD COMPOSITION

The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•

The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 8 and 14 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•

In order to provide oversight to management, given AIG’s complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•

At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV. THE CHAIRMAN OF THE BOARD

A.	Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board’s current policy that the Chairman’s duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•

Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	Discussing with the Chief Executive Officer the implementation of AIG’s strategic initiatives and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•

Serving as an ex-officio, non-voting member of each standing committee of the Board of which he is not a member. The Chairman’s participation as an ex-officio member at any meeting will not affect the presence or absence of a committee’s quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend in an ex-officio capacity.

V. SELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, for recommending candidates to fill vacancies occurring between annual meetings and for periodically recommending candidates for election to the Board.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•

The interplay of the individual’s experience with the experience of other Board members; the contribution represented by the individual’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board; and

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.	Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Vice President–Corporate Governance, American International Group, Inc., 175 Water Street, New York, NY 10038. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG’s by-laws.

D.	Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI. ELECTION, TERM AND RETIREMENT OF THE DIRECTORS

A.	Election and Term. A director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG’s businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.

Voting for Directors. The Board shall nominate for election as directors only incumbent candidates who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election[1] and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance herewith. The Nominating and Corporate Governance Committee shall consider such irrevocable resignation and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall accept such resignation unless it determines that the best interests of the Corporation and its shareholders would not be served by doing so. The Board shall take action within 90 days following certification of the vote, unless such action would cause AIG to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event AIG shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a periodic or current report filed with the Securities and Exchange Commission.

C.	Director Retirement. No individual shall stand for election as a director after reaching the age of 75. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.	Change in Status. If (other than as a result of retirement) a director’s principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.	Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

[1]	The AIG by-laws provide that each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes “for” or “against” a nominee) at any meeting involving a contested election for one or more directors (meaning more directors have been nominated for election than directorship positions available).

VII. BOARD MEETINGS

The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or if requested by two directors as provided in the by-laws.

The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII. EXECUTIVE SESSIONS

To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the other Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX. THE COMMITTEES OF THE BOARD

A.	Committees. The Board will have at least the following standing committees: Audit Committee; Compensation and Management Resources Committee; Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee; Nominating and Corporate Governance Committee; and Technology Committee. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee and the Compensation and Management Resources Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3 and SEC Rule 10C-1, respectively. Each committee chairman will give a report to the Board periodically on his or her committee’s activities.

B.	Composition of the Committees. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Committee Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in the rules and regulations of the SEC, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X. BOARD RESPONSIBILITIES

A.	Overall Business Strategy. The Board will periodically review and approve AIG’s overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.	Management Succession. The Chief Executive Officer shall present, at least annually, to the Compensation and Management Resources Committee a management succession plan, to ensure that future selections are appropriately considered. The principal components of this plan are:

•	A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

•	The Chief Executive Officer’s plan for management succession for the other policy-making officers of AIG.

The Compensation and Management Resources Committee shall provide a report to the Board on the management succession plan. The Board shall review and consider the plan and any recommendations of the Compensation and Management Resources Committee.

D.	Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation and Management Resources Committee, evaluates the performance of the Chief Executive Officer against AIG’s goals and objectives and determines the compensation of the Chief Executive Officer. The determination of the Compensation and Management Resources Committee with respect to the Chief Executive Officer’s compensation shall be subject to the approval or ratification of the Board as provided in the by-laws.

E.	Executive Compensation. The Compensation and Management Resources Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) the development and implementation of other AIG compensation programs.

The Board and the Compensation and Management Resources Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG’s public disclosures regarding executive compensation.

F.	Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s financial performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

The Board, in conjunction with management of AIG, has developed and will review and update from time to time standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

H.	Risk Management. The Board, the Finance and Risk Management Committee and the Audit Committee receive reports on AIG’s significant risk exposures and how these exposures are managed. AIG’s Chief Risk Officer provides reports to the Compensation and Management Resources Committee with respect to the risks posed to AIG by its employee compensation plans.

XI. EXPECTATIONS OF DIRECTORS

The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that directors act in the best interests of AIG and not act for personal benefit at the expense of AIG.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s Vice President–Corporate Governance in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG’s policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each director’s, and each potential director’s, overall commitments to help ensure that all directors have sufficient time to fulfill their responsibilities as directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of boards of directors than four is appropriate.

E.	Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG’s business. It is expected that the Chief Executive Officer will keep the Chairman informed of all significant management, operational and other business developments as they arise. Directors also will have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors or communicating with AIG’s stakeholders.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII. COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate directly with one or more directors by (1) writing to them c/o Vice President–Corporate Governance, American International Group, Inc., 175 Water Street, New York, NY 10038 or (2) email at an address that will be included in the annual proxy statement.

XIII. EVALUATING BOARD AND COMMITTEE PERFORMANCE

AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee’s charter.

XIV. CHARITABLE GIVING

AIG, and its subsidiaries, may make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•

Gifts are to be made prudently and to further AIG’s business interests, including the enhancement of AIG’s reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•

Management will provide the Regulatory, Compliance and Public Policy Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $50,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be available upon request, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $50,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Management will inform the Nominating and Corporate Governance Committee and the Regulatory, Compliance and Public Policy Committee before the making of any proposed gift that would result in gifts aggregating $50,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV. POLITICAL CONTRIBUTIONS

AIG, and its subsidiaries, may make political contributions in the ordinary course of their business to further AIG’s business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

Management will provide the Regulatory, Compliance and Public Policy Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Regulatory, Compliance and Public Policy Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI. RELIANCE ON MANAGEMENT AND OUTSIDE ADVICE

The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred. Any retention of advisors by the Compensation and Management Resources Committee must satisfy the requirements of SEC Rule 10C-1 and the related NYSE listing standards.

XVII. AMENDMENT AND WAIVER

In the exercise of its business judgment, these Guidelines may be amended, modified or waived by the Board at any time and from time to time and, when permitted by these Guidelines, waivers may also be granted by the Nominating and Corporate Governance Committee.

Annex A

AMERICAN INTERNATIONAL GROUP, INC.

DIRECTOR INDEPENDENCE STANDARDS

A director having any of the following relationships will be deemed to have a material relationship1 with AIG2 and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•

During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).[5]

•

(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•

A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

[1]	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
[2]	“AIG” refers to American International Group, Inc. and its consolidated subsidiaries.
[3]	“Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.
[4]	“Executive officer” refers to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
[5]	Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.
[6]	Contributions to tax exempt organizations are not considered payments for purposes of this test.

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

•

A relationship arising solely from a director’s affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of the greater of $1 million or 2% of the charity’s consolidated gross revenues for such year.[7]

•	The ownership by a director of equity securities of AIG or of any fund managed by AIG.

•

The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	A relationship or transaction arising from a combination of relationships or transactions which are not deemed material.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

[7]	Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

APPENDIX B

Non-GAAP Financial Measures

Certain of the operating performance measurements used by AIG management are “non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures presented may not be comparable to similarly-named measures reported by other companies.

Insurance pre-tax operating income is the sum of: (i) AIG Property Casualty pre-tax operating income (loss), (ii) AIG Life and Retirement pre-tax operating income (loss) and (iii) Mortgage Guaranty pre-tax operating income (loss). AIG Property Casualty pre-tax operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense — net, legal settlements related to legacy crisis matters described below, and bargain purchase gain. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred, acquisition expenses and general operating expenses. Life and Retirement pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described below, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses. Mortgage Guaranty pre-tax operating income (loss) is derived by excluding net realized capital gains from pre-tax income (loss).

The following table presents the calculation of insurance pre-tax operating income, consisting of pre-tax operating income (loss) for AIG Property Casualty, AIG Life and Retirement and Mortgage Guaranty:

	Years Ended December 31,
(in millions)	2013	2012
AIG Property Casualty
Pre-tax income	$5,133	$2,023
Net realized capital gains	(380)	(211)
Legal settlements*	(13)	(17)
Other (income) expense — net	72	(2)

Pre-tax operating income	$4,812	$1,793

AIG Life and Retirement
Pre-tax income	$6,505	$3,780
Legal settlements*	(1,020)	(154)
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	161	(37)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains	1,486	1,201
Net realized capital gains	(2,037)	(630)

Pre-tax operating income	$5,095	$4,160

Mortgage Guaranty
Pre-tax income (loss)	$213	$15
Net realized capital gains	(8)	(6)

Pre-tax operating income (loss)	$205	$9

Insurance pre-tax operating income	$10,112	$5,962

*	Reflects income from settlements with financial institutions that participated in the creation, offering and sale of residential mortgage backed securities from which AIG realized losses during the financial crisis.

The following non-GAAP financial measures were used by AIG for 2013 compensation determinations.

AIG.

•

AIG adjusted pre-tax operating income (loss) is calculated by excluding the following items from GAAP pre-tax income (loss): income (loss) from discontinued operations, net loss (gain) on sale of divested businesses and properties, income from divested businesses, legal reserves (settlements) related to “legacy crisis matters,” changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses, AIG Property Casualty other (income) expense — net, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. This result is further adjusted to (1) normalize for variances from budget with respect to severance costs; fluctuations in compensation expense associated with changes in share price; certain expenses associated with long-term and short-term incentive plans; direct marketing expenses; partnership returns less than 7% or greater than 13%, in which case returns are normalized to assume a 7% or 13% yield, as applicable; and natural catastrophe losses different from the budgeted modeled average annual losses; and (2) exclude the impact of reduced net investment income from asset sales in conjunction with programs to utilize capital loss tax carryforwards; and prior year loss development net of additional premium and discount benefit. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from our September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters.

•

Tangible book value per share excluding accumulated other comprehensive income (AOCI) (TBVPS) is calculated by dividing Total AIG shareholders’ equity less goodwill and AOCI, by Total common shares outstanding.

AIG Property Casualty.

•

Normalized risk-adjusted profit is adjusted underwriting profit or loss plus net investment income in excess of the cost of capital. Underwriting profit or loss is on a GAAP basis and is normalized for natural catastrophe losses by using modeled average annual losses. Cost of capital is the product of the capital deployed and the capital rate. The capital deployed is derived by reducing AIG Property Casualty shareholders’ equity by AOCI. This result is further adjusted to (1) normalize for variances from budget with respect to severance costs; fluctuations in compensation expense associated with changes in share price; the impact of fluctuations in foreign exchange rate; and direct marketing expenses; and (2) exclude prior year loss development net of additional premium and discount benefit.

AIG Life and Retirement.

•

Adjusted premiums, deposits and other considerations (PDOC) includes direct and assumed amounts received on traditional life insurance policies, group benefit policies and deposits on life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, guaranteed investment contracts and mutual funds. PDOC is adjusted to normalize fixed annuity sales based on indexing fixed annuity sales to the 10-year treasury rate.

•

Adjusted value of new business (VoNB) is the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period, less the cost of holding required capital in excess of regulatory reserves to support this business. VoNB is adjusted to normalize fixed annuity sales and margins based on indexing fixed annuity sales to the 10-year treasury rate.

•

AIG Life and Retirement adjusted pre-tax operating income (loss) (L&R Adjusted PTOI) is calculated by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses. This result is further adjusted to (1) normalize for variances from budget with respect to non-deferrable acquisition costs associated with sales; fluctuations in compensation expense associated with changes in share price; partnership returns less than 7% or greater than 13%, in which case returns are normalized to assume a 7% or 13% yield, as applicable; and (2) exclude the impact of reduced net investment income from asset sales in conjunction with programs to utilize capital loss tax carryforwards; and restructuring charges.

•

AIG Life and Retirement adjusted return on equity is the L&R Adjusted PTOI, reduced by the effect of applicable income taxes, divided by average AIG Life and Retirement Shareholders’ equity, adjusted to exclude AOCI and the impact of programs to utilize capital loss tax carryforwards.

•

AIG Life and Retirement adjusted general operating expenses represents AIG Life and Retirement general operating expenses adjusted to normalize for variances from budget with respect to expenses associated with taxes; licenses and fees; interest expense; certain expenses associated with long-term and short-term incentive plans; non-deferrable acquisition costs associated with sales; and fluctuations in compensation expense associated with changes in share price.

APPENDIX C

The following is marked to show the proposed Protective Amendment as compared to current Article Thirteen of AIG’s Restated Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by double underlining:

ARTICLE THIRTEEN.

Ownership Limit

(1) Definitions. As used in this ARTICLE THIRTEEN, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382–2T shall include any successor provisions):

“Agent” has the meaning set forth in Section 5 of this ARTICLE THIRTEEN.

“Board of Directors” or “Board” means the Board of Directors of the Company, including any duly authorized committee thereof.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”,— any securities (i) which such Person ~~directly owns~~is considered to own under general federal income tax principles, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

“Close of Business” on any given date shall mean 5:00 p.m., New York City time on such date, or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute.

“Common Stock” shall mean the shares of Common Stock, par value $2.50 per share, of the Company and shares of capital stock of the Company issued in exchange or substitution for such Common Stock.

“Company Security” or “Company Securities” means (i) shares of Common Stock, (ii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) and Treas. Reg. § 1.382–4(d)(9)) to purchase Securities of the Company and (iii) any Stock; provided, however, that “Company Security” or “Company Securities” shall not mean shares of Serial Preferred Stock, par value $5.00 per share, of the Company.

“Excess Securities” has the meaning given such term in Section 4(a) of this ARTICLE THIRTEEN.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expiration Date” means the earliest of (i) the Close of Business on the third anniversary of the Corporation’s ~~2011~~2014 Annual Meeting of Shareholders; (ii) the date upon which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that due to the repeal of Section 382 of the Code, or any other change in law, this ARTICLE THIRTEEN is no longer necessary for the preservation of Tax Benefits; (iii) the first day of any taxable year of the Company with respect to which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that no Tax Benefits may be carried forward; or (iv) such date as the Board of Directors determines for the restrictions set forth in Section 2 of this ARTICLE THIRTEEN to terminate. In the case of a termination of this ARTICLE THIRTEEN pursuant to clauses (ii), (iii) or (iv), the Board shall cause the prompt public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.

“Five Percent Transaction” has the meaning set forth in Section 2(a) of this ARTICLE THIRTEEN.

“Five Percent Stockholder” means a Person with a Beneficial Ownership of 4.99% or more of (i) the Common Stock then outstanding or (ii) any class of Stock (other than Common Stock) then outstanding.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any Trading Day shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange or, if the securities are not listed on the New York Stock Exchange, as reported on the NASDAQ Stock Market or, if the securities are not listed on the New York Stock Exchange or NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such Trading Day the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such Trading Day the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair market value per share of such securities on such Trading Day as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Company with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE THIRTEEN.

“Proposed Transaction” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.

“Public Group” has the meaning set forth in Treas. Reg. § 1.382–2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 4(a) of this ARTICLE THIRTEEN.

“Request” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.

“Requesting Person” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.

“Securities” and “Security” each has the meaning set forth in Section 7 of this ARTICLE THIRTEEN.

“Security Entitlement” has the meaning set forth in Section 8–102(a)(17) of the Delaware Uniform Commercial Code, as amended from time to time.

“Stock” means any interest or Security Entitlement that would be treated as “stock” of the Company pursuant to Treas. Reg. § 1.382–2(a)(3) or Treas. Reg. § 1.382–2T(f)(18).

“Subsidiary” or “Subsidiaries” of any specified Person means any corporation or other entity a majority of the voting power of the equity securities or a majority of the equity or membership interest is owned, directly or indirectly, by such Person.

“Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Company or any of its Subsidiaries as of December 31, ~~2010~~2013, within the meaning of Section 382 of the Code.

“Trading Day,” when used with respect to any securities, means a day on which the New York Stock Exchange is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a day on which the principal automated quotation system that reports trading in such securities is open for transaction of business or, if such securities are not listed on a national securities exchange or quoted on an automated quotation system, a Business Day.

“Transfer” means any direct, indirect or deemed sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Company, that alters the Beneficial Ownership of any Person. A Transfer shall also include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) or Treas. Reg. § 1.382–4(d)(9)) and the issuance by the Company of Stock upon the exercise of an option or warrant. For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Company or (ii) the issuance or grant of Stock by the Company (except for stock issued upon the exercise of any warrant issued by the Company).

“Transferee” means, with respect to any Transfer, any Person to whom Company Securities are, or are proposed to be, Transferred.

“Transferor” means, with respect to any Transfer, any Person by or from whom Company Securities are, or are proposed to be, Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

(2) Transfer and Ownership Restrictions.

(a) In order to preserve the Company’s ability to use the Tax Benefits to offset income, until the Expiration Date~~,~~ no Person (including for the avoidance of doubt the U.S. Government or any agency or instrumentality thereof) other than the ~~Corporation~~Company shall, except as provided in Section 3(a) below, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Company Securities to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase (any such Transfer, a “Five Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(a)(14) of the Delaware Uniform Commercial Code, of Company Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Company Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this ARTICLE THIRTEEN.

(3) Exceptions; Waiver of Transfer and Ownership Restrictions.

(a) Any Transfer of Company Securities that would otherwise be prohibited pursuant to Section 2(a) of this ARTICLE THIRTEEN shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Section 3(b) or 3(c) of this ARTICLE THIRTEEN (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Company Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Company Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock, (iii) such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) or (iv) such Transfer is a Transfer to any underwriter, dealer or initial purchaser from the United States Department of the Treasury for resale in a transaction contemplated by the Registration Rights Agreement, dated January 14, 2011, as amended from time to time, between the Company and the United States Department of the Treasury; provided, however, that Transfers by such underwriter, dealer or purchaser in such offering remain subject to this ARTICLE THIRTEEN.

(b) The restrictions contained in this ARTICLE THIRTEEN are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Company may limit the Company’s ability to utilize its Tax Benefits. The restrictions set forth in Section 2(a) of this ARTICLE THIRTEEN shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 3(b). A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the Company’s principal executive office. Such Request shall be deemed to have been made when actually received by the Company. A Request shall include: (i) the name and address and telephone number of the Requesting Person; (ii) the number and percentage of Company Securities then Beneficially Owned by the Requesting Person and (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Five Percent Transaction and the proposed tax treatment thereof. The Board of Directors shall, in good faith, endeavor to respond to a Request within twenty (20) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at the Board’s request, a report from the Company’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Company. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Company and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this Section 3(b) of (x) any proposed Transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by Five Percent Stockholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code, or (y) any proposed Transfer by the United States Department of the Treasury if such proposed Transfer and all prior and anticipated Transfers or other transactions effected or expected to be effected during the relevant testing period do not result in an aggregate “owner shift” (as defined in the Code) of more than 40% for purposes of Section 382 of the Code. For purposes of clause (y) above, it shall be assumed that within such testing period all of the Common Stock originally exchanged for the Series C Perpetual, Convertible, Participating Preferred Stock of the Company, par value $5.00 per share, has been, or will be, sold. For the avoidance of doubt, for purposes of clauses (x) and (y) above, all Transfers shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such Transfer.

(c) In addition to Section 3(b), the Board of Directors may determine that the restrictions set forth in Section 2(a) of this ARTICLE THIRTEEN shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this ARTICLE THIRTEEN, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(d) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE THIRTEEN through duly authorized officers or agents of the Company.

(4) Excess Securities.

(a) No employee or agent of the Company shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Company Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights thereunder, including rights of stockholders of the Company with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this ARTICLE THIRTEEN or until an approval is obtained under Section 3 of this ARTICLE THIRTEEN. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Company Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this ARTICLE THIRTEEN shall also be a Prohibited Transfer.

(b) The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this ARTICLE THIRTEEN, including, without limitation, authorizing, in accordance with Section 9 of this ARTICLE THIRTEEN, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Stock and other evidence that a Transfer will not be prohibited by this ARTICLE THIRTEEN as a condition to registering any Transfer.

(5) Transfer to Agent. If the Board of Directors determines that a Transfer of Company Securities constitutes a Prohibited Transfer then, upon written demand by the Company sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, or, in the case of uncertificated Stock, shall automatically be deemed to be transferred to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities, would otherwise adversely affect the value of the Company Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this ARTICLE THIRTEEN if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).

(6) Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:– (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Company or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

(7) Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Company within the meaning of Delaware law (“Securities,” and individually, a

“Security”) but which would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase, the application of Section 5 and Section 6 of this ARTICLE THIRTEEN shall be modified as described in this Section 7. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this ARTICLE THIRTEEN. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this ARTICLE THIRTEEN, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 4 of this ARTICLE THIRTEEN to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this ARTICLE THIRTEEN, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Company Securities.

(8) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Company makes a written demand pursuant to Section 5 of this ARTICLE THIRTEEN (whether or not made within the time specified in Section 5 of this ARTICLE THIRTEEN), then the Company may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE THIRTEEN being void ab initio, (b) preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Company to act within the time periods set forth in Section 5 of this ARTICLE THIRTEEN to constitute a waiver or loss of any right of the Company under this ARTICLE THIRTEEN. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE THIRTEEN.

(9) Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Company may reasonably request from time to time in order to determine compliance with this ARTICLE THIRTEEN or the status of the Tax Benefits of the Company.

(10) Legends. The Board of Directors may require that the registration of the Stock on the stock transfer books of the Company, or any certificates issued by the Company evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE THIRTEEN bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE THIRTEEN OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN INTERNATIONAL GROUP, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.”

The Board of Directors may also require that any certificates or other evidence of ownership issued by the Company evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this ARTICLE THIRTEEN also bear a conspicuous legend referencing the applicable restrictions.

The Company shall have the power to make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this ARTICLE THIRTEEN for any uncertificated Company Securities or Company Securities held in an indirect holding system.

(11) Authority of Board of Directors.

(a) All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this ARTICLE THIRTEEN.

(b) The Board of Directors— shall have the power to determine all matters necessary for assessing compliance with this ARTICLE THIRTEEN, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Beneficial Ownership in the Company of any Five Percent Stockholder, (iv) whether an instrument constitutes a Company Security, (v) the amount (or Market Price) due to a Purported Transferee pursuant to ~~Sections~~Sections 5 and 6 of this ARTICLE THIRTEEN, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ARTICLE THIRTEEN. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Company not inconsistent with the provisions of this ARTICLE THIRTEEN for purposes of determining whether any Transfer of Company Securities would jeopardize the Company’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE THIRTEEN.

(c) Nothing contained in this ARTICLE THIRTEEN shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the definition of Beneficial Ownership in the Company, Five Percent Stockholder or the Persons covered by this ARTICLE THIRTEEN, (ii) modify the definitions of any other terms set forth in this ARTICLE THIRTEEN or (iii) modify the terms of this ARTICLE THIRTEEN as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Company’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances. In the case of an ambiguity in the application of any of the provisions of this ARTICLE THIRTEEN, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE THIRTEEN requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE THIRTEEN. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Company, the Agent, and all other Persons for all other purposes of this ARTICLE THIRTEEN. The Board of Directors may delegate all or any portion of its duties and powers under this ARTICLE THIRTEEN to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE THIRTEEN through duly authorized officers or agents of the Company.

(12) Reliance. To the fullest extent permitted by law, the Company and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller or other executive officers of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE THIRTEEN, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Company Securities Beneficially Owned by any stockholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Company Securities.

(13) Benefits of This ARTICLE THIRTEEN. Nothing in this ARTICLE THIRTEEN shall be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this ARTICLE THIRTEEN. This ARTICLE THIRTEEN shall be for the sole and exclusive benefit of the Company and the Agent.

(14) Severability. The purpose of this ARTICLE THIRTEEN is to facilitate the Company’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE THIRTEEN or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE THIRTEEN.

(15) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this ARTICLE THIRTEEN, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(16) Limitation of Liability. To the maximum extent permitted by Delaware law, no director of the Company shall be liable for any breach of any duty under this ARTICLE THIRTEEN, it being understood that no director shall be responsible to the Corporation, any stockholder or any other Person for any action taken or omitted to be taken under this ARTICLE THIRTEEN. In particular, without creating any liability to any Person, the Board may distinguish between stockholders in connection with any Request under this ARTICLE THIRTEEN.

APPENDIX D

TAX ASSET PROTECTION PLAN

dated as of

March 9, 2011

between

AMERICAN INTERNATIONAL GROUP, INC.

and

Wells Fargo Bank, National Association,

as Rights Agent

TAX ASSET PROTECTION PLAN

EXHIBITS
Exhibit A	Form of Rights Certificate (together with Form of Election to Exercise)
Exhibit B	Form of Certificate of Designation and Terms of Participating Preferred Stock

TAX ASSET PROTECTION PLAN

TAX ASSET PROTECTION PLAN (as amended from time to time, this “Plan”), dated as of March 9, 2011, between American International Group, Inc., a Delaware corporation (including any successor hereunder, the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, (a) the Company and certain of its Subsidiaries (as defined below) have certain net operating losses and certain other tax attributes (collectively, “NOLs”) for United States federal income tax purposes; (b) the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby preserve the Company’s ability to utilize such NOLS, and (c) in furtherance of such objective, the Company desires to enter into this Plan;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (a) authorized and declared a dividend of one right (“Right”) in respect of each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on March 18, 2011 (the “Record Time”) payable in respect of each such share upon certification by the New York Stock Exchange (the “NYSE”) to the Securities and Exchange Commission that the Rights have been approved for listing and registration (the “Payment Time”) and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.4, each share of Common Stock issued after the Separation Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, at or after the Separation Time, to purchase securities or assets of the Company pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer and exchange of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Plan, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock at any time after the first public announcement of this Plan; provided, however, that the term “Acquiring Person” shall not include (i) any Person who is the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock at the time of the first public announcement of the adoption of this Plan and who continuously thereafter is the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock (an “Existing Holder”), until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock, (ii) any Person who becomes the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock after the time of the first public announcement of this Plan solely as a result of (A) an acquisition by the Company of shares of Common Stock, (B) an acquisition directly from the Company in a transaction which duly authorized officers of the Company have determined shall not result in the creation of an Acquiring Person under the Plan, or (C) an acquisition of Common Stock (or any security convertible into or exchangeable for Common Stock) by any underwriter, dealer or initial purchaser from the United States Department of the Treasury for resale in a transaction contemplated by the Registration Rights Agreement, dated January 14, 2011, as amended from time to time, between the Company and the United States Department of the Treasury, until, in each case, such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock, (iii) any Person who the Board of Directors determines, in its sole discretion, has inadvertently become the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 4.99% or more of the outstanding shares of Common Stock or (iv) any Person determined by the Board of Directors to be an “Exempt Person” in accordance with Section 5.3 for so long as such person complies with any limitations or conditions required by the Board of Directors in making such determination. In addition, the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. For all purposes of this Plan, any calculation of the number of shares of Common Stock outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder.

“Affiliate” shall have the meaning ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Plan.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such Person directly owns, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

“Board of Directors” shall have the meaning set forth in the Recitals and includes any duly authorized committee thereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“Common Stock” shall mean the shares of Common Stock, par value $2.50 per share, of the Company and shares of capital stock of the Company issued in exchange or substitution for such Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Excess Shares” shall have the meaning set forth in Section 3.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $185.00.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on the third anniversary of the date of this Plan, provided that the Board of Directors may determine to extend this Plan prior to such anniversary as long as the extension is submitted to the stockholders of the Company for ratification at the next succeeding annual meeting and (iv) the time at which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors that the NOLs are utilized in all material respects or no longer available in any material respect under Section 382 of the Code or any applicable state law or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes.

“Flip-in Date” shall mean any Stock Acquisition Date or such later date and time as the Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the NYSE or, if the securities are not listed on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

“NOLs” shall have the meaning set forth in the Recitals.

“NYSE” shall have the meaning set forth in the Recitals.

“Payment Time” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Plan” shall have the meaning set forth in the Preamble.

“Preferred Stock” shall mean the series of Participating Preferred Stock, par value $5.00 per share, of the Company created by a Certificate of Designation and Terms in substantially the form set forth in Exhibit B hereto appropriately completed.

“Record Time” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount equal to $0.001.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“Separation Time” shall mean the next Business Day following the earlier of (i) the tenth Business Day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person’s becoming an Acquiring Person and (ii) the date of the first event causing a Flip-in Date to occur; provided, that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further, that if any tender or exchange offer referenced in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Stock Acquisition Date” shall mean the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person, which announcement makes express reference to such status as an Acquiring Person pursuant to this Plan.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

“Trading Regulation” shall have the meaning set forth in Section 2.3(c).

“Trust” shall have the meaning set forth in Section 3.1(c).

“Trust Agreement” shall have the meaning set forth in Section 3.1(c).

“Vice President,” when used with respect to the Company, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

ARTICLE II

THE RIGHTS

2.1 Summary of Rights. As soon as practicable after the Record Time, but not later than the date of mailing of the Company’s definitive Proxy Statement relating to its 2011 Annual Meeting of Shareholders, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Record Time, at such holder’s address as shown by the records of the Company.

2.2 Legend.

The registration of the Common Stock on the stock transfer books of the Company, or, if issued, certificates for Common Stock, shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that acquires Common Stock after the Payment Time either a confirmation of the registration of such Common Stock on the stock transfer books of the Company or Certificates for such Common Stock, which confirmation or Certificates will have impressed, printed, written or stamped thereon or otherwise affixed thereto the following legend:

Until the Separation Time (as defined in the Plan referred to below), this also evidences and entitles the holder hereof to certain Rights as set forth in a Tax Asset Protection Plan, dated as of March 9, 2011, (as such may be amended from time to time, the “Plan”), between American International Group, Inc. (the “Company”) and Wells Fargo Bank, National Association, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Plan, such Rights may be redeemed, may become exercisable for securities or assets of the Company, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an “Affiliate” thereof, as such terms are defined in the Plan, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Plan to the holder hereof without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Payment Time shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend. The Company shall mail or arrange for the mailing of a copy of this Plan to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company or certificates representing such shares, without charge after the receipt of a written request therefor.

2.3 Exercise of Rights; Separation of Rights. (a) Subject to Sections 3.1, 5.1 and 5.9 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one ten-thousandth of a share of Preferred Stock.

(b) Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the registration of the associated Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2, together, in the case of Common Stock issued and outstanding at the Payment Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c) Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised pursuant to Section 2.3(d) below, (ii) will be transferred independent of shares of Common Stock and (iii) the Rights Agent will mail to each holder of record of Common Stock (provided that the Board of Directors has not elected to exchange all of the then outstanding Rights pursuant to Section 3.1(c)) as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Plan, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded (“Trading Regulation”), or to conform to usage, and (y) a disclosure statement describing the Rights. Receipt of a Rights Certificate by any Person shall not preclude a later determination that such Rights are null and void pursuant to Section 3.1(b).

(d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly executed and properly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.6 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased (the Company hereby irrevocable authorizes each such depositary agent to comply with such requisitions) or, when necessary to comply with this Plan, requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.6 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.

(f) In case the holder of any Rights shall exercise less than all of the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act of 1933, as amended from time to time, or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

(h) Notwithstanding anything in this Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the exercise or assignment of a Rights Certificate unless the registered holder of such Rights Certificate shall have (i) properly completed and duly signed the certificate following the form of assignment or the form of election to exercise, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such exercise or assignment, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby, and the Affiliates of such Beneficial Owner or former Beneficial Owner, as the Company or the Rights Agent may reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed as required under Section 2.3(d).

2.4 Adjustments to Exercise Price; Number of Rights. (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referenced in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.4.

(b) In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors, in its sole discretion, may deem to be appropriate under the circumstances, and the Company and the Rights Agent shall amend this Plan as necessary to provide for such adjustments.

(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest one hundredth of a cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate.

(d) Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Plan, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5 Date on Which Exercise is Effective. Each Person in whose name registration on the stock transfer books is effected upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby at the Close of Business on the Business Day upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6 Execution, Authentication, Delivery and Dating of Rights Certificates. (a) The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). No Rights Certificate shall be valid for any purpose unless manually or by facsimile countersigned by the Rights Agent.

(b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.7 Registration, Registration of Transfer and Exchange. (a) After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Plan as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d) The Company shall not register the transfer or exchange of any Rights that have become null and void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b) shall be entitled to all the benefits of this Plan equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated notice of transfer) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock registration) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Plan, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).

2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Corporation (and at the expense of the Corporation), the Rights Agent shall provide to the Corporation or its designee copies of such electronic records relating to rights certificates cancelled or destroyed by the Rights Agent.

2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock registration) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock registration) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void;

(e) this Plan may be supplemented or amended from time to time in accordance with its terms; and

(f) the Board of Directors shall have the exclusive power and authority delegated to it pursuant to Section 5.14.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN

THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in. (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, except as otherwise provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.9), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock); provided, however, that in connection with any exercise effected pursuant to this Section 3.1(a), no holder of Rights shall be entitled to receive Common Stock (or other shares of capital stock of the Company) that would result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of more than 4.99% of the then-outstanding Common Stock. If a holder would, but for the previous sentence, be entitled to receive a number of shares that would otherwise result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of in excess of 4.99% of the then-outstanding Common Stock (such shares, the “Excess Shares”), then in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount, equal to the current per share Market Price of a share of Common Stock at the close of Business on the Trading Day following the date of exercise multiplied by the number of Excess Shares that would otherwise have been issuable to such holder.

(b) Notwithstanding the foregoing, any Rights that are Beneficially Owned on the Stock Acquisition Date by an Acquiring Person or an Affiliate thereof shall become null and void and any holder of such Rights (including transferees, whether direct or indirect, of any such Persons) shall thereafter have no right to exercise or transfer such Rights. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of Election to Exercise or, if requested, will not provide such additional evidence, including, without limitation, the identity of the Beneficial Owners and their Affiliates (or former Beneficial Owners and their Affiliates) as the Company or the Board of Directors shall reasonably request in order to determine if such Rights are null and void, then the Company shall be entitled conclusively to deem the Rights to be Beneficially Owned by an Acquiring Person or an Affiliate thereof or a transferee of any of the foregoing and accordingly deem the Rights evidenced thereby to be null and void and not transferable, exercisable or exchangeable.

(c) The Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock elect to exchange all (but not less than all) of the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in the event that after the Separation Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become null and void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio; provided, however, that in connection with any exchange effected pursuant to this Section 3.1(c), no holder of Rights shall be entitled to receive Common Stock (or other shares of capital stock of the Company) that would result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of more than 4.99% of the then-outstanding Common Stock. If a holder would, but for the previous sentence, be entitled to receive Excess Shares, in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount, equal to the current per share Market Price of a share of Common Stock at the close of Business on the Trading Day following the date the Board of Directors effects the forgoing exchange multiplied by the number of Excess Shares that would otherwise have been issuable to such holder. The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become null and void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.8. Before effecting an exchange pursuant to this Section 3.1(c), the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”), which Trust shall act as the agent of the Company, all or some (as designated by the Board of Directors) of the shares of Common Stock (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board of Directors) holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and registering shares of Common Stock (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates (or former Beneficial Owners thereof and their Affiliates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 3.1(b) and not transferable or exercisable or exchangeable in connection herewith. Any shares of Common Stock or other securities issued at the direction of the Board of Directors in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or of such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued. Approval by the Board of Directors of the exchange shall constitute a determination by the Board of Directors that such consideration is adequate.

Each Person in whose name any registration on the stock transfer books of the Company is made upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such registration on the stock transfer books of the Company shall be registered as of, the Close of Business on the date upon which the Rights Certificate evidencing such Rights was duly exchanged or deemed exchanged by the Company and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such exchange and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such registration on the stock transfer books of the Company shall be registered as of, the next succeeding Business Day on which the stock transfer books of the Company are open.

(d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, as determined by the Board of Directors, may substitute therefor shares of Preferred Stock, at a ratio of one ten-thousandth of a share of Preferred Stock for each share of Common Stock so issuable, subject to adjustment.

(e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referenced in Section 3.1(c), to permit the issuance of all shares pursuant to the exchange, the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be or necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) in the case of any exercise in accordance with Section 3.1(a), at the Company’s option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as may be required for the valid issuance of securities or otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) in the case of an exchange of Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

(f) The Company may, but shall not be required to, make such changes in the Exercise Price, in addition to those required by Section 3.1(a), as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

ARTICLE IV

THE RIGHTS AGENT

4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Plan and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Plan, including the costs and expenses of defending against any claim of liability.

(b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Plan in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.2 Merger or Consolidation or Change of Name of Rights Agent. (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Plan without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Plan any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Plan.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Plan.

4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Plan upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Plan the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chief Executive Officer or any Vice President or by the Chief Financial Officer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Plan in reliance upon such certificate.

(c) The Rights Agent will be liable hereunder only for its own negligence, bad faith or willful misconduct.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e) The Rights Agent will not be under any responsibility in respect of the validity of this Plan or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Plan or in any Rights Certificate; nor will it be responsible for any change in the exercisability or exchangeability of the Rights (including the Rights becoming null and void pursuant to Section 3.1(b)) or any adjustment required under the provisions of Section 2.4 or 3.1 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Plan.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chief Executive Officer or any Vice President or the Chief Financial Officer of the Company or the Secretary or any Assistant Secretary, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) Tax Compliance:

(A) The Rights Agent, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made hereunder and (ii) the issuance, delivery, holding, transfer, redemption or exercise of Rights, Common Stock or Preferred Stock hereunder. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

(B) The Rights Agent shall comply in accordance with the terms hereof with any written direction received from the Company with respect to the execution or certification of any required documentation and the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement conclusively rely on any such direction in accordance with Section 4.3(g).

(C) The Rights Agent shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available, on written request, to the Company or its authorized representative within a reasonable period of time after receipt of such request.

4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Plan upon 90 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.8. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.8. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or the effectiveness of such resignation or after it has been notified in writing of such incapacity by the incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Plan and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1 Redemption. The Board of Directors may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(a) Immediately upon the action of the Board of Directors electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.

(b) The Finance and Risk Management Committee of the Board of Directors will evaluate this Plan annually to determine whether it continues to be in the best interests of the Company’s stockholders.

5.2 Expiration. The Rights and this Plan shall expire at the Expiration Time and no Person shall have any rights pursuant to this Plan or any Right after the Expiration Time, except, if the Rights have been exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.

5.3 Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Stock that might, if consummated, result in such Person beneficially owning 4.99% or more of the then-outstanding Common Stock (or, in the case of an Existing Holder, additional shares of Common Stock) (a “Requesting Person”) may request that the Board of Directors grant an exemption with respect to such acquisition under this Plan so that such Person would be deemed to be an “Exempt Person” under the definition of Acquiring Person hereof for purposes of this Plan (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the

Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, together with all Affiliates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 4.99% or more of the then outstanding Common Stock and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond to an Exemption Request within twenty (20) Business Days after receipt of such Exemption Request; provided, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only grant an exemption in response to an Exemption Request if it receives, at the Board’s request, a report from the Company’s advisors to the effect that the acquisition of Beneficial Ownership of Common Stock by the Requesting Person does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that the exemption is in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that if will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board of Directors), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s NOLs. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and determination of the Board of Directors with respect thereto, unless the information contained in the Exemption request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Exemption Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Company and the Requesting Person and disinterested with respect to the Exemption Request, and the action of a majority of such independent and disinterested directors shall be deemed to be the determination of the Board of Directors for purposes of such Exemption Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving an Exemption Request as provided in this Section 5.3 of (x) any proposed acquisition that does not cause any aggregate increase in the Beneficial Ownership of Persons with Beneficial Ownership of 4.99% or more of (i) the Common Stock then outstanding or (ii) any class of stock (as defined for purposes of Section 382 of the Code, or “Stock”) (other than Common Stock) then outstanding (a “Five Percent Stockholder”) (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed acquisition) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code, or (y) any proposed acquisition from the United States Department of the Treasury if such proposed acquisition and all prior and anticipated acquisitions or transactions effected or expected to be effected during the relevant testing period do not result in an aggregate “owner shift” (as defined in the Code) of more than 40% for purposes of Section 382 of the Code. For purposes of clause (y) above, it shall be assumed that within such testing period all of the Common Stock originally exchanged for the Series C Perpetual, Convertible, Participating Preferred Stock of the Company, par value $5.00 per share, has been, or will be, sold. For the avoidance of doubt, for purposes of clauses (x) and (y) above, all acquisitions shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such acquisition.

5.4 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Plan or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Plan. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock or to options, warrants or other rights (other than any securities issued or issuable in connection with the exercise or exchange of Rights) in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate of an Acquiring Person or any transferee of any of the foregoing.

5.5 Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Plan without the approval of any holders of Rights in any respect. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company, provided that any supplement or amendment (other than to Article IV if the rights and obligations of the Rights Agent are adversely affected) shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

5.6 Fractional Shares. If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

5.7 Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8 Notices. Notices or demands authorized or required by this Plan to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

American International Group, Inc.

180 Maiden Lane

New York, New York 10038

Attention: Corporate Secretary

Any notice or demand authorized or required by this Plan to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Wells Fargo Bank, National Association

161 N. Concord Exchange

South St. Paul, Minnesota 55075

Attention: Account Management

Notices or demands authorized or required by this Plan to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice that is mailed in the manner herein provided shall be deemed given on the date of mailing, whether or not the holder receives the notice, except notice to the Company shall be effective only upon receipt.

5.9 Suspension of Exercisability or Exchangeability. To the extent that the Board of Directors determines in good faith that some action will or need be taken pursuant to, or in order to properly give effect to, Section 2.3, 3.1 or 4.4 or to comply with federal or state securities laws or applicable Trading Regulations, the Company may suspend the exercisability or exchangeability of the Rights for a reasonable period sufficient to allow it to take such action or comply with such laws or Trading Regulations. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required. Upon such suspension, any rights of action vested in a holder of Rights shall be similarly suspended.

Failure to give a notice pursuant to the provisions of this Plan shall not affect the validity of any action taken hereunder.

5.10 Successors. All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.11 Benefits of this Plan. Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Plan and this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.12 Determination and Actions by the Board of Directors, etc. The Board of Directors shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Plan, including, without limitation, the right and power to (i) interpret the provisions of this Plan and (ii) make all determinations deemed necessary or advisable for the administration or implementation of this Plan, including the right to determine the Rights to be null and voided pursuant to Section 3.1(b), after taking into account the purpose of this Plan and the Company’s interest maintaining an orderly trading market in the outstanding shares of Common Stock. All such actions, interpretations and determinations done or made by the Board of Directors shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons.

5.13 Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.

5.14 GOVERNING LAW; EXCLUSIVE JURISDICTION. (a) THIS PLAN, EACH RIGHT AND EACH RIGHTS CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) (i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS PLAN. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Plan, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Plan in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.15 Counterparts. This Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.16 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.17 Withholding Rights. In the event that the Company, the Rights Agent or their agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions hereunder to a holder of the Rights, Common Stock or other cash, securities or other property, the Company, the Rights Agent or their agents shall be entitled, but not obligated, to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property (including, without limitation, Rights, Preferred Stock, Common Stock or cash) that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Company, the Rights Agent or their agents, in each case in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be duly executed as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Robert A. Gender
Name: Robert A. Gender
Title: Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Suzanne M. Swits
Name: Suzanne M. Swits
Title: Vice President

EXHIBIT A

[Form of Rights Certificate]

Certificate No. W-	Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE TAX ASSET PROTECTION PLAN. RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

Rights Certificate

AMERICAN INTERNATIONAL GROUP, INC.

This certifies that                         , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Tax Asset Protection Plan, dated as of February 24, 2011 (as amended from time to time, the “Plan”), between American International Group, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Plan), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the close of business on March 9, 2014, one ten-thousandth of a fully paid share of Participating Preferred Stock, par value $5.00 per share (the “Preferred Stock”), of the Company (subject to adjustment as provided in the Plan) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in The City of South St. Paul. The Exercise Price shall initially be $185.00 per Right and shall be subject to adjustment in certain events as provided in the Plan.

In certain circumstances described in the Plan, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Plan.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Plan are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Plan, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.001 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one ten-thousandth of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Plan.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Plan), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Plan.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

ATTEST:	AMERICAN INTERNATIONAL GROUP, INC.

By
Secretary

Countersigned:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Authorized Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED                                                                                                                               hereby

sells, assigns and transfers unto
(Please print name

and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                          Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:                                                  ,

Signature Guaranteed:
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[TO BE ATTACHED TO EACH RIGHTS CERTIFICATE]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to

exercise the Rights Certificate.)

TO: AMERICAN	INTERNATIONAL GROUP, INC.

The undersigned hereby irrevocably elects to exercise                                                           whole Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer Identification Number:

Dated: ,

Signature Guaranteed:
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Plan).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION AND TERMS OF

PARTICIPATING PREFERRED STOCK OF AMERICAN INTERNATIONAL GROUP, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

We, the undersigned, David L. Herzog and Jeffrey A. Welikson, the Executive Vice President and Chief Financial Officer, and Vice President and Corporate Secretary, respectively, of American International Group, Inc., a Delaware corporation (the “Corporation”), do hereby certify as follows:

Pursuant to authority granted by ARTICLE FOUR of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation’s Serial Preferred Stock, par value $5.00 per share, and certain qualifications, limitations and restrictions thereon:

RESOLVED, that there is hereby established a series of Serial Preferred Stock, par value $5.00 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

1. The distinctive serial designation of this series shall be “Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

2. The number of shares in this Series shall initially be 200,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Serial Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one ten-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

3. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $925.00 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 10,000 shares of Common Stock, par value $2.50 per share (“Common Stock”), of the Corporation.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

4. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

5. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $25,000 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph 5. above, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to paragraph 5. above before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

6. The shares of this Series shall not be redeemable.

7. In addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, as amended, of the Corporation, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

8. If and whenever dividends payable on this Series and any other class or series of stock of the Corporation ranking on a parity with this Series as to payment of dividends (any such class or series being herein referred to as “dividend parity stock”) shall be in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of this Series, together with the holders of all other affected classes and series of dividend parity stock similarly entitled to vote for the election of two additional directors, voting separately as a single class, shall be entitled to elect the two additional directors at any annual meeting of stockholders or any special meeting of the holders of shares of this Series and such dividend parity stock called as hereinafter provided. Whenever all arrears in dividends on the shares of this Series and dividend parity stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set aside for payment, then the right of the holders of shares of this Series and such dividend parity stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as directors by the holders of shares of this Series and such dividend parity stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of this Series and such dividend parity stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of this Series (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of this Series and such dividend parity stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of this Series may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the directors elected by the holders of shares of this Series and such dividend parity stock, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of shares of this Series and such dividend parity stock or the successor of such remaining director. If the holders of shares of this Series become entitled under the foregoing provisions to elect or participate in the election of two directors as a result of dividend arrearages, such entitlement shall not affect the right of such holders to vote as stated in paragraph (vii), including the right to vote in the election of the remaining directors.

9. This Series shall rank as to the payment of dividends and distributions and amounts upon liquidation, dissolution and winding-up junior to all other series or shares of Serial Preferred Stock unless otherwise expressly provided in the terms of such series or shares of Serial Preferred Stock.

10. In the event that the Corporation or its agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions to a holder of the shares of this Series, the Corporation or its agents shall be entitled to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Corporation or its agent, in each case in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the     th day of                     .

Attest:

APPENDIX E

AMENDMENT NO. 1 TO TAX ASSET PROTECTION PLAN

Amendment No. 1, dated as of January 8, 2014 (this “Amendment”), to the Tax Asset Protection Plan, dated as of March 9, 2011 (the “Plan”), between American International Group, Inc., a Delaware corporation (including any successor hereunder, the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Plan;

WHEREAS, Section 5.5 of the Plan provides that the Company and the Rights Agent may amend the Plan in any respect without the approval of the holders of Rights;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth in this Amendment; and

WHEREAS, pursuant to the terms of the Plan and in accordance with Section 5.5 thereof, the Company has directed that the Plan be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute and deliver this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Plan and in this Amendment, the parties hereto hereby amend the Plan as follows:

1.	Amendments.

a.	Clause (i) of the definition in Section 1.1 of the Plan used to deem a Person the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities is hereby amended and restated in its entirety to read as follows:

“(i) which such Person is considered to own under general federal income tax principles,”

b.	Clause (iii) of the definition of “Expiration Time” in Section 1.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“(iii) the Close of Business on January 8, 2017, provided that the Board of Directors may determine to extend this Plan prior to such date as long as the extension is submitted to the stockholders of the Company for ratification at the next succeeding annual meeting and”

c.	Section 5.1(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) The Finance and Risk Management Committee or any other appropriate committee of the Board of Directors will evaluate this Plan annually to determine whether it continues to be in the best interests of the Company’s stockholders.”

d.	The first sentence of Section 5.3 of the Plan is hereby amended by replacing the phrase “beneficially owning” with the phrase “Beneficially Owning”.

2.	Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Plan.

3.	Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Amendment is made to a Section, such reference shall be to a Section of the Plan unless otherwise indicated.

4.	GOVERNING LAW; EXCLUSIVE JURISDICTION. (a) THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)(i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AMENDMENT. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Amendment, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Amendment in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.	Effect of this Amendment. Except as expressly set forth herein, the amendments contained herein shall not constitute an amendment or waiver of any provision of the Plan, and the provisions of the Plan, as amended hereby, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Plan” and each other similar reference contained in the Plan shall from and after the date hereof refer to the Plan as amended hereby.

6.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.	Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Monika M. Machon
Name: Monika M. Machon
Title: Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Suzanne M. Swits
Name: Suzanne M. Swits
Title: Vice President

[Signature Page to Amendment No. 1 to Tax Asset Protection Plan]

American International Group, Inc.

PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC.

175 WATER STREET

NEW YORK, NY 10038

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DETACH AND RETURN THIS PORTION ONLY

      AMERICAN INTERNATIONAL GROUP, INC.

The Board of Directors Recommends a Vote FOR each of the Nominees for Election, and FOR Proposals 2, 3, 4 and 5.
1.	Election of Directors

	Nominees:	For	Against	Abstain				For	Against	Abstain

	1a. ROBERT H. BENMOSCHE	☐	☐	☐		1m. DOUGLAS M. STEENLAND		☐	☐	☐

	1b. W. DON CORNWELL	☐	☐	☐		1n. THERESA M. STONE		☐	☐	☐

	1c. PETER R. FISHER	☐	☐	☐	2.	To vote, on a non-binding advisory basis, to approve executive compensation.		☐	☐	☐
	1d. JOHN H. FITZPATRICK	☐	☐	☐
	1e. WILLIAM G. JURGENSEN	☐	☐	☐	3.	To act upon a proposal to amend and restate AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes.		☐	☐	☐
	1f. CHRISTOPHER S. LYNCH	☐	☐	☐
	1g. ARTHUR C. MARTINEZ	☐	☐	☐	4.	To act upon a proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan.		☐	☐	☐
	1h. GEORGE L. MILES, JR.	☐	☐	☐
	1i. HENRY S. MILLER	☐	☐	☐	5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014.		☐	☐	☐
	1j. ROBERT S. MILLER	☐	☐	☐
	1k. SUZANNE NORA JOHNSON	☐	☐	☐				Yes	No
	1l. RONALD A. RITTENMEYER	☐	☐	☐	Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69091-P50603

AMERICAN INTERNATIONAL GROUP, INC.

Annual Meeting of Shareholders

Monday, May 12, 2014

American International Group, Inc. 175 Water Street New York, NY 10038	Proxy

Proxy solicited by Board of Directors for Annual Meeting - May 12, 2014.

Robert H. Benmosche, David L. Herzog and Thomas A. Russo, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 9:00 a.m. (Eastern Daylight Time) on May 12, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, and FOR Proposals 2, 3, 4 and 5 and otherwise as determined in their discretion. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. The Annual Meeting of Shareholders will be held at 175 Water Street, New York, New York 10038.

Continued and to be signed on the reverse side.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 12, 2014.

Meeting Information
AMERICAN INTERNATIONAL GROUP, INC.	Meeting Type:	Annual Meeting
	For holders as of:	March 17, 2014
Date: May 12, 2014 Time: 9:00 a.m.
Location: 175 Water Street
AMERICAN INTERNATIONAL GROUP, INC. 175 WATER STREET NEW YORK, NY 10038	New York, NY 10038

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                    ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 28, 2014 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: If you attend the Annual Meeting, please bring with you photo identification and evidence of ownership of AIG Common Stock as of the close of business on March 17, 2014. The proxy statement contains specific instructions on how to vote these shares at the meeting.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Telephone: To vote by telephone, go to www.proxyvote.com. Use the telephone number provided on the website to vote up until 11:59 p.m. Eastern Daylight Time on May 11, 2014.

Voting Items

The Board of Directors Recommends a Vote FOR each of the Nominees for Election, and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors

Nominees:

	1a.	ROBERT H. BENMOSCHE

	1b.	W. DON CORNWELL

	1c.	PETER R. FISHER

	1d.	JOHN H. FITZPATRICK

	1e.	WILLIAM G. JURGENSEN

	1f.	CHRISTOPHER S. LYNCH

	1g.	ARTHUR C. MARTINEZ

	1h.	GEORGE L. MILES, JR.

	1i.	HENRY S. MILLER

	1j.	ROBERT S. MILLER

	1k.	SUZANNE NORA JOHNSON

	1l.	RONALD A. RITTENMEYER

	1m.	DOUGLAS M. STEENLAND

	1n.	THERESA M. STONE

2.	To vote, on a non-binding advisory basis, to approve executive compensation.

3.	To act upon a proposal to amend and restate AIG’s Restated Certificate of Incorporation to continue to restrict certain transfers of AIG Common Stock in order to protect AIG’s tax attributes.

4.	To act upon a proposal to ratify the amendment to extend the expiration of the American International Group, Inc. Tax Asset Protection Plan.

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2014.